Exhibit 2.1

EQUITY PURCHASE AGREEMENT

by and among

JOBY AVIATION, INC.,

JOBY AERO, INC.,

BLADE AIR MOBILITY, INC.,

BLADE URBAN AIR MOBILITY, INC.,

and

TRINITY MEDICAL INTERMEDIATE II, INC.

dated as of August 1, 2025

i

ANNEXES:

Annex A	Defined Terms Index

EXHIBITS:

Exhibit A	Accounting Principles
Exhibit B	EBITDA Earnout
Exhibit C	Illustrative Working Capital Calculation
Exhibit D	Retention Earnout
Exhibit E	Allocation Principles
Exhibit F	Form of Asset Transfer Agreement
Exhibit G	Form of Contribution and Conversion Agreement
Exhibit H	Form of Intellectual Property Assignment Agreement
Exhibit I	Form of Restrictive Covenant Agreement
Exhibit J	Form of Transition Services Agreement
Exhibit K	Form of Commercial Agreement
Exhibit L	Form of Membership Interest Transfer Power

SCHEDULES:

Seller Disclosure Schedules
Schedule 3.02 (a) (xiv) (A) – Closing Deliverables Filings
Schedule 3.02 (a) (xiv) (B) – Transaction Consents
Schedule 6.03(a) – Specified Employee Matters
Schedule 6.08 – Exclusivity
Schedule 6.21– Registration Rights
Schedule 7.01(a) – Transaction Approvals

Equity PURCHASE AGREEMENT

This Equity Purchase Agreement (this “Agreement”), dated as of August 1, 2025, is entered into by and among Blade Air Mobility, Inc., a Delaware corporation (“Seller”), Trinity Medical Intermediate II, Inc., a Delaware corporation and a wholly owned Subsidiary of Seller (“Newco”), Blade Urban Air Mobility, Inc., a Delaware corporation and a wholly owned Subsidiary of Seller (the “Transferred Subsidiary”, and solely prior to Closing together with Seller and NewCo, the “Seller Parties”), Joby Aviation, Inc., a Delaware corporation (“Parent”), and Joby Aero, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (the “Buyer”). The Seller Parties, Parent and the Buyer are sometimes hereinafter individually referred to as a “Party” and collectively referred to as the “Parties.”

RECITALS

WHEREAS, the Seller Parties and certain of their Affiliates are engaged in the Business;

WHEREAS, prior to the Closing, Seller desires to undertake certain restructuring activities designed to (i) separate the Retained Business from the Business, including to transfer all assets solely used in the Retained Business from the Transferred Entities to NewCo pursuant to the Asset Transfer Agreement prior to Closing and (ii) contribute the Transferred Subsidiary to NewCo and convert the Transferred Subsidiary to a limited liability company in a transaction treated as an “F Reorganization” for U.S. federal income Tax and applicable state and local Tax purposes pursuant to the Contribution and Conversion Agreement;

WHEREAS, Seller indirectly owns 100% of the equity interests of the Transferred Subsidiary; and

WHEREAS, Seller and its Subsidiaries wish to transfer ownership and control of the Business to the Buyer at the Closing by, on the terms and subject to the conditions herein, selling, transferring, conveying and delivering to the Buyer the Purchased Equity (the “Equity Purchase”).

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
DEFINITIONS

As used in this Agreement, the following terms have the following meanings:

“Accounting Principles” means GAAP, applying (solely to the extent consistent therewith) the policies, conventions, methodologies and procedures used by Seller in preparing the Financial Statements, as set forth on Exhibit A.

“Achieved EBITDA Earn-Out Payment” has the meaning ascribed to it on Exhibit B.

“Acquisition Proposal” means, other than the Transactions, any offer, proposal or inquiry relating to, or any Person’s indication of interest in (a) the sale, license, disposition or acquisition of all or a material portion of the Business Assets (other than pursuant to the Asset Transfer Agreement), (b) the issuance, disposition or acquisition of (i) any Capital Stock or other Security of any member of the Seller Group, including the Purchased Equity (other than issuances, dispositions and acquisitions of Capital Stock or Securities of Seller in the ordinary course and pursuant to the terms of the Seller Benefit Plans in the ordinary course of business), (ii) any subscription, option, call, warrant, preemptive right, right of first refusal or any other right (whether or not exercisable) to acquire any Capital Stock or other Security of any member of the Seller Group (other than issuances, dispositions and acquisitions of Capital Stock or Securities of Seller in the ordinary course and pursuant to the terms of the Seller Benefit Plans), or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any Capital Stock or other Security of any member of the Seller Group (other than issuances, dispositions and acquisitions of Capital Stock or Securities by Seller in the ordinary course and pursuant to the terms of the Seller Benefit Plans) or (c) any merger, consolidation, business combination, reorganization or similar transaction involving any of member of the Seller Group (other than pursuant to the Contribution and Conversion Agreement and the Asset Transfer Agreement).

“Adjustment Amount” means an amount, whether positive or negative, equal to the sum of (a) (i) Closing Net Working Capital minus (ii) Estimated Closing Net Working Capital, plus (b) (i) Closing Cash minus (ii) Estimated Closing Cash, plus (c) (i) Estimated Closing Indebtedness minus (ii) Closing Indebtedness, plus (d) (i) Estimated Unpaid Transaction Expenses minus (ii) Closing Unpaid Transaction Expenses.

“Advanced Transition Services Amount” means an amount equal to $245,000.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, in each case from time to time; provided, that references to Affiliate of the Buyer or Seller shall mean only controlled Affiliates of the Buyer or Seller, as applicable. The term “control” (including its correlative meanings “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Affiliate Arrangements” means all Contracts, arrangements, commitments, or transactions between a Related Person, on one hand, and any Transferred Entity, on the other hand.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means (i) the Asset Transfer Agreement, (ii) the Contribution and Conversion Agreement, (iii) the Intellectual Property Assignment Agreement, (iv) the Transition Services Agreement, (v) the Restrictive Covenant Agreement, (vi) the Commercial Agreement, (vii) Membership Interest Transfer Power and (viii) the other agreements, instruments and documents required to be delivered at the Closing pursuant to the terms of this Agreement.

“Asset Transfer Agreement” means the Contribution, Distribution, Assignment, Assumption and Transfer Agreement, in the form attached hereto as Exhibit F, to be entered into by Seller, NewCo, the Transferred Subsidiary and each other Transferred Entity or member of the Seller Group party thereto.

“Assumed Liabilities” has the meaning set forth in the Asset Transfer Agreement.

“Author” has the meaning set forth in Section 4.11(h).

“Aviation Regulations” has the meaning set forth in Section 4.19(a).

“Balance Sheet Date” means December 31, 2024.

“Base Purchase Price” means $90,000,000 minus the Initial Indemnity Holdback Amount.

“Benefit Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject thereto), and each other employee benefit or compensatory plan, program, contract, policy, practice, agreement or arrangement, whether or not in writing and whether or not funded, in each case, sponsored or maintained, and/or contributed to by a Seller Party or its respective Affiliates and which (a) provides compensation and/or benefits to any Business Employee, including any employment, consulting, retirement, severance, retention, termination or change in control agreements, and any plans or agreements providing for incentive or deferred compensation, equity-based incentives, bonuses, commissions, supplemental retirement, profit sharing, health or medical, dental, vision, life, death, welfare, workers’ compensation, insurance (including any self-insured arrangements), employee assistance program, disability or sick leave, supplemental unemployment, severance, retention, transaction, change in control, savings, pension, retirement, post-employment, vacation, time off or material fringe benefits or other material employee benefits or remuneration of any kind, or (b) the Buyer or any of its Affiliates could have any Liabilities (whether actual or contingent) under due to their status as an ERISA Affiliate of any Seller Party or any of its Affiliates, but excluding any plan, program, agreement or arrangement required by applicable Law or regulation (e.g., government mandated severance plans).

“Business Assets” means all tangible and intangible assets Relating to the Business that are owned or purported to be owned by Seller or any of its controlled Affiliates, other than the Excluded Assets.

“Business” means Seller’s and its Affiliates’ business of offering, selling, promoting, marketing, planning, booking, brokering, coordinating and arranging the transportation of passengers on aircraft operated by other entities and related ground transportation services, (A) including (i) air transportation of passengers using aircraft, (ii) the procurement and resale of passenger seating capacity on aircraft operated by third parties, (iii) the procurement or lease of equipment and infrastructure from third parties to support the foregoing services, (iv) the provision and operation of an application-based booking platform for passengers and other customers and other technology to provide the foregoing services, (v) engaging in the integration of electric vertical takeoff and landing (eVTOL) aircraft into the foregoing services, (vi) passenger ground transportation services to facilitate passenger flights and (vii) performing business and support functions in order for the Business to operate on an ongoing basis and (B) excluding Seller’s and its Affiliates’ business conducted exclusively with the Excluded Assets.

“Business Books and Records” has the meaning set forth in Section 6.23(a).

“Business Day” means any day other than a Saturday, Sunday or day on which banks are closed in San Francisco, California or New York, New York. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

“Business Employees” means those Persons employed by Seller or one of its Subsidiaries and (i) who are primarily engaged in work for the Business, each of whom is identified on Section 1.01(a)(i) of the Seller Disclosure Schedules (as may be updated from time to time by Seller up to five (5) Business Days prior to the Closing to reflect new hires and/or terminations in accordance with Section 6.01(b) or otherwise with the prior written approval of the Buyer) or (ii) who are identified on Section 1.01(a)(ii) of the Seller Disclosure Schedules.

“Business Indemnitee” has the meaning set forth in Section 6.12(c).

“Business IT Assets” has the meaning set forth in Section 4.12(a).

“Business Leased Real Property” has the meaning set forth in Section 4.10(b).

“Business Software” has the meaning set forth in Section 4.11(i).

“Buyer” has the meanings set forth in the preamble.

“Buyer Board” means the board of directors of the Buyer.

“Buyer Closing Certificate” has the meaning set forth in Section 3.02(b)(v).

“Buyer Indemnitees” means: (i) Parent (ii) Parent’s current and future Affiliates (including the Transferred Entities); (iii) the respective Representatives of the Persons referred to in clauses (i) and (ii) above; and (iv) the respective successors and assigns of the Persons referred to in clauses (i), (ii) and (iii) above.

“Buyer Losses” has the meaning set forth in Section 9.02(a).

“Buyer Shares” means shares of Parent’s common stock, $0.0001 par value per share.

“Capital Stock” means any capital stock, shares, units, partnership interests, membership interests, joint venture, or other ownership or equity interest, participation or securities of any class or series (whether voting or non-voting, whether ordinary, preferred, common, or otherwise, and including stock appreciation, contingent interest, or similar rights) of a Person.

“Change” has the meaning set forth in Section 6.21.

“Change Request” has the meaning set forth in Section 6.21.

“Claim Dispute Notice” has the meaning set forth in Section 9.04(c).

“Closing” has the meaning set forth in Section 3.01.

“Closing Cash” means the sum of (i) fifty percent (50%) of prepaid operator deposits made by or on behalf of any Transferred Entity for the benefit of the Business plus (ii) $1,500,000 plus (iii) the aggregate amount of unrestricted cash, cash equivalents and marketable securities held by the Transferred Entities as of immediately prior to the Closing, (x) net of all checks written (but not yet cashed), outbound wire transfers sent (but not yet cleared) and (y) credited for all checks received (but not yet cashed), deposits received or made (but not yet cleared) and wire transfers received (but not yet cleared); provided, that cash and cash equivalents held outside of the United States in excess of the amounts set forth on Section 1.01(b) of the Seller Disclosure Schedules shall be calculated net of any Taxes to repatriate such amounts to the United States.

“Closing Cash Payment” means an amount in cash equal to the product of (i) the Closing Cash Percentage multiplied by (ii) the Closing Purchase Price.

“Closing Cash Percentage” means the portion (expressed as a percentage) of the Closing Adjusted Purchase Price that the Buyer elects to satisfy by the payment of cash to Seller as set forth in the Closing Consideration Election Notice.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Indebtedness” means the aggregate Indebtedness of the Transferred Entities as of immediately prior to the Closing.

“Closing Net Working Capital” means Net Working Capital as of 11:59 p.m. Eastern time on the Business Day immediately preceding the Closing Date.

“Closing Purchase Price” means an amount equal to (i) the Base Purchase Price minus (ii) the sum of (a) the amount of Estimated Closing Indebtedness and (b) the amount of Estimated Unpaid Transaction Expenses and (c) the amount, if any, by which Estimated Closing Net Working Capital is less than Target Net Working Capital, plus (iii) the sum of (a) the amount of Estimated Closing Cash and (b) the amount, if any, by which Estimated Closing Net Working Capital is greater than Target Net Working Capital.

“Closing Share Value” means an amount equal to the product of (i) the Closing Stock Percentage multiplied by (ii) the Closing Purchase Price.

“Closing Shares” means a number of Buyer Shares (rounded down to the nearest whole share) equal to the quotient of (i) the Closing Share Value divided by (ii) the Closing VWAP Reference Price.

“Closing Stock Percentage” means the portion (expressed as a percentage) of the Closing Adjusted Purchase Price that the Buyer elects to satisfy by the issuance of Buyer Shares as set forth in the Closing Consideration Election Notice.

“Closing VWAP Seller Reference Price” means, the average of the daily volume-weighted average sales price per share of Seller’s common stock on the Nasdaq Stock Exchange, as such daily volume-weighted average sales price per share is reported by Bloomberg L.P., calculated to four decimal places and determined without regard to after-hours trading or any other trading outside the regular trading session trading hours, for each of the ten (10) consecutive trading days ending on and including the first trading day preceding the Closing Date.

“Closing VWAP Reference Price” means, the average of the daily volume-weighted average sales price per Buyer Share on NYSE, as such daily volume-weighted average sales price per share is reported by Bloomberg L.P., calculated to four decimal places and determined without regard to after-hours trading or any other trading outside the regular trading session trading hours, for each of the ten (10) consecutive trading days ending on and including the first trading day preceding the Closing Date.

“Closing Unpaid Transaction Expenses” means any Transaction Expenses that have not been paid as of immediately prior to the Closing.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commercial Agreement” has the meaning set forth in Section 3.02(a)(vi).

“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement, dated August 21, 2024, between the Buyer and Seller.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Permit).

“Consolidated Tax Return” means, collectively, any Tax Return with respect to U.S. federal, state, local or non-U.S. Taxes that are paid on an affiliated, consolidated, combined, unitary or similar basis that includes the Seller Group or any of its Affiliates.

“Continuing Employee” means each Business Employee (including any Business Employee on vacation, sick leave, maternity leave, disability or other paid time off or leave of absence) who becomes (or continues to be) an employee of Buyer or one of its Subsidiaries (including, following the Closing, the Transferred Subsidiary or another Transferred Entity) immediately following the Closing.

“Contract” means any contract, lease, license, commitment, franchise, warranty, guaranty, mortgage, note, bond or other instrument, agreement, memorandum of understanding, letter of intent or similar legally binding agreement.

“Covered Indebtedness” means Indebtedness (i) for borrowed money of any Transferred Entity, (ii) that is guaranteed by any Transferred Entity, (iii) that is secured by an Encumbrance on the Purchased Equity or any Business Asset or (iv) that is secured by an Encumbrance on any Capital Stock, Securities, assets or properties of any Transferred Entity.

“D&O Tail Policy” has the meaning set forth in Section 6.12.

“DOT” has the meaning set forth in Section 4.19(a).

“EBITDA Earn-Out VWAP Reference Price” means, with respect to an issuance of Equity EBITDA Earn-Out Shares, the average of the daily volume-weighted average sales price per Buyer Share on NYSE, as such daily volume-weighted average sales price per share is reported by Bloomberg L.P., calculated to four decimal places and determined without regard to after-hours trading or any other trading outside the regular trading session trading hours, for each of the ten (10) consecutive trading days in the Measurement Period (as defined on Exhibit B).

“Encumbrance” means, with respect to any property or asset, any security interest, pledge, lien, license, mortgage, charge, covenant not to sue, purchase option, hypothecation, easement, title defect or other encumbrance of any kind, whether voluntary or imposed by applicable Law, and any agreement to give any of the foregoing (other than (i) those created under applicable securities Laws, or (ii) transfer restrictions under any Organizational Documents or similar document).

“End Date” has the meaning set forth in Section 8.01(b).

“Environmental Law” means any and all Laws which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including protection of the health and safety of employees; or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other law of similar effect, in effect at any time.

“Environmental Permits” means all Permits relating to or required by Environmental Laws and affecting, or relating in any way to, the Business.

“Equity EBITDA Earn-Out Shares” means the Buyer Shares issued in respect of the Achieved EBITDA Earn-Out Payment.

“Equity Holdback Shares” means the Buyer Shares issued in respect of the any release of the Indemnity Holdback Amount in accordance with Section 9.02.

“Equity Retention Earn-Out Shares” means the Buyer Shares issued in respect of the Retention Earn-Out Payment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means (i) the Trinity Entities, (ii) the assets, properties or rights held by the Trinity Entities, (iii) all asset, properties or rights of Seller or any of its Affiliates exclusively related to the Retained Business, including the Excluded Contracts, Excluded Intellectual Property Rights and Excluded Technology and (iv) the assets set forth on Schedule 2 of the Asset Transfer Agreement.

“Excluded Contract” means (i) any Contract solely applicable to the Retained Business to which Seller or any of its Subsidiaries is a party (ii) the portion of any Shared Contract (a “Split Shared Contract”) solely applicable to the Retained Business as set forth on Section 4.08(a)(ix)(A)  of the Seller Disclosure Schedules, and (iii) the entirety of any Shared Contract (a “Non-Split Contract”) set forth on Section 4.08(a)(ix)(B) of the Seller Disclosure Schedules.

“Excluded Intellectual Property Rights” means all Intellectual Property Rights solely related to the Retained Business that are owned or purported to be owned by Seller or any of its Subsidiaries as of immediately prior to consummation of transactions contemplated by the Asset Transfer Agreement.

“Excluded Technology” means all Technology solely related to the Retained Business that is owned or purported to be owned by Seller or any of its Subsidiaries as of immediately prior to the consummation of the transactions contemplated by the Asset Transfer Agreement.

“FAA” has the meaning set forth in Section 4.19.

“Financial Statements” has the meaning set forth in Section 4.05.

“Former Business Employee” shall mean each former employee of any member of the Seller Group (including the Transferred Subsidiary) whose employment was primarily dedicated to the operation of the Business at the time of his or her termination of employment.

“Fraud” means, with respect to any Person, misrepresentation by such Person with respect to the making by such Person of the representations and warranties set forth in Article IV or Article V of this Agreement (as qualified by the Seller Disclosure Schedules in the case of Article IV) or any certificate delivered by a Party pursuant to this Agreement, with the actual knowledge (as opposed to imputed or constructive knowledge, knowledge that could have been obtained after inquiry, recklessness or negligence) of such Person, or belief by such Person, that such representation was false when made and which was made with the specific intent to induce the Person to whom such representation was made to act or refrain from acting and upon which such Person has reasonably relied to its detriment. For the avoidance of doubt, “Fraud” shall not include any constructive fraud, negligent misrepresentation or any form of fraud premised on recklessness or negligence.

“Fundamental Representations” means the representations and warranties of Seller in Section 4.01(a) (Organization and Qualification; Transferred Entities), Section 4.02 (Capital Stock and Indebtedness), Section 4.03 (Authority), Section 4.06 (No Undisclosed Liabilities), Section 4.09 (Sufficiency and Title of Business Assets), Section 4.20 (Taxes), Section 4.23 (Brokers) and Section 4.26 (No Other Representations and Warranties) of this Agreement and the representations and warranties made in the Contribution and Conversion Agreement and Asset Transfer Agreement.

“GAAP” means United States generally accepted accounting principles in the United States.

“Governmental Authority” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to federal, state, tribal, provincial, local or foreign, international, multinational or other governmental or political subdivision thereof, including any department, commission, board, agency, bureau, official or other instrumentality or other regulatory, administrative or judicial authority thereof, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority, or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, injunction, judgment, decision, determination, award, writ, ruling, stipulation, assessment or decree or other similar requirement of, or entered, enacted, adopted, promulgated or applied by, with or under the supervision of, a Governmental Authority.

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos in any form, urea formaldehyde, PCBs, toxic mold, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“Holdback Cash Percentage” means the portion (expressed as a percentage) of the Indemnity Holdback Amount that the Buyer elects to satisfy by the payment of cash to Seller as set forth in the Holdback Consideration Election Notice.

“Holdback Release VWAP Reference Price” means, with respect to the issuance of Equity Holdback Shares, the average of the daily volume-weighted average sales price per Buyer Share on NYSE, as such daily volume-weighted average sales price per share is reported by Bloomberg L.P., calculated to four decimal places and determined without regard to after-hours trading or any other trading outside the regular trading session trading hours, for each of the ten (10) consecutive trading days ending on and including the first trading day preceding the General Expiration Date.

“Holdback Stock Percentage” means the portion (expressed as a percentage) of Indemnity Holdback Amount that the Buyer elects to satisfy by the issuance of Buyer Shares as set forth in the Holdback Consideration Election Notice.

“Indebtedness” means, as of a specified time and as calculated in accordance with the Accounting Principles, without duplication, any liability of a Person for any amount owed (including (a) unpaid interest, (b) premium thereon, (c) any prepayment penalties, breakage costs, fees, expenses or similar charges arising as a result of the discharge of any such liability and (d) any payments or premiums attributable to, or which arise as a result of, a change of control of such Person or any Affiliate of such Person) in respect of (i) borrowed money, whether or not represented by bonds, debentures, notes or other securities, whether owing to banks, financial institutions, on equipment leases, credit cards or similar instruments, or otherwise, (ii) deferred indebtedness of such Person for the payment of the purchase price of property or assets purchased (other than accounts payable incurred in the ordinary course of business), (iii) obligations to pay rent or other payment amounts under a lease which is required to be classified as a capital lease pursuant to GAAP (but excluding any operating or real property lease), (iv) obligations for the reimbursement of any obligor for amounts drawn on any letter of credit, banker’s acceptance or similar facilities issued for the account of such Person, (v) obligations for the deferred purchase price of property or services (other than current Liabilities for such property or services incurred in the ordinary course of business, but including earnouts or other forms of contingent payments due for the acquisition of capital stock or assets of another Person), (vi) obligations secured by any Encumbrance existing on property owned by such Person, whether or not indebtedness secured thereby will have been assumed, (vii) all guaranties, endorsements, assumptions and other contingent obligations of such Person in respect of, or to purchase or to otherwise acquire, Indebtedness of others, (viii) obligations of such Person, whether interest bearing or otherwise, owed to any securityholder of such Person or any Affiliate of any securityholder of such Person, in each case, in their capacity as such, (ix) the Pre-Closing Income Tax Liability, (x) fifty percent (50%) of any deferred revenue, (xi) any Liability of the type described in clauses “(i)” through “(x)” guaranteed by such Person, that is recourse to such Person or any of its assets or that is otherwise its legal Liability or that is secured in whole or in part by the assets of such Person and (xii) the Advanced Transition Services Amount; provided, however, that notwithstanding the foregoing, Indebtedness shall not include (1) any amounts included in the calculation of Closing Net Working Capital or Closing Unpaid Transaction Expenses, and (2) any letter of credit, banker’s acceptance, bank guarantee, performance guarantee, bond, surety obligation or other similar facilities, obligations or arrangements which is not drawn upon.

“Indemnitees” mean: (i) with respect to the indemnity rights set forth in Section 9.02(a), the Buyer Indemnitees; and (ii) with respect to the indemnity rights set forth in Section 9.02(b), the Seller Indemnitees.

“Indemnitor” shall mean either the Seller Indemnitor or the Buyer Indemnitor, as the case may be.

“Indemnity Holdback Amount” means the Initial Indemnity Holdback Amount, as the same may be reduced from time to time pursuant to this Agreement.

“Initial Indemnity Holdback Amount” means an amount equal to $10,000,000.

“Insurance Policies” has the meaning set forth in Section 4.22.

“Intellectual Property Assignment Agreement” has the meaning set forth in Section 3.02(a)(iii).

“Intellectual Property Rights” means all intellectual property and proprietary rights, whether registered or unregistered, which exist under the laws of any jurisdiction worldwide, in the following: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, mask work rights, design rights, and moral rights, and any and all related registrations and applications for registration; (b) rights in information, data, databases and data collections (including knowledge databases, customer lists and customer databases); (c) Marks; (d) rights in Trade Secrets and Know-How; (e) Patents; (f) rights in Software; and (g) all past, present and future claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

“Intercompany Accounts” means all intercompany accounts (including all intercompany receivables, payables and loans) between any (a) Transferred Entity, on the one hand, and Seller or any Affiliate of Seller, on the other hand or (b) the Transferred Entities.

“Interim Financial Statements” has the meaning set forth in Section 4.05.

“Key Employees” shall mean each of the Persons set forth on Section 1.01(c) of the Seller Disclosure Schedules.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leases” has the meaning set forth in Section 4.10(b).

“Liabilities” means all liabilities, risks, commitments, debts, obligations, guarantees, assurances, deficiencies, interests, Tax, penalty, fine, claim, demand, judgment, cause of action or other loss, cost, expense and damage of whatever kind and nature, primary or secondary, direct or indirect, asserted or unasserted, absolute or contingent, known or unknown, matured or unmatured, liquidated or unliquidated, accrued or not accrued, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability).

“Licensed Business Intellectual Property” means, collectively, all Intellectual Property Rights and Technology that are licensed to Seller or any of its Affiliates pursuant to any Business Inbound License.

“Losses” means any loss, damage, injury, Liability, deficiency, claim, settlement, assessment, judgment, award, interest, fine, penalty, fee, charge, cost or expense of any nature (including reasonable and documented costs of investigation, legal, accounting and other costs and expenses of professionals), including those incurred in connection with defending, settling, and cooperating in the investigation and defense of, or otherwise satisfying, investigating, preparing or defending any and all actions, assessments, judgments or appeals, excluding punitive or exemplary Losses other than as awarded and owed to a third party.

“Malicious Code” has the meaning set forth in Section 4.11(i).

“Marks” means trademarks, service marks, trade names, trade dress, business and corporate names, logos, trade styles, brand names, product names, domain names, social media accounts, slogans and any other source identifiers of any kind or nature, including any common law rights therein, and any applications (including intent to use applications), registrations and renewals for any of the foregoing and the goodwill associated with the foregoing.

“Material Adverse Effect” means any change, event, effect, circumstance or development (each, an “Effect”) that: (considered together with all other Effects) (i) prevents, materially impedes, materially delays, or is reasonably likely to prevent, materially impede or materially delay the ability of any member of the Seller Group to consummate the Transactions contemplated by this Agreement or under any Ancillary Agreement or (ii) has, or would reasonably be expected to have, a material adverse effect on the condition, assets and liabilities (considered together), operations, results of operations or financial performance of the Business, the Purchased Equity, the Business Assets or any Transferred Entity; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” for purposes of this clause (ii): (a) changes in general local, domestic, foreign, political, social, economic conditions, applicable regulations or the regulatory environment globally or in any jurisdiction in which the Business or the Transferred Entities operate, except to the extent such changes do or would reasonably be expected to disproportionately and adversely impact the Business or the Transferred Entities relative to similarly situated businesses or companies operating in the same industries in which the Business is operated as of the date of this Agreement; (b) changes in conditions in the industries in which the Business operates, except to the extent such changes do or would reasonably be expected to disproportionately and adversely impact the Business or the Transferred Entities relative to similarly situated businesses or companies operating in the same industries in which the Business is operated as of the date of this Agreement; (c) changes in interest rates or the financial, capital, credit or commodity markets (including any changes in credit, financial, commodities, securities or banking markets, or changes in tariff rates or tariff schemes and impositions of embargo or trade quote or other restrictions on international trade), except to the extent such changes disproportionately and adversely impact the Business or the Transferred Entities relative to similarly situated businesses or companies operating in the same industries in which the Business is operated or the industries in which customers or suppliers of the Business or the Transferred Entities operate, as of the date of this Agreement; (d) acts of war, sabotage or terrorism, cyberattacks, hostilities, military actions or the escalation thereof, political instability (including any sanctions or other laws, directives, policies, guidelines or recommendations promulgated by any Governmental Authority in connection therewith or in response thereto), natural disasters or any pandemic, epidemic or any material worsening of such conditions, weather conditions (including hurricanes, tornadoes, floods, earthquakes and other weather-related events), changes in geopolitical conditions or other force majeure events, except to the extent such events, changes, developments, effects, conditions, circumstances, matters or occurrences have a disproportionate effect on the Business relative to other Persons engaged in the applicable industry in which the Business operates, but then only to the extent of such disproportionate effect; (e) the negotiation, entry into or performance of this Agreement or the announcement or pendency of the Transactions (except to the extent the Effect results from a breach of a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution of this Agreement, or the announcement or pendency of the Transactions); (f) changes, or proposed changes, after the date of this Agreement in GAAP or applicable Law or the interpretation or enforcement thereof to any industry in which the Business operates to the extent such events, changes, developments, effects, conditions, circumstances, matters or occurrences have a disproportionate effect on the Business relative to other Persons engaged in the applicable industry in which the Business operates, but then only to the extent of such disproportionate effect; or (g) any failure to meet financial projections, estimates or forecasts for any period (provided, that the underlying cause of such failure may, to the extent applicable, be taken into account, to the extent that any such underlying cause is not otherwise excluded from this definition of Material Adverse Effect).

“Material Contracts” has the meaning set forth in Section 4.08(a).

“Medical Business” means the business of (1) the Trinity Entities as of the date of this Agreement and (2) marketing, selling or arranging for, or otherwise providing or making available, the transportation (whether by air, ground or otherwise) of human organs, medical professionals and medical patients using aircraft, excluding (i) the procurement and resale of passenger seating capacity on aircraft operated by third parties, (ii) the procurement or lease of equipment and infrastructure from third parties to support the foregoing services, (iii) the provision and operation of an application-based booking platform for passengers and other customers and other technology to provide the foregoing services, (iv) engaging in the integration of electric vertical takeoff and landing (eVTOL) aircraft into the foregoing services, (v) passenger ground transportation services to facilitate the foregoing services and (vi) performing business and support functions in order for the Business to operate on an ongoing basis.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(37) of ERISA.

“Net Working Capital” means, (i) the Transferred Entities’ consolidated current assets minus (ii) the Transferred Entities’ consolidated current liabilities as of such date, in each case, including only the trial balance accounts set forth in the Illustrative Working Capital Calculation set forth on Exhibit C and calculated in accordance with the Accounting Principles; provided, that (x) for the avoidance of doubt, amounts included in the calculations of Closing Indebtedness, Closing Cash and Closing Unpaid Transaction Expenses shall not be included in Net Working Capital, (y) Net Working Capital shall be calculated excluding any deferred Tax assets or deferred Tax liabilities and any Tax assets and Tax liabilities that relate to income Taxes and (z) for the avoidance of doubt, the current non-income Tax assets and Tax liabilities included in Net Working Capital shall include without limitation, value-added and similar Taxes, and any prepayments related thereto; provided further, that current assets shall include fifty percent (50%) of any prepaid operator deposits made by or on behalf of any Transferred Entity for the benefit of the Business and current liabilities shall include fifty percent (50%) of any deferred revenue.

“OFAC” means the Office of Foreign Assets Control of the Department of the Treasury of the United States of America.

“OFSI” means the Office of Financial Sanctions Implementation within the UK’s HM Treasury.

“Open Source Software” means any Software licensed, provided, or distributed under any open-source or similar license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation).

“Organizational Documents” means any charter, certificate of formation, articles of incorporation, declaration of partnership, articles of association, bylaws, operating agreement, limited liability company agreement, partnership agreement, shareholder agreement, or similar formation or governing documents and instruments of any Person.

“Other Interested Party” has the meaning set forth in Section 6.08.

“Owned Business Intellectual Property” means all Intellectual Property Rights and Technology owned or purported to be owned by Seller or any of its Affiliates, in each case, Relating to the Business.

“Parent” means Joby Aviation, Inc.

“Parent Board” means the board of directors of Parent.

“Party” and “Parties” have the meanings set forth in the preamble.

“Patents” means any patent or patent application worldwide (including industrial designs and utility models that are subject to statutory protection), and any renewals, reissues, reexaminations, extensions, continuations, continuations in part, divisions and substitutions relating to any such patent or patent application, as well as all related counterparts to any such patent and patent application, wheresoever issued or pending anywhere in the world, as well as any patents or patent applications in the same priority chain (i.e., any patent or patent application that claims priority to the same non-provisional patent or patent applications, and all patents from which priority is claimed by the identified patent), and all patents that are subject to a terminal disclaimer that disclaims the term of any such patent beyond the term of any member of the patent family.

“Permits” means licenses, permits, qualifications, accreditations, approvals, certificates, consents, registrations, qualifications, designations, declarations, exemptions, memberships, orders, franchises, approvals, authorizations and any similar authority of or from any Governmental Authority, including any licenses or authorizations required in respect of any Sanctions and Export Controls.

“Permitted Encumbrances” means: (i) Encumbrances for Taxes that are not yet due and payable or that are being contested in good faith by appropriate procedures (and for which adequate reserves have been established on the Balance Sheet in accordance with GAAP); (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of business (and for which adequate reserves have been established on the Balance Sheet in accordance with GAAP); (iii) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with Third Parties entered into in the ordinary course of business, in each case, which do not, individually or in the aggregate, materially detract from the value of, or impair the use of, the applicable property or asset and (iv) non-exclusive licenses of Intellectual Property Rights and Technology in the ordinary course of business.

“Person” means an individual, a corporation, a partnership, a limited liability company, a Governmental Authority, an unincorporated organization, a trust, an association, employee representative body (whether or not having separate legal personality) or any other entity or organization.

“Personal Information” means information in any form that is capable, directly or indirectly, of being associated with, related to or linked to, or used to identify, describe, contact or locate, a natural Person, device or household, and/or that is considered “personally identifiable information,” “personal information,” “personal data,” “protected health information,” or any similar term by any applicable Laws.

“Pre-Closing Income Tax Liability” means an amount (which shall not be less than zero for each jurisdiction and type of Tax) equal to the unpaid income Taxes of the Transferred Entities (provided, that Taxes measured based on gross receipts or sales and franchise Taxes shall not constitute income Taxes for purposes of this Agreement) for any Pre-Closing Tax Period for taxable periods beginning on or after January 1, 2024 and for which Tax Returns have not yet been filed as of the Closing Date (taking into account any applicable extensions in effect as of the Closing) or for prior taxable periods to the extent Tax Returns have been filed but the Taxes reported as due thereon have not yet been paid, in each case solely in jurisdictions where the Transferred Entities have filed income Tax Return for the immediately prior taxable period, which income Taxes shall be computed (a) in accordance with the past practices of the Transferred Entities, except to the extent otherwise required by a change in applicable Law at, (b) with respect to any Straddle Periods, in accordance with Section 6.06(b), (c) by excluding any deferred Tax assets or deferred Tax liabilities, (d) by taking into account all income Tax payments, estimated Tax payments or overpayments made prior to the Closing (and any Tax refunds or Tax credits with respect to such payments) or other Tax attributes solely to the extent available to actually reduce the corresponding income Taxes (but not below zero) in the relevant jurisdiction at a “more likely than not” or higher level of comfort, (e) by allocating any Transaction Tax Deductions to the Pre-Closing Tax Period to the extent permitted at a “more likely than not” or higher level of comfort, (f) by excluding any Liabilities for accruals or reserves established or required to be established under GAAP or other financial accounting standards (e.g., IFRS) for contingent income Taxes or with respect to uncertain Tax positions, and (g) by disregarding any action of the Buyer or any of its Affiliates (including the Company and its Subsidiaries) after the Closing except to the extent otherwise contemplated by this Agreement or any Ancillary Agreement.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Privacy Laws” means all Laws, guidance, guidelines and binding industry standards relating to privacy, data security, the Processing of Personal Information, data breach notification, the Processing and security of payment card information (including the Payment Card Industry Data Security Standard and other applicable card association rules), wiretapping, the interception of electronic communications, the tracking or monitoring of online activity, data- or web-scraping, advertising or marketing, and email, text message, or telephone communications.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), enforcement action, hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority.

“Process”, “Processed” or “Processing” means any operation or set of operations which is performed on information, including Personal Information, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, combination or disposal of such information, and/or is considered “processing” by any applicable Privacy Requirements.

“Property Taxes” means real, personal and intangible ad valorem property Taxes.

“Purchased Equity” means all outstanding membership interests of the Transferred Subsidiary.

“Qualified Benefit Plan” has the meaning set forth in Section 4.17(b).

“Records” means documents, instruments, papers, books, books of account, ledgers, general, financial and accounting records, files and data, including invoices, customer and supplier lists, other distribution lists, customer billing and credit records, sales and promotional literature, manuals and marketing studies, communications, accounting, sales and business files and records, property records, Tax records, product records, records related to licenses, records, files and documents with regard to the preparation, filing, prosecution, granting, maintenance and defense of Registered Intellectual Property, and other files and records, in each case, whether maintained in electronic or physical form, as applicable.

“Registered Business Intellectual Property” has the meaning set forth in Section 4.11(a).

“Registered Intellectual Property” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Authority or domain name registrar, including all Patents, registered copyrights, registered Marks and domain names and all applications and registrations for any of the foregoing.

“Related Person” means (i) any manager, director, officer, employee or Affiliate of any Transferred Entity, (ii) Seller and any of its Affiliates, and (iii) each Person who is an “associate” of any such Person identified in the foregoing clauses (i) and (ii) or a member of any such Person’s “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act).

“Relating to the Business” or “Related to the Business” or “Relates to the Business” means used, or held or employed for use in, or related to, the operation or conduct of the Business, as previously conducted, as currently conducted or as proposed to be conducted.

“Representative” means, with respect to any Person, any and all directors, officers, employees, investment bankers, consultants, financial advisors, counsel, accountants, representatives and other agents of such Person.

“Retained Business” means the Medical Business of Seller and its Affiliates.

“Retention Earn-Out Payment” has the meaning ascribed to such term on Exhibit D.

“Retention Earn-Out VWAP Reference Price” means, with respect to an issuance of Equity Retention Earn-Out Shares, the average of the daily volume-weighted average sales price per Buyer Share on NYSE, as such daily volume-weighted average sales price per share is reported by Bloomberg L.P., calculated to four decimal places and determined without regard to after-hours trading or any other trading outside the regular trading session trading hours, for each of the ten (10) consecutive trading days ending on and including the first trading day preceding the Retention Measurement Date (as defined on Exhibit D).

“Sanctioned Person” means a Person or entity:

a)	designated on the lists of Specially Designated Nationals and Blocked Persons, “Foreign Sanctions Evaders” or other similar lists maintained by OFAC, the U.S. Department of Commerce, the U.S. Department of State and any other agency of the U.S. government;

b)	designated on the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions maintained by the European Commission, the Consolidated List of Financial Sanctions Targets maintained by OFSI, or any equivalent list maintained by the competent sanctions authority of any member state of the EU;

c)	that is, or is part of, a government of a Sanctioned Territory or the Government of Venezuela;

d)	that is located, organized, incorporated or residing in any Sanctioned Territory; or

e)	50% or more directly or indirectly owned or controlled by any of the foregoing.

“Sanctioned Territory” means any country or other territory subject to a comprehensive embargo under any Sanctions and Export Controls, which currently comprise Cuba, Iran, North Korea, the Crimea/Sevastopol region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic;

“Sanctions and Export Controls” means any trade and economic sanctions and export controls laws and regulations thereunder of the U.S., the United Nations Security Council, the EU, any member state of the EU, the UK or other territory in which the Seller Group conducts business;

“Securities” means any (i) Capital Stock, (ii) subscription, option, warrant, call, preemptive right, or convertible or exchangeable security, (iii) equity appreciation, phantom equity, profit participation, or redemption rights or commitments, or (iv) other right or commitment, however denominated, to subscribe for, purchase, or otherwise acquire any of the foregoing, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Incident” means any: (i) accidental, unlawful or unauthorized access, use, loss, exfiltration, disclosure, alteration, destruction, encryption, compromise, or other Processing of Personal Information and/or confidential information, (ii) accidental, unlawful or unauthorized occurrence or series of related occurrences on or conducted through the Seller Group’s information technology systems that jeopardizes or impacts the confidentiality, integrity, or availability of the Seller Group’s information technology systems or any Personal Information or confidential information stored or otherwise Processed therein, or (iii) occurrence that constitutes a “data breach,” “security breach,” “personal data breach,” “security incident,” “cybersecurity incident,” or any similar term under any applicable Law.

“Seller” has the meanings set forth in the preamble.

“Seller Benefit Plan” shall mean each Benefit Plan that is not a Transferred Entity Benefit Plan.

“Seller Board” means the board of directors of Seller.

“Seller Consolidated Group” means any combined, consolidated, affiliated or unitary group for which the Seller or any of its Affiliates (other than a Transferred Subsidiary) is the common parent.

“Seller Consolidated Return” means any Tax Return for a Seller Consolidated Group. For the avoidance of doubt, “Seller Consolidated Return” shall not include any pro forma or standalone U.S. federal, state or local Tax Returns solely with respect to the Transferred Entities.

“Seller Disclosure Schedules” means the disclosure schedules to the Agreement delivered by Seller to the Buyer concurrently with the execution of this Agreement.

“Seller Group” means (i) Seller, (ii) NewCo, (iii) each Transferred Entity and (iv) each Person that is a Subsidiary of Seller and party to the Asset Transfer Agreement.

“Seller Indemnitees” means: (i) Seller; (ii) Seller’s current and future Affiliates (excluding the Transferred Entities); (iii) the respective Representatives of the Persons referred to in clauses (i) and (ii) above; and (iv) the respective successors and assigns of the Persons referred to in clauses (i), (ii) and (iii) above.

“Seller’s Knowledge” or “Knowledge of Seller” or any other similar knowledge qualification, means the actual knowledge of each of Rob Wiesenthal, Will Heyburn, Melissa Tomkiel, Robin Thompson, Keith Trepanier, Amir Cohen, Sam Stone and Eric Moore, and the knowledge that each of such individuals should have obtained after reasonable inquiry of direct reports, in the course of the performance of their respective duties on behalf of Seller or its Subsidiaries.

“Seller Losses” has the meaning set forth in Section 9.02(b).

“Seller Parties” has the meaning set forth in the preamble.

“Seller Third-Party Claim” has the meaning set forth in Section 9.05(a).

“Seller RSU” means a restricted stock unit pursuant to which a Continuing Employee is entitled to receive a share of Seller common stock following the vesting or lapse of restrictions applicable to such restricted stock unit.

“Seller RSU Award” means an award of Seller RSUs that was granted by Seller to a Continuing Employee that remains outstanding and unvested as of immediately prior to the Closing.

“Shared Contract” means each Contract set forth in Section 6.10(i) of the Seller Disclosure Schedules.

“Shortfall Amount” has the meaning set forth in Section 2.03(b)(vii).

“Software” means any and all computer programs, operating systems, drivers, applications, systems, firmware or software code of any nature and in any form, including source code and executable or object or byte code, whether operational or under development, and any derivations, updates, enhancements and customizations of any of the foregoing, and any related APIs, user interfaces, command structures, operating procedures, menus, buttons and icons, flow-charts, and related tools, technical manuals, user manuals and other documentation.

“Standard Software” means (A) Open Source Software and (B) non-customized Software that (i) is licensed to Seller or any of its Affiliates for use in connection with the Business pursuant to a non-exclusive license; (ii) is generally available on (and actually licensed under) standard terms; and (iii) involves annual payments by Seller or any of its Subsidiaries of $100,000 or less.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” of any Person, means any corporation, partnership, joint venture or other legal entity of which such Person (either above or through or together with any other Subsidiary), owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Substitution Ratio” means a fraction, the numerator of which is the Closing VWAP Seller Reference Price and the denominator of which is the Closing VWAP Reference Price.

“Target Net Working Capital” means negative nine hundred sixty-four thousand, eight hundred twenty-nine dollars (-$964,829).

“Tax” or “Taxes” means all federal, state, provincial, local, foreign and other income, gross receipts, sales, goods and services tax, harmonized sales tax, value added tax, land transfer, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, social security, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges imposed by a Tax Authority in each case in the nature of a tax, together with any interest, additions or penalties imposed by a Tax Authority with respect thereto.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection, or imposition of any Taxes.

“Tax Claim” means any inquiry, claim, audit, examination, contest, litigation or other proceeding with respect to Taxes made by any Tax Authority that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification under Section 6.06 or Article IX.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document filed or required to be filed with a Tax Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means algorithms, apparatus, diagrams, discoveries, inventions (whether or not patentable), invention disclosures, Trade Secrets and Know-How, methods, lab notebooks, prototypes, network configurations and architectures, designs, processes, formulae, compositions, routines, bills of material, protocols, schematics, specifications, technical data, models, hardware, Software, mask works, subroutines, techniques, web sites, works of authorship, documentation (including instruction manuals, samples, studies, and summaries), information, proposals, ideas, concepts and any other forms of technology, in each case, whether or not embodied in any tangible form and including all tangible embodiments of any of the foregoing. For purposes of clarification, “Technology” excludes any Intellectual Property Rights in any of the enumerated items.

“Third Party” means, with respect to any specified Person, any other Person who is not an Affiliate of such specified Person.

“Third-Party Claim Notice” has the meaning set forth in Section 9.05(a).

“Third-Party Claim Settlement Notice Period” has the meaning set forth in Section 9.05(a).

“Trade Secrets and Know-How” means confidential and proprietary information, know-how, business, marketing and technical information, data, databases, procedures, research records, market surveys, product specifications, product designs, plans, compositions, proprietary processes, methods, techniques, customer lists and data, supplier lists and data, and any other trade secrets and analogous rights for the protection of confidential and proprietary information.

“Transaction” means (i) the transactions contemplated by this Agreement, including the Equity Purchase and (ii) the transactions contemplated by the Ancillary Agreements.

“Transaction Approvals” means the notices to, filings with and Consents of Governmental Authorities set forth on Schedule 7.01(a).

“Transaction Consents” means the consents set forth on Schedule 3.02(a)(xiv).

“Transaction Expenses” means, without duplication, the aggregate amount of all fees, costs and expenses incurred by or on behalf of the Transferred Entities and for which one or more Transferred Entities is subject to Liability, arising from, incurred in connection with or related to the negotiation, preparation, execution and performance of this Agreement or any Ancillary Agreement and the Transactions and any similar transactions (with other potential acquirers), if any, in connection with the transactions leading hereto, including (i) third-party fees, costs and expenses (including legal, accounting, broker’s, investment bankers, consultant’s, advisor’s and finder’s fees, costs and expenses and amounts required to be paid to any third party in connection with obtaining any Consent in connection with the consummation of the Transactions) arising from, incurred in connection with or related to this Agreement, any Ancillary Agreement or the Transactions (whether incurred or accrued prior to or after the Closing Date and whether or not such amounts have been invoiced as of or prior to the Closing Date), (ii) all bonuses, incentive compensation, commissions, severance or other termination payments, retention, transaction or other change-in-control, separation, tax gross-up or other transaction-related payments to be paid to any Business Employee or Former Business Employee by any Transferred Entity solely as a result of any of the Transactions (whether paid or provided before, on or following the Closing Date and whether or not in connection with any other event (including any termination of service)) and the employer portion of any payroll, employment or similar Taxes payable in respect of such amounts and (iii) the premium and any related fees, costs and expenses associated with the D&O Tail Policy, (iv) amounts to be paid by any Transferred Entity in connection with the termination of each Affiliate Arrangement in accordance with Section 6.17 and (v) all other miscellaneous out-of-pocket expenses or costs, in each case, incurred by or on behalf of any Transferred Entity arising from, incurred in connection with or related to the Transactions; provided, however, that Transaction Expenses shall not include (a) any amounts taken into account in the calculation of Indebtedness or Net Working Capital or (b) any amount arising under Contracts or obligations entered into by the Buyer or any of its Subsidiaries, including any Transferred Entity, after the Closing.

“Transaction Tax Deductions” means any fees, costs and expense of the Transferred Entities, to the extent deductible for Tax purposes and economically borne by the Seller, related to or arising out of the transactions contemplated by this Agreement or reflected as a liability on the Closing Statement, including as a result of the Transaction Expenses or amounts that would be Transaction Expenses except they were paid prior to Closing.

“Transferred Liabilities” has the meaning ascribed to such term in the Asset Transfer Agreement.

“Transfer Taxes” has the meaning set forth in Section 6.06(h).

“Transferred Entities” means the Transferred Subsidiary and each entity set forth on Section 1.01(d) of the Seller Disclosure Schedules (each of the foregoing Persons is sometimes referred to herein, individually, as a “Transferred Entity”).

“Transferred Entities Leased Real Property” has the meaning set forth in Section 4.10(b).

“Transferred Entity Benefit Plan” shall mean each Benefit Plan that is (i) sponsored or maintained solely by one or more of the Transferred Entities, (ii) sponsored or maintained by a Seller Party or its respective Subsidiaries (other than the Transferred Entities) but is exclusively for the benefit of the Business Employees or (iii) expressly assumed by Buyer, any of its Subsidiaries or the Transferred Entities.

“Transferred Entity Interests” has the meaning set forth in Section 4.02(a).

“Transferred Subsidiary” has the meaning set forth in the preamble.

“Transition Services Agreement” has the meaning set forth in Section 3.02(a)(v).

“Trinity” means Trinity Air Medical, LLC, an Arizona limited liability company.

“Trinity Entities” means (i) Trinity, (ii) N125XP LLC, (iii) N240V LLC, (iv) N717KV LLC, (v) N818LX LLC, (vi) N850DP LLC, (vii) N154RR LLC, (viii) N682D LLC, (ix) N800TL LLC, (x) N84UP LLC and (xi) N361CA LLC (each of the foregoing Persons is sometimes referred to herein, individually, as a “Trinity Entity”)

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 or similar state or local Law.

“Willful Breach” means a breach by a Party of any representation, warranty or covenant or other agreement set forth in this Agreement that is a consequence of an act or failure to act, in either case, with the knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

Article II
Purchased Assets and Purchased Equity

Section 2.01      Purchase and Sale of the Purchased Equity. On and subject to the terms and conditions of this Agreement, at the Closing, Seller will, and will cause NewCo to, sell, assign, transfer, convey and deliver to the Buyer, and the Buyer will purchase, assume, acquire and accept from Seller, the Purchased Equity, free and clear of all Encumbrances other than restrictions on transfer arising under applicable securities Laws.

Section 2.02      Purchase Price.

(a)            The initial purchase price to be paid to Seller as consideration for the Equity Purchase and the other Transactions will be (i) an amount equal to the Closing Purchase Price, subject to the adjustments set forth in Section 2.03 (the Closing Purchase Price, as so adjusted, the “Closing Adjusted Purchase Price”) and (ii) the distribution of the Indemnity Holdback Amount, if any, pursuant to Section 9.02.

(b)            In addition to the Closing Adjusted Purchase Price, and in consideration for the Equity Purchase and the other Transactions, following the Closing, Seller shall have the right to receive the Achieved EBITDA Earn-Out Payment, if any, and the Retention Earn-Out Payment, if any, that may become payable by the Buyer (if at all) upon the terms and subject to the satisfaction of the conditions set forth on Exhibits B and D, respectively. The Parties agree that any payment made by a Seller under this Section 2.02(b) shall be treated by the Parties as an adjustment to the Closing Purchase Price for U.S. federal income and other applicable Tax purposes, to the extent permitted by applicable Law.

(c)            No later than five (5) calendar days prior to the Closing Date, the Buyer will deliver to Seller written notice (the “Closing Consideration Election Notice”), setting forth (i) the Closing Cash Percentage and (ii) the Closing Stock Percentage which together with the Closing Cash Percentage shall equal one hundred percent (100%).

(d)            To the extent the Closing Stock Percentage in the Closing Consideration Election Notice is not zero, no earlier than the first trading day preceding the Closing Date and no later than immediately prior to the Closing, the Buyer will deliver to Seller written notice (the “VWAP Reference Price Notice”), setting forth the Closing VWAP Reference Price.

Section 2.03      Closing Adjustment.

(a)            Pre-Closing Estimate. No later than five (5) Business Days prior to the Closing Date, Seller shall deliver to the Buyer a statement (the “Estimated Closing Statement”) certified by the Chief Financial Officer or Chief Executive Officer of Seller, setting forth (i) an unaudited consolidated balance sheet of the Transferred Entities as of as of immediately prior to Closing and (ii) setting forth Seller’s good faith estimate of (A) Closing Net Working Capital (such estimate, “Estimated Closing Net Working Capital”), (B) Closing Indebtedness (such estimate, “Estimated Closing Indebtedness”), (C) Closing Cash (such estimate, “Estimated Closing Cash”) and (D) Closing Unpaid Transaction Expenses (such estimate, “Estimated Unpaid Transaction Expenses”). Seller shall deliver reasonable supporting calculations and documentation of such calculations concurrently with the delivery of such Estimated Closing Statement. After delivery of the Estimated Closing Statement, Seller shall consult with the Buyer and its accountants with respect to the preparation of the Estimated Closing Statement as reasonably requested by Buyer and review any reasonable comments proposed by the Buyer with respect to the Estimated Closing Statement, and will consider, in good faith, any appropriate changes thereto prior to the Closing; provided, that in no event shall such consultation or review delay the Closing.

(b)            Post-Closing Adjustment.

(i)            As promptly as reasonably practicable, but in no event later than ninety (90) calendar days following the Closing Date, the Buyer shall cause to be prepared and delivered to Seller a statement (the “Buyer Closing Statement”) setting forth in reasonable detail the Buyer’s good faith calculation of the Adjustment Amount (including its good faith calculation of Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Unpaid Transaction Expenses), together with reasonable supporting documentation of such calculations. In the event the Buyer does not deliver to the Buyer Closing Statement in accordance with this Section 2.03, the calculations of Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Unpaid Transaction Expenses set forth in the Estimated Closing Statement shall be deemed final and binding for all purposes under this Agreement, and the Adjustment Amount (as finally determined in accordance with this Section 2.03) shall be deemed to equal zero.

(ii)            During the sixty (60) day period commencing upon receipt by Seller of the Buyer Closing Statement (the “Review Period”), Buyer shall provide Seller and any accountants or advisors retained by Seller with reasonable access to the books and records of the Transferred Entities for the purposes of (A) enabling Seller and its accountants and advisors to calculate, and to review Buyer’s calculation of, the Adjustment Amount as reflected in the Buyer Closing Statement and (B) identifying any dispute related to the calculation of the Adjustment Amount set forth in the Buyer Closing Statement.

(iii)            If Seller disputes the Adjustment Amount set forth in the Buyer Closing Statement, then Seller shall deliver a written notice (an “Adjustment Dispute Notice”) to the Buyer prior to the expiration of the Review Period. The Adjustment Dispute Notice shall set forth, in reasonable detail, the principal basis for the dispute of such calculation and Seller’s determination of the Adjustment Amount (including its proposed calculations of Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Unpaid Transaction Expenses and supporting documentation of such calculations).

(iv)            If Seller does not deliver an Adjustment Dispute Notice to the Buyer prior to the expiration of the Review Period, the Adjustment Amount set forth in the Buyer Closing Statement shall be deemed final and binding on the Buyer and Seller as the Adjustment Amount for all purposes of this Agreement.

(v)            If Seller delivers an Adjustment Dispute Notice to the Buyer prior to the expiration of the Review Period, then Seller and the Buyer shall meet, confer and exchange any additional relevant information reasonably requested by the other party regarding the computation of the Adjustment Amount for a period of twenty (20) calendar days following the delivery of the Adjustment Dispute Notice to the Buyer, and use reasonable best efforts to resolve by written agreement (the “Agreed Modifications”) any differences as to the Adjustment Amount. In the event the Buyer and Seller so resolve any such differences, the Adjustment Amount set forth in the Buyer Closing Statement, as adjusted by the Agreed Modifications shall be final and binding as the Adjustment Amount for all purposes of this Agreement. If Seller and the Buyer are unable to reach agreement on the calculation of the Adjustment Amount within the twenty (20) calendar day period following the delivery of the Adjustment Dispute Notice to the Buyer, then either Seller or the Buyer may submit the objections, including details of their views as to the correct nature and amount of each item remaining in dispute, to a nationally recognized accounting firm with an active practice area focused on post-mergers and acquisitions purchase price dispute resolution mutually acceptable to Seller and the Buyer (such firm, or any successor thereto, being referred to herein as the “Designated Accounting Firm”) after such twentieth (20th) day. In resolving any disputed item, the Designated Accounting Firm (x) shall determine Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Unpaid Transaction Expenses in accordance with the respective definitions thereof, (y) shall limit its review to matters still in dispute as specifically set forth in the Adjustment Dispute Notice (and only to the extent such matters are still in dispute) and (z) shall act as an expert and not as an arbitrator. The Designated Accounting Firm shall be directed by the Buyer and Seller to resolve the unresolved objections as promptly as reasonably practicable in accordance with the terms of this Agreement, and, in any event, within thirty (30) calendar days of such referral, and, upon reaching such determination, to deliver a copy of its calculations (the “Expert Calculations”) to the Buyer and Seller. In connection with the resolution of any such dispute by the Designated Accounting Firm, each of the Buyer, Seller and their respective advisors and accountants shall have a reasonable opportunity to meet with the Designated Accounting Firm to provide their respective views as to any disputed issues with respect to the calculation of the Adjustment Amount; provided, that all communications with the Designated Accounting Firm shall include at least one Representative of each of the Buyer and Seller, and no party shall be permitted to communicate with the Designated Accounting Firm other than as expressly set forth herein and shall be governed by Rule 408 of the Federal Rules of Evidence. The determination of the Adjustment Amount made by the Designated Accounting Firm shall be final and binding on the Buyer and Seller for all purposes of this Agreement, absent manifest error. The Expert Calculations (A) shall reflect in detail the differences, if any, between the calculation of the Adjustment Amount reflected in the Adjustment Dispute Notice and the calculation of the Adjustment Amount set forth in the Buyer Closing Statement, (B) with respect to any specific discrepancy or disagreement, shall be no greater than the higher amount calculated by the Buyer or Seller, as the case may be, and no lower than the lower amount calculated by the Buyer or Seller, as the case may be and (C) shall be based solely on the written materials submitted by the Buyer and Seller (i.e., not on independent review).

(vi)            The fees and expenses of the Designated Accounting Firm shall be borne by the Buyer, on the one hand, and Seller, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Designated Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Designated Accounting Firm at the time the determination is rendered on the merits of the matters submitted to the Designated Accounting Firm. For example, should the items in dispute total $1,000 and the Designated Accounting Firm award $600 in favor of Seller’s position, then 60% of the costs of its review would be borne by the Buyer and 40% of the costs of its review would be borne by the Seller.

(vii)            If the Adjustment Amount, as finally determined in accordance with this Section 2.03, is a negative number (the absolute value of such amount, the “Shortfall Amount”) then, Seller will pay (or cause to be paid) to the Buyer, by wire transfer of immediately available funds to the account or accounts designated in writing by the Buyer to Seller, an amount in cash equal to the Shortfall Amount.

(viii)            If the Adjustment Amount, as finally determined in accordance with this Section 2.03, is zero or a positive number (such positive number, the “Excess Amount”), then Parent will promptly pay (or cause to be paid) to Seller, by wire transfer of immediately available funds to the account or accounts designated in writing by Seller to the Buyer, an amount in cash equal to the Excess Amount.

(c)            The Parties agree that any payment made by a party under this Section 2.03 shall be treated by the Parties as an adjustment to the Closing Purchase Price for U.S. federal income and other applicable Tax purposes, to the extent permitted by applicable Law.

Section 2.04      Seller RSU Awards. Each Seller RSU Award that is outstanding and unvested as of the Closing and held by a Continuing Employee other than Robert Wiesenthal (each, an “Unvested Seller RSU Award”), without any action on the part of Seller, the Buyer, NewCo, the holder of such Company RSU Award or any other Person, will be cancelled at the Closing and substituted by the Buyer as an award of Parent restricted stock units (a “Buyer RSU Award”), subject to substantially the same terms and conditions as were applicable to such Seller RSU Award immediately prior to the Closing except that such Buyer RSU Award shall be subject to the terms and conditions of the Parent plan pursuant to which it is granted and comprised of that number of Parent restricted stock units (“Buyer RSUs”), each of which shall constitute the right to be issued a Buyer Share following vesting, calculated by multiplying the number of unvested Seller RSUs comprising such Unvested Seller RSU Award as of the Effective Time by the Substitution Ratio, rounded down to the nearest whole Buyer RSU. Each Buyer RSU Award shall continue to be subject to the same service-based vesting schedule as was applicable to the related Unvested Seller RSU Award immediately prior to the Effective Time (provided, however, that, with respect to each Buyer RSU, Buyer may, in its sole discretion, accelerate the original vesting dates scheduled to occur following the Effective Time to align with Parent’s standard vesting dates).

Section 2.05      Withholding. The Buyer and its Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to the Seller Parties or any other Person such amounts as the Buyer or its Affiliate is required to deduct and withhold under the Code, or any Tax law, with respect to the making of such payment; provided, that, other than with respect to withholding required for any compensatory payments to current or former employees or as a result of failure to deliver an IRS Form W-9 pursuant to Section 3.02(a)(xvi), Buyer will use commercially reasonable efforts to (i) notify Seller in writing at least five (5) Business Days prior to the date of payment of any Taxes that it has determined are required to be deducted or withheld and the basis for such deduction or withholding and the proposed amount and (ii) cooperate with Seller to obtain any reduction of or relief from deduction or withholding of such Taxes with respect to the payments that are subject to such withholding. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 2.06      Fractional Shares. If at any time Buyer Shares are issued to Seller pursuant to this Agreement, the total number of Buyer Shares issued to Seller will be rounded down to the nearest whole number of Buyer Shares. Notwithstanding anything to the contrary in this Agreement, no fractional interest in a Buyer Share will be issued, and if, after aggregating all Buyer Shares (including fractional shares) to Seller in an issuance of Buyer Shares pursuant to this Agreement, such aggregate number of Buyer Shares includes a fraction of a Buyer Share, no certificates or scrip for any such fractional shares will be issued hereunder and Seller will receive an amount in cash equal to the product of (a) such fraction of a Buyer Share multiplied by (b) the Closing VWAP Reference Price, the EBITDA Earn-Out VWAP Reference Price, the Retention Earn-Out VWAP Reference Price or the Holdback Release VWAP Reference Price as applicable.

Section 2.07      Allocation of Purchase Price. Within sixty (60) days after the final determination of the Closing Purchase Price pursuant to Section 2.03, the Buyer will provide Seller with a statement (or statements) (the “Allocation Schedule”) with the Buyer’s proposed allocation of Closing Purchase Price (and any other amounts treated as consideration for U.S. federal and applicable state and local income tax purposes) among the assets of each member of the Transferred Entities in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and the methodology set forth on Exhibit E. Seller may, within thirty (30) days after receiving such Allocation Schedule, propose to the Buyer in writing any changes to such Allocation Schedule (the “Allocation Notice of Objection”), and if Seller does not deliver such Allocation Notice of Objection within such period, Seller shall be deemed to have accepted such proposed Allocation Schedule and it shall become final and binding on the Parties. If Seller delivers an Allocation Notice of Objection, then the Buyer and Seller will cooperate in good faith for thirty (30) days after the Buyer’s receipt of the Allocation Notice of Objection to resolve Seller’s objections. If the parties are able to resolve such dispute, then the parties will cooperate to update the Allocation Schedule to reflect the resolution of such dispute. If the parties are unable to resolve such dispute, then such dispute will be resolved by the Designated Accounting Firm pursuant to procedures similar to those set forth in Section 2.03(b)(v), mutatis mutandis. The Allocation Schedule as agreed by the parties or determined by the Designated Accounting Firm in accordance with this Section 2.07 shall be final and binding on the Parties; provided, that such Allocation Schedule shall be updated to take into account any adjustments to the Closing Purchase Price under this Agreement, including pursuant to Section 2.03(b). The Buyer and Seller agree that they shall each (and shall cause their respective Affiliates to) file all income Tax Returns (including amended returns and claims for refunds) and information reports in a manner consistent with the Allocation Schedule (as adjusted hereunder).] For the avoidance of doubt and notwithstanding anything in the foregoing to the contrary, for U.S. federal and all applicable state and local income Tax purposes, any liability that is treated as assumed by Buyer or its Affiliates in connection with the Transactions that is attributable to deferred revenue or prepaid amounts shall not be treated as giving rise to taxable income of the Buyer or any of its Affiliates under James M. Pierce Corp. v. Commissioner, 326 F.2d 67 (8th Cir. 1964) and the Parties shall not take a Tax position that is inconsistent with the treatment described in the immediately preceding clause.

Article III
CLOSING

Section 3.01      Closing. The consummation of the Transactions (the “Closing”) shall take place remotely by the exchange of PDF copies of documents no later than the third (3rd) Business Day following the satisfaction or waiver of the last of the conditions set forth in Article VII to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), or at such other time, date and location, or in such other manner, as the Buyer and Seller agree in writing; provided, however, that unless the Buyer provides prior written consent, the Closing shall not occur during the last two (2) weeks of any fiscal quarter of the Buyer, in which case the Closing shall occur within two (2) Business Days following the last date of such fiscal quarter (subject to the satisfaction or waiver of the conditions set forth in Article VII as of such date). The date on which the Closing actually takes places is referred to in this Agreement as the “Closing Date.” Except as otherwise explicitly specified, all transactions taking place at the Closing shall be deemed to occur simultaneously. Unless the Parties otherwise agree in writing, the Closing shall be deemed effective as of 12:01 a.m. Pacific time on the Closing Date.

Section 3.02      Closing Deliverables.

(a)            At the Closing (or in those cases where a specified period of time before the Closing is indicated in this Agreement, by no later than such time), Seller shall have delivered (or caused to have been delivered) to the Buyer the following:

(i)            the Asset Transfer Agreement, in the form of Exhibit F hereto, duly executed by Seller, NewCo, the Transferred Subsidiary and each other Transferred Entity or member of the Seller Group party thereto;

(ii)            a contribution and conversion agreement, in the form of Exhibit G hereto (the “Contribution and Conversion Agreement”), duly executed by Seller and NewCo;

(iii)            an assignment from Seller to the Transferred Subsidiary, substantially in the form of Exhibit H hereto (the “Intellectual Property Assignment Agreement”), duly executed by Seller and the Transferred Subsidiary;

(iv)            a restrictive covenants agreement (the “Restrictive Covenants Agreement”) substantially in the form of Exhibit I hereto, duly executed by Seller;

(v)            a transition services agreement, substantially in the form of Exhibit J hereto (the “Transition Services Agreement”), duly executed by Seller and the Transferred Subsidiary;

(vi)            a services agreement, substantially in the form of Exhibit K hereto (the “Commercial Agreement”), duly executed by Seller;

(vii)            each other Ancillary Agreement to which any member of the Seller Group is a party, duly executed by such member of the Seller Group;

(viii)            a membership interest transfer power executed in the name of the Buyer, substantially in the form of Exhibit L hereto (the “Membership Interest Transfer Power”);

(ix)            a certificate (the “Seller Closing Certificate”), dated the Closing Date and signed by a duly authorized officer of Seller, certifying that each of the conditions set forth in Section 7.02(a), Section 7.02(b), Section 7.02(c), Section 7.02(e), Section 7.02(f) and Section 7.02(g) have been satisfied;

(x)            a certificate, dated the Closing Date and signed by the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors or equivalent governing body of Seller, as applicable, authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Seller is a party and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions;

(xi)            duly executed written resignations from each director, manager and officer of each Transferred Entity that is incorporated in the United States in form and substance reasonably acceptable to the Buyer; provided, that, any such written resignation shall not be required to include a release or discharge of any claims, controversies, actions, cross-claims, counter-claims, demands, rights and causes of action by such director, manager or officer of any Transferred Entity;

(xii)            duly executed copies of each Payoff Letter, together with UCC-3 termination statements and duly executed and, if applicable, recordable releases of all Encumbrances on any Purchased Equity, Business Assets or on the Capital Stock, other Securities, assets or properties of the Transferred Entities securing all Covered Indebtedness;

(xiii)            accurate and complete copies of, with respect to any item of Closing Unpaid Transaction Expense contemplated by clause (i) of the definition of “Transaction Expenses” set forth on the Estimated Closing Statement, an invoice, dated no more than one Business Day prior to the Closing Date, from each advisor, other service provider to any Seller Group, or other third party with respect to such Closing Unpaid Transaction Expense, which shall include the amount required to be paid in order to satisfy in full such Closing Unpaid Transaction Expense, and wire transfer instructions for the applicable payee;

(xiv)            evidence reasonably satisfactory to the Buyer that (A) the filings, notices and other actions to be filed, delivered or taken by the Seller Group set forth on Section 3.02(a)(xiv) (Closing Deliverables Filings) shall have been filed, delivered or taken and (B) the Transaction Consents shall have been obtained in form and substance reasonably satisfactory to the Buyer and shall be in full force and effect;

(xv)            evidence that all Affiliate Arrangements set forth on Section 6.17(a) of the Seller Disclosure Schedules have been terminated without any further obligation binding on, or Liability of, any Transferred Entity (excluding obligations that are set forth on Section 6.17(b) of the Seller Disclosure Schedules, solely to the extent such provisions set forth on Section 6.17(b) of the Seller Disclosure Schedules expressly survive the termination of any such Affiliate Arrangement pursuant to the written terms of such Affiliate Arrangement);

(xvi)            a duly completed and properly executed IRS Form W-9 from Seller (provided, that Buyer’s sole recourse for any failure to deliver such IRS Form W-9 shall be to withhold pursuant to Section 2.05);

(xvii)            evidence that Seller has obtained the D&O Tail Policy.

(b)            At the Closing, the Buyer shall deliver (or cause to be delivered) to Seller the following:

(i)            the Transition Services Agreement, duly executed by the Buyer;

(ii)            the Restrictive Covenants Agreement, duly executed by Parent;

(iii)            the Commercial Agreement, duly executed by Parent;

(iv)            each other Ancillary Agreement to which the Buyer is a party, duly executed by the Buyer;

(v)            a certificate (the “Buyer Closing Certificate”), dated the Closing Date and signed by a duly authorized officer of the Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied; and

(vi)            certificate, dated the Closing Date and signed by the Secretary or an Assistant Secretary (or equivalent officer) of the Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the Parent Board, authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Buyer is a party and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions.

(c)            At the Closing, Parent shall (i) pay (or cause to be paid) to Seller, by wire transfer of immediately available funds to the account or accounts designated in writing by Seller to the Buyer at least three (3) Business Days prior to the Closing Date, the Closing Cash Payment and (ii) instruct Parent’s transfer agent, or cause Parent’s Transfer Agent to be instructed, to cause the Closing Shares to be accepted into The Depository Trust Company and to be issued (in uncertificated book-entry form) to the Seller to an account designated in writing by Seller to the Buyer at least three (3) Business Days prior to the Closing Date.

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Parent and the Buyer, except as set forth on the Seller Disclosure Schedules and subject to Section 10.03(m), as follows:

Section 4.01      Organization and Qualification; Transferred Entities.

(a)            Each member of the Seller Group is duly organized and validly existing under the laws of the jurisdiction of its organization. Each member of the Seller Group has all requisite corporate power and authority to own, lease, operate or use, as the case may be, the Business Assets owned, leased, operated or used by it as of the date of this Agreement.

(b)            Each member of the Seller Group is duly qualified and in good standing in each jurisdiction in which (i) it is organized, (ii) Business Assets held by it are currently used or (iii) the nature of its business, properties or assets requires such qualification, as applicable, except where the failure to have such qualification would not be material to the Business.

Section 4.02      Capital Stock, Seller RSU Awards and Indebtedness

(a)            Section 4.02(a) of the Seller Disclosure Schedules sets forth a true, correct, and complete list of each of the record and beneficial holders of the Capital Stock and other Securities of each Transferred Entity (the “Transferred Entity Interests”) as of the date hereof and as of immediately prior to Closing. All of the issued and outstanding Transferred Entity Interests have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any preemptive right, subscription right, right of first refusal, right of first offer, right of rescission, or other similar right and are free of Encumbrances. All outstanding Transferred Entity Interests have been issued and granted in compliance in all material respects with (i) all applicable securities Laws and other applicable Laws, (ii) all requirements set forth in the Organizational Documents of the applicable Transferred Entity, and (iii) any Contract by which the applicable Transferred Entity or any of its assets is bound. Except as set forth on Section 4.02(a) of the Seller Disclosure Schedules, Seller is the sole direct or indirect owner of record and beneficially of the Transferred Entity Interests and has good and valid title to such Transferred Entity Interests, free and clear of any Encumbrances (other than restrictions imposed by securities Laws applicable to unregistered securities generally). Upon the consummation of the Equity Purchase, Seller will convey to the Buyer good and valid title to the Purchased Equity, free and clear of any Encumbrances (other than restrictions imposed by securities Laws applicable to unregistered securities generally).

(b)            Section 4.02(b) of the Seller Disclosure Schedules sets forth a true, correct, and complete list of each Seller RSU Award, including (i) the name and employee number of the holder thereof, (ii) the grant date, (iii) the number of Seller RSUs that were subject to such Seller RSU Award on the date of grant, (iv) the number of Seller RSUs that are unvested as of the date of this Agreement, (v) the vesting schedule of such Seller RSU Award and (vi) any accelerated vesting provisions applicable to the Seller RSU Award.

(c)            Except as set forth on Section 4.02(c) of the Seller Disclosure Schedules, there are no (i) outstanding shares of Capital Stock or other Securities of any Transferred Entity, (ii) options, warrants, calls, subscriptions or other rights, convertible securities, exchangeable securities, restricted shares, restricted share units, appreciation rights, profits interests, profit participation rights, phantom equity, or any similar awards or rights with respect to any Transferred Entity, or promises to issue, transfer, or sell any of the foregoing, or (iii) Contracts, agreements, arrangements, trusts, or any other obligation or commitment (x) obligating any Transferred Entity to issue, transfer or sell any Capital Stock or other Securities of any Transferred Entity, (y) requiring any Transferred Entity to repurchase, redeem, or otherwise acquire any of Capital Stock or other Securities of any Transferred Entity, or otherwise make any payment in respect of any such Capital Stock or other Securities of such Transferred Entity, or (z) with respect to the voting of any Capital Stock or other Securities of a Transferred Entity. There are no bonds, debentures, notes, or other instrument of Indebtedness giving or purporting to give the holder thereof the right to vote or consent (or convertible into or exchangeable for Securities of any Transferred Entity having the right to vote or consent) on any matters on which the holders of Securities of any Transferred Entity may vote. There are no preferential purchase rights, “tag-along” rights, “drag-along” rights, rights of first offer, rights of first refusal, co-sale rights, or other similar rights with respect to any Capital Stock or other Securities of any Transferred Entity.

(d)            There are no accrued or declared but unpaid dividends or distributions on any Capital Stock or other Securities of any Transferred Entity.

(e)            No Transferred Entity owns, directly or indirectly, any Capital Stock or Securities of any Person other than another Transferred Entity.

Section 4.03      Authority.

(a)            Each Seller Party has all necessary power and authority to enter into this Agreement and the Ancillary Agreements to which such Seller Party is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by each Seller Party of this Agreement and any Ancillary Agreement to which such Seller Party is a party, the performance by such Seller Party of its obligations hereunder and thereunder and the consummation by such Seller Party of the Transactions have been duly authorized by all requisite action on the part of such Seller Party. This Agreement has been duly executed and delivered by each Seller Party and (assuming due authorization, execution and delivery by the Buyer) this Agreement constitutes a legal, valid and binding obligation of such Seller Party, enforceable against each such Seller Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a Proceeding at Law or in equity). When each of the Ancillary Agreements to which a Seller Party is a party has been duly executed and delivered by such Seller Party (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreement shall constitute a legal and binding obligation of such Seller Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a Proceeding at Law or in equity).

(b)            At a meeting duly called and held, Seller’s board of directors has unanimously (i) declared this Agreement and the Transactions, including the Equity Purchase, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of Seller and its stockholders and (ii) approved this Agreement, the Ancillary Agreements and the Transactions in accordance with applicable Law.

(c)            No vote of the holders of any class or series of Capital Stock of Seller is necessary to approve or adopt this Agreement or to otherwise consummate the Transactions.

Section 4.04      Governmental Authorization; Non-Contravention.

(a)            The execution, delivery and performance by the Seller Parties of this Agreement and the consummation by the Seller Group of the Transactions require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities Laws and (ii) any actions or filings the absence of which would not be material to the Seller Group or materially impair the ability of the Seller Group to consummate the Transactions.

(b)            The execution, delivery and performance by the Seller Parties of this Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of any member of the Seller Group, (ii) assuming compliance with the matters referred to in Section 4.04(a), contravene, conflict with or result in a violation or breach of any provision of any Governmental Order, material Permit, applicable Law, or Privacy Requirement, (iii) assuming compliance with the matters referred to in Section 4.04(a), require any consent or other action by any Person under, result in a breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would result in a breach of, or constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which any member of the Seller Group is entitled under any provision of any Material Contract, Excluded Contract, Governmental Order or material Permit (iv) result in the creation or imposition of any Encumbrance on any asset of any member of the Seller Group, other than, in the cases of clauses (ii), (iii) or (iv), as would not reasonably be expected to be material to the Seller Group or materially impair the ability of the Seller Group to consummate the Transactions.

Section 4.05      Financial Statements. Set forth on Section 4.05 of the Seller Disclosure Schedules are copies of the unaudited balance sheet of the Business as of December 31, 2024 (the “Balance Sheet”) and December 31, 2023 and the related statements of profit and loss for the years then ended, and interim unaudited financial statements consisting of the balance sheet for the Business for the three-month period ended March 31, 2025 (the “Interim Financial Statements”) and the related profit and loss statements for the three-month period ended March 31, 2025 (the foregoing, together with the Balance Sheet, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse). The Financial Statements are based on the books and records of the Business, and fairly present, in all material respects, the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated.

Section 4.06      No Undisclosed Liabilities.

(a)            The Business and the Transferred Entities have no Liabilities other than Liabilities: (i) reflected on the Balance Sheet to the extent and in the amounts so disclosed or reserved against; (ii) incurred in the ordinary course of business since the Balance Sheet Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Law, or individually or in the aggregate, is material to the Business); (iii) arising under this Agreement or disclosed in the Seller Disclosure Schedule (excluding Liabilities due to any breaches or non-performance thereunder); (iv) arising under any Material Contract that has been made available to the Buyer, to the extent the nature and magnitude of such Liabilities can be specifically ascertained by reference to the text of such Material Contract and excluding any Liability as a result of a breach of any such Contract; and (v) included in Closing Net Working Capital, Closing Indebtedness or Closing Unpaid Transaction Expenses. Following the Reorganization, the Business and the Transferred Entities will have no Liabilities relating to the Retained Business.

(b)            Section 4.06(b) of the Seller Disclosure Schedules sets forth all Covered Indebtedness as of the date of this Agreement, and for each item of Covered Indebtedness, identifies the debtor, the principal amount outstanding as of the date hereof, the creditor, the maturity date, any prepayment penalties or fees or defeasance requirements, and the collateral, if any, securing such Covered Indebtedness.

Section 4.07      Absence of Certain Changes, Events and Conditions. Between the Balance Sheet Date and the date of this Agreement, the Seller Group has operated the Business in the ordinary course consistent with past practice and there has not been, to the extent Relating to the Business, the Purchased Equity, any Transferred Entity or any Business Asset, any:

(a)            event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(b)            amendment, modification, or waiver of any provision of the Organizational Documents of any Transferred Entity;

(c)            (i) failure by any member of the Seller Group to maintain its assets in materially the same condition (ordinary wear and tear excepted), (ii) damage, destruction, loss, or other casualty affecting any assets of any member of the Seller Group, whether or not covered by insurance, of more than $100,000 for any single loss or $250,000 in the aggregate for any related losses, or (iii) failure to maintain any material Insurance Policies in effect without interruption;

(d)            satisfaction, discharge, or release of any material Encumbrance or payment of any material Liability by a member of the Seller Group;

(e)            sale, assignment, transfer or disposal of, or grant of any license under any Owned Business Intellectual Property;

(f)            failure to maintain, or lapse, expiration or abandonment of, including by failure to pay the required fees in any jurisdiction, any Registered Business Intellectual Property or disclosure or failure to maintain any material Trade Secrets and Know-How included in the Owned Business Intellectual Property;

(g)            action that could reasonably be expected to trigger the release of the source code of any Business Software or other proprietary Technology of the Business to any third party;

(h)            creation, incurrence, or assumption by any member of the Seller Group of any material Indebtedness, other than Indebtedness solely between or among the members of the Seller Group;

(i)            (i) entry into, termination of, or material amendment or modification to a Material Contract or (ii) waiver, release, or assignment of any material rights, claims, or benefits of any member of the Seller Group under any Material Contract;

(j)            acquisition, sale, lease, license, assignment, abandonment, or transfer of any assets, Securities, interests, or businesses of any member of the Seller Group (excluding any Intellectual Property Rights or Technology) having a value of more than $100,000 in each instance or $250,000 in the aggregate;

(k)            mortgage, pledge, or other creation of any Encumbrance (other than Permitted Encumbrances) on any assets or Securities of any member of the Seller Group;

(l)            (x) increase or promised increase in compensation or benefits payable to any Business Employee or any director, officer, employee or consultant of any Transferred Entity or the Business, other than increase in base compensation that do not exceed ten percent (10%) for any such individual, (y) grant or increase of any rights to change in control, severance or termination payments or benefits to, or consummation of any employment, consulting or severance agreement with, any Business Employee or any director, officer, employee or consultant of any Transferred Entity or the Business, or (z) establishment, adoption, consummation, amendment, modification or termination of any Benefit Plan;

(m)            material change in the manner in which any member of the Seller Group generally extends discounts or credits to customers of the Business;

(n)            acquisition by any member of the Seller Group (whether by merger, consolidation, acquisition of stock, or otherwise), directly or indirectly, of all or a substantial portion of the assets, Securities, interests, or business or any Person or any division thereof;

(o)            (i) adoption of any plan of merger, consolidation, reorganization, liquidation, or dissolution or (ii) filing of a petition in bankruptcy under any provisions of relevant bankruptcy or similar Law or consent to the filing of any bankruptcy petition against any member of the Seller Group under any similar Law;

(p)            settlement of (i) any material Proceeding or other claim against any Transferred Entity or (ii) any Proceeding or other claim or dispute (whether against a Transferred Entity, other member of the Seller Group, Seller or any other Person) relating to the ownership or purported ownership of any Business Assets or the Capital Stock or other Securities or assets of any Transferred Entity;

(q)            commitment by any Transferred Entity to make any capital expenditure (or series of related capital expenditures) involving amounts that exceed $100,000 individually or $250,000 in the aggregate;

(r)            loans, advances, capital contributions, investments, or guarantees made by any Transferred Entity to, in or for the benefit of any other Person, other than travel and other advances to employees of the Business made in the ordinary course of business consistent with past practice;

(s)            (i) issuance, sale, or authorization of the issuance or sale of any Capital Stock or other Securities of any Transferred Entity, (ii) splitting, combination or reclassification of any Capital Stock or other Securities of any Transferred Entity, (iii) declaration, setting aside or payment or other dividend or distribution in respect of any Capital Stock or other Securities of any Transferred Entity, or (iv) direct or indirect redemption, purchase or other acquisition of any Capital Stock or other Securities of any Transferred Entity;

(t)            change in financial accounting principles, methods or policies of the Business, except as required by a change in GAAP as advised by Seller’s independent public accountants;

(u)            with respect solely to the Transferred Entities or any Business Assets, (i) other than as required by this Agreement or any Ancillary Agreement, made, changed or revoked any material Tax election (other than any Tax election made in connection with filing Tax Returns in the ordinary course of business and consistent with past practice), (ii) settled any claim, notice, audit report or assessment with a Tax Authority in respect of material Taxes, (iii) changed any annual Tax accounting period, (iv) adopted or changed any material method of Tax accounting, (v) filed any amended material Tax Return, (vi) entered into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax (other than a commercial agreement entered into in the ordinary course of business the primary purpose of which is not Taxes), (vii) surrendered any right to claim a material Tax refund, or (viii) consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim, in each case of (i)-(viii) other than with respect to any Seller Consolidated Group; provided, that this clause (u) is the sole clause under this Section 4.07 related to Tax matters;

(v)            entry by any Transferred Entity into any prepaid transactions (other than in the ordinary course of business consistent with past practice in amounts that are not material, individually or in the aggregate, to the Transferred Entities) or acceleration of revenue recognition or sales for periods prior to the Closing;

(w)            material change to any policies or practices with respect to the payment of accounts payable or other current liabilities or the collection of accounts receivable (including any material acceleration or delay or deferral of the payment or collection thereof) with respect to the Business;

(x)              any other action taken by Seller or any of its Affiliates that, if taken after the date of this Agreement without the prior written consent of the Buyer, would constitute a breach of any of the covenants set forth in clauses (iii), (iv), (v), (xi), (xiv), (xv), (xviii) or (xxv) of Section 6.01(b); or

(y)             authorization, agreement, resolution, commitment, or consent to do any of the foregoing.

Section 4.08            Material Contracts.

(a)            Section 4.08(a) of the Seller Disclosure Schedules sets forth a true and correct list, as of the date of this Agreement, of each of the following Contracts (other than any Benefit Plan (except with respect to clause (xxv) of this Section 4.08(a)) (arranged in accordance with Section 4.08(a)) (x) to which any Transferred Entity is party or bound, including with respect to any of its assets or properties; or (y) to which Seller or any of its Subsidiaries (other than any Transferred Entity) is a party or otherwise bound with respect to any of its assets or properties and that Relates to the Business, the Transferred Entity Interests, the Business Assets or the Business Employees (all Contracts required to be listed under Section 4.08(a) of the Seller Disclosure Schedules, collectively, the “Material Contracts”):

(i)              all Contracts entered into with a Top Customer, other than Contracts for single use jet charters with respect to which (x) services have been fully performed and rendered and (y) there are no ongoing obligations or liabilities thereunder (including with respect to payment);

(ii)             all Contracts entered into with a Top Supplier, other than Contracts for single use jet charters with respect to which (x) services have been fully performed and rendered and (y) there no ongoing obligations or liabilities thereunder (including with respect to payment);

(iii)            all Contracts with aircraft operators that include financial commitments;

(iv)            all Contracts for the lease or sublease of heliports, helipads or other facilities or spaces for take-off, landing, storing and maintaining aircraft used in the Business;

(v)            all Contracts which have future scheduled payments to or by such member of the Seller Group (a) in excess of $250,000 during the remaining term or (b) which have a remaining term of greater than one year, except for any such Contract that may be cancelled without penalty or other Liability to the Business on not more than ninety (90) days’ notice;

(vi)            all Contracts that relate to the sale or disposition of any material assets (other than Owned Business Intellectual Property or worn-out assets replaced in the ordinary course of business);

(vii)          all Contracts that relate to the acquisition or disposition of any real property, business or Person (or all or any substantial portion of the assets of any business, business unit, facility or Person), whether by merger, sale of stock, sale of assets or otherwise, other than any Contract pursuant to which neither Seller nor any of its Subsidiaries have any continuing obligation of Liability;

(viii)         all Contracts under which any member of the Seller Group or the Business have advanced or loaned and amount to any other Person, other than travel and other advances to Service Providers made in the ordinary course;

(ix)            all Shared Contracts, separately designating (A) Split Contracts and (B) Non-Split Contracts;

(x)             all Contracts relating to Indebtedness or to the mortgaging or pledging of, or otherwise placing an Encumbrance on any Business Assets;

(xi)            all Contracts which contain performance guarantees;

(xii)           all joint venture, partnership or similar Contracts or any Contract involving the sharing of revenues, profits, losses, costs or liabilities with any Person;

(xiii)          all distributor, agency, sales promotion, market research, marketing consulting and advertising Contracts, in each case, that are material to the Business;

(xiv)          all Contracts that (A) restrict or limit or purport to restrict or limit the right or ability of any Transferred Entity or the Business to (1) compete in or conduct any line of business, in any market, with any Person, or in any geographic area or (2) (x) acquire the assets, products, services or securities of another Person, (y) sell any product or other asset to or perform any services for any other Person; or (z) otherwise transact business or deal in any other manner with any other Person or which would limit the freedom after the Closing Date in any such respect (including any Contract granting exclusive rights or rights of first refusal or negotiation or any other similar right); or (B) materially restrict the solicitation or hiring of any Person or solicitation of business from any Person;

(xv)           all Contracts that grant “most favored nation” or “most favored customer” status to the counterparty or similar terms (including with respect to pricing);

(xvi)          all Contracts that contain “take or pay” obligations or minimum volume or purchase commitments, including any capacity purchase commitments;

(xvii)         all Contracts that require the Transferred Subsidiary or the Business to provide any minimum level of service;

(xviii)        all Contracts between or among any Transferred Entity, on the one hand, and Seller or any Subsidiary of Seller (other than the Transferred Entities), on the other hand;

(xix)          all Contracts with any Governmental Authority;

(xx)           all Contracts pursuant to which any Intellectual Property Right or Technology is or has been licensed, sold, assigned or otherwise conveyed or provided to Seller or any of its Subsidiaries or pursuant to which any Person has agreed not to enforce any Intellectual Property Right against Seller or any of its Subsidiaries, in each case, Relating to the Business (“Business Inbound Licenses”), but in each case, excluding (A) Contracts for Standard Software, (B) Contracts entered into pursuant to Seller’s or any of its Subsidiaries’ template employee invention assignment agreements (copies of which have been made available to Buyer) with an employee of Seller or its Subsidiaries regarding the development of Technology or Intellectual Property Rights by such employee and executed without any substantive changes to the terms relating to such Technology or Intellectual Property Rights, and (C) Contracts including a non-exclusive license or other non-exclusive rights to Marks that are incidental or ancillary to the primary purpose of the Contract;

(xxi)          all Contracts pursuant to which Seller or any of its Subsidiaries have granted to any Person any right or interest in any Owned Business Intellectual Property, or pursuant to which Seller or any of its Subsidiaries have agreed not to enforce any Intellectual Property Right against any Person, in each case, excluding (A) non-exclusive licenses or other non-exclusive rights to Owned Business Intellectual Property in association with the sale of goods or services of the Business in the ordinary course of business on a form of agreement previously provided to Buyer and (B) Contracts that include a license to or other rights to use Owned Business Intellectual Property to a vendor solely for use in providing goods or services to Seller or any of its Subsidiaries;

(xxii)         all settlement agreements or co-existence agreements imposing future limitations on the operation of the Business or on any Transferred Entity, including any covenant not to sue;

(xxiii)        the Leases;

(xxiv)        any equipment lease with a third party that entails annual rental payments in excess of $100,000 per annum or $250,000 in the aggregate;

(xxv)         all management agreements or other Contracts for the employment or consultancy of any officer, individual employee, other Person or Business Employee on a full time, part time or consulting basis or providing for the payment of any cash or other compensation or benefits upon the sale of all or a material portion of the Business’s or the Transferred Subsidiary’s assets or a change of control or otherwise restricting the Business’s or the Transferred Subsidiary’s ability to terminate the employment or services of any officer, individual employee, other Person or Business Employee at any time without penalty or liability (other than at-will employment agreements which do not commit the Transferred Subsidiary or the Business to severance, termination or other similar payments and which are terminable without prior notice), profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, or other material plan or arrangement for the benefit of current or former directors, officers, employees or other service providers of the Business;

(xxvi)        other than indemnification of directors of the Transferred Entities or Business Employees, under applicable Law or the governing documents of the Transferred Entities and other than any such Contract entered into in the ordinary course of business consistent with past practice, all Contracts that provide for the indemnification of any Person or the assumption of any Liability of any Person;

(xxvii)       all collective bargaining agreements with any labor union covering any Business Employee;

(xxviii)      all Contracts containing any obligation of confidentiality or nondisclosure (other than any such Contract entered into in the ordinary course of business consistent with past practice);

(xxix)         all powers of attorney;

(xxx)          any Contract evidencing an Affiliate Arrangement (other than offer letters, employment agreements, individual consulting agreements, individual contracting or service agreements, indemnification agreements, employment-related restrictive covenant agreements and employment-related intellectual property assignment agreements, in each case, entered into in the ordinary course of business and that do not materially deviate from a form made available to Buyer); and

(xxxi)         any other Contract not entered into in the ordinary course of business consistent with past practice that is material to the Transferred Subsidiary or the Business.

(b)             Each Material Contract is valid, binding and enforceable against the applicable Seller Party or Subsidiary thereof that is party thereto in accordance with its terms, and, to Seller’s Knowledge, the other parties thereto in accordance with its terms, and is in full force and effect, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a Proceeding at Law or in equity). No Seller Party or Subsidiary thereof or, to Seller’s Knowledge, any other party thereto, is in breach of or default under any Material Contract, except for any such defaults or breaches that would not reasonably be expected to result in a material Liability to the Business or the Transferred Entities, taken as a whole, or otherwise materially interfere with the conduct of the Business in substantially the same manner as currently conducted. To Seller’s Knowledge, no event or circumstance has occurred, and no circumstance or condition exists, that, with notice or lapse of time or both, will, or would reasonably be expected to, (i) result in a material violation or material breach or constitute an event of default under any of the provisions of any Material Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract or (iii) result in a termination of or cause or permit the acceleration, termination, cancellation, modification or other changes of any right or obligation or the loss of any material benefit under any Material Contract (other than Material Contracts that may be cancelled or terminated for convenience). No Seller Party has received from any Person party to a Material Contract any written notice or other communication regarding (A) any violation or breach of, or default under, or the cancellation or termination of any Material Contract or (B) any intent of such Person to (x) terminate, not renew or materially modify or amend the terms of such Material Contract or (y) otherwise materially reduce its business relationship with the Seller Parties and their Affiliates.

(c)             Complete and correct copies of each written, and true and correct written summaries of any non-written, Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to the Buyer.

(d)             The Shared Contracts are the only Contracts to which Seller or any of its Affiliates is a party that relate in part, but not exclusively, to the Business or the Business Assets.

(e)             Section 4.08(e) of the Seller Disclosure Schedules sets forth (i) a list of the ten (10) largest active customers of the Business on a consolidated basis (together, the “Top Customers”), as measured by the dollar value of total sales to such Top Customers for the most recent fiscal year and the current year-to-date period and (ii) a list of the ten (10) largest active suppliers (which shall include aircraft operators) of the Business on a consolidated basis (together, the “Top Suppliers”), as measured by the dollar value of total purchases from such suppliers for the most recent fiscal year and the current year-to-date period.

Section 4.09            Sufficiency and Title of Business Assets.

(a)             As of the date of this Agreement, a member of the Seller Group has good and valid title to, or a valid leasehold interest in, all of the Business Assets, free and clear of Encumbrances other than Permitted Encumbrances. Upon the consummation of the Transactions contemplated by the Contribution and Conversion Agreement and the Asset Transfer Agreement immediately prior to the Closing, a Transferred Entity will have good and valid title to, or a valid leasehold interest in, all of the Business Assets, and the assets held by the Transferred Entities will be free and clear of Encumbrances other than Permitted Encumbrances.

(b)             The Business Assets that are physical assets are in good operating condition and repair in all material respects, reasonable wear and tear excepted.

(c)             Immediately prior to the Closing, the assets, properties and rights that are owned, leased, licensed, used or held for use by the Transferred Entities (taking into account the Transition Services Agreement) will constitute (i) all of the assets, properties and rights that are used or held for use in the operation of the Business as of the date hereof and (ii) all of the assets necessary for the Transferred Entities to operate and conduct the Business in the manner currently operated and conducted by Seller and its Subsidiaries (including the Transferred Subsidiary) as of the date of this Agreement.

(d)             None of the Excluded Assets is Related to the Business.

Section 4.10           Real Property.

(a)             None of the Transferred Entities own, or have ever owned, real property.

(b)             Section 4.10(b) of the Seller Disclosure Schedules sets forth (i) each parcel of real property leased by the Transferred Entities as of the date hereof (the “Transferred Entities Leased Real Property”), (ii) each parcel of real property leased by Seller or one of its Subsidiaries and used in or necessary for the conduct of the Business as currently conducted, excluding the Transferred Entities Leased Real Property (the “Business Leased Real Property”), and (iii) a true and complete list of all leases and subleases, including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which all such Business Leased Real Property and Transferred Entities Leased Real Property is leased (collectively, the “Leases”).

Section 4.11            Intellectual Property.

(a)             Section 4.11(a) of the Seller Disclosure Schedules sets forth a true and complete list of (i) all Registered Intellectual Property included in the Owned Business Intellectual Property (the “Registered Business Intellectual Property”), setting forth for each item of Registered Business Intellectual Property: (A) the record owner(s) of such item and if different, the legal owner and beneficial owner(s) of such item; (B) the jurisdiction in which each such item of Registered Business Intellectual Property has been registered or filed and the applicable application, registration, or serial or other similar identification number; (C) the filing date or registration date and issuance date or grant date; and (D) with respect to domain names, the applicable domain name registrar; and (ii) all material unregistered trademarks Relating to the Business.

(b)            As of the date hereof, one or more Transferred Entities own all right, title and interest in and to such Owned Business Intellectual Property free and clear of all Encumbrances (other than Permitted Encumbrances). All of the Owned Registered Business Intellectual Property is subsisting and, to Seller’s Knowledge, valid and enforceable.

(c)             All filings, payments and other actions required to be made or taken to obtain, perfect or maintain in full force and effect each item of Registered Business Intellectual Property have been made or taken by the applicable deadline and otherwise in accordance with all applicable Laws. No application for, or registration with respect to, any Registered Business Intellectual Property has been abandoned, allowed to lapse, or rejected. No cancellation, interference, opposition, reissue, reexamination, inter partes review, or other similar Proceeding of any nature is, or in the past three (3) years has been, pending or threatened in which the scope, validity or enforceability of any Registered Business Intellectual Property is being or has been contested or challenged and no member of the Seller Group has received written notice that any Registered Business Intellectual Property is invalid or unenforceable.

(d)             No Owned Business Intellectual Property is subject to any Contract containing any covenant or other provision that limits or restricts the ability of the Seller or any of its Affiliates to use, assert, enforce, or otherwise exploit any Owned Business Intellectual Property anywhere in the world. Neither the Seller nor any of its Affiliates has granted any exclusive right to use any Owned Business Intellectual Property to any Person or has transferred ownership of any Intellectual Property Rights used in the Business as currently conducted.

(e)             The operation or conduct of the Business has not, violated, misappropriated or infringed and is not currently violating, misappropriating or infringing, any Intellectual Property Rights of any Person. Neither Seller nor any of its Affiliates have received any written notice that the operation or conduct of the Business infringes, misappropriates, dilutes or otherwise violates any Intellectual Property Rights of any Person in any respect, including any notice or communication inviting Seller or any of its Affiliates to take a license under any Intellectual Property Rights. No Proceedings are pending or threatened in writing against any of Seller or any of its Subsidiaries (i) challenging the ownership, validity or use by Seller or any of its Affiliates of any Owned Business Intellectual Property; or (ii) alleging that Seller or any of its Affiliates are infringing, misappropriating or otherwise violating the Intellectual Property Rights of any Person.

(f)              To Seller’s Knowledge, no Person has, since January 1, 2022, infringed, misappropriated or otherwise violated, or is currently infringing, misappropriating, or otherwise violating the rights of the Seller Group with respect to any of the Owned Business Intellectual Property, and no member of the Seller Group, nor any of their Affiliates, has made or asserted any claim, demand or notice in writing against any Person alleging any such infringement, misappropriation or other violation thereof. Seller has made available to the Buyer a complete and accurate copy of each letter or other written communication that has been sent or otherwise delivered by any member of the Seller Group or any of their Affiliates or any representative therefor regarding any actual, alleged, or suspected infringement or misappropriation of any Owned Business Intellectual Property, in each case, that was sent since January 1, 2022.

(g)             Seller and its Subsidiaries have taken measures reasonably necessary or appropriate, consistent with accepted industry standards, to protect and maintain (i) the confidentiality of all material Trade Secrets and Know-How included in the Owned Business Intellectual Property (and third-party Trade Secrets and Know-How used in the Business that are within the possession or control of Seller and its Subsidiaries which the Seller or applicable Subsidiary is required contractually to keep in confidence) and (ii) their ownership of the Owned Business Intellectual Property. Without limiting the foregoing, no material Trade Secrets and Know-How included in the Business Intellectual Property have been disclosed by Seller or any of its Affiliates to any Person except pursuant to written non-disclosure agreements or other obligations of confidentiality, and, to Seller’s Knowledge, there has not been a material breach of any such agreement or obligation by any such Person.

(h)             Each Person who is or was an employee, officer, director, consultant or contractor of Seller or any of its Affiliates, including all Business Employees, who has designed, created or otherwise developed any Technology or Intellectual Property Rights for the Business (each, an “Author”) has signed a valid and enforceable agreement containing a present assignment to Seller or an Affiliate of Seller, as applicable, of all such Technology and Intellectual Property Rights that do not automatically transfer by operation of Law. No Third Party, including any current or former stockholder, officer, director, or employee of Seller or any of its Affiliates or any Business Employee, has asserted in writing any claim, right (whether or not currently exercisable), or interest to or in any Intellectual Property Rights or Technology used or held for use by the Seller or any of its Affiliates in connection with the Business. To Seller’s Knowledge, no Author is (i) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Seller or any of its Affiliates; or (ii) in breach of any Contract with any former employer or other Person concerning Technology, Intellectual Property Rights or confidentiality.

(i)              Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the Transactions or agreements contemplated by this Agreement, will result in (a) a loss of, or Encumbrance on, any Owned Business Intellectual Property, or (b) the Buyer or any of its Affiliates being bound by or subject to any exclusivity obligations, non-compete or other restrictions on the operation or scope of their respective businesses, or to any obligation to grant any rights in or to any of the Buyer’s or its Affiliates’ Technology or Intellectual Property Rights.

(j)              None of the Software that is included within the Owned Business Intellectual Property (the “Business Software”) (i) contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such Business Software or, in each case, any product or system containing or used in conjunction therewith; or (ii) contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (A) materially disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (B) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). Each member of the Seller Group and each of their Affiliates has implemented commercially reasonable measures designed to prevent the introduction of Malicious Code into the Business Software, including firewall protections and regular virus scans.

(k)             No source code for any Business Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, a Business Employee who needs such source code to perform his or her duties. Neither Seller nor any of its Subsidiaries has any duty or obligation (whether present or contingent) to deliver, license, or make available the source code for any Business Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that, with or without notice or lapse of time, will, or would reasonably be expected to, result in the delivery, license, or disclosure of any source code for any Business Software to any other Person.

(l)              Each member of the Seller Group and each of its Affiliates have complied in all material respects with all notice, attribution and other requirements of each license applicable to the Open Source Software that is or has been included, incorporated or embedded in, linked to, combined with or otherwise used by Seller or any of its Affiliates in the Business Software. No Business Software is subject to any “copyleft” or other obligation or condition that requires the (i) disclosure, license or distribution of any Business Software, or any portion thereof, in source code form, (ii) license or other provision of any Business Software any portion(s) thereof on a royalty-free basis or otherwise for a nominal or limited fee or charge, or (iii) grant of any patent license, non-assertion covenant or other rights under any Business Software or rights to modify, make derivative works based on, decompile, disassemble or reverse engineer any Business Software.

(m)            No funding, facilities, or personnel of any Governmental Authority or any university, college, research institute or other educational institution, or any military, multi-national, bi-national or international organization (each an “R&D Sponsor”) were used, directly or indirectly, to develop or create, in whole or in part, any material Owned Business Intellectual Property, and no R&D Sponsor has any claim of right to, ownership of or license to or other encumbrance on any material Owned Business Intellectual Property. At no time during the conception of or reduction to practice of any Owned Business Intellectual Property was Seller or any of its Affiliates or any developer, inventor or other contributor to such Owned Business Intellectual Property operating under any grants from any R&D Sponsor, performing (directly or indirectly) research sponsored by any R&D Sponsor, or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any R&D Sponsor that could adversely affect the rights of Seller or any of its Affiliates in such Owned Business Intellectual Property. Without limiting the foregoing, no Author was employed by or has performed services for any R&D Sponsor during the period of time during which such Author was also performing services for the Seller Group or their Affiliates or during the twelve (12)-month period immediately prior to his or her employment or engagement with Seller or any of its Affiliates.

(n)             Neither Seller nor any of its Affiliates is, nor ever has any such Person ever been, a member or promoter of, or a contributor to, any industry standards body or similar organization that could (i) require or obligate Seller or any of its Affiliates to (x) grant or offer to any other Person any license or right to any Owned Business Intellectual Property; or (y) refrain from enforcing any Owned Business Intellectual Property; or (ii) otherwise impair the Transferred Entities’ control of any Owned Business Intellectual Property.

Section 4.12            Information Technology.

(a)             Since January 1, 2022, neither Seller nor any of its Affiliates has experienced any breach, failure, substandard performance, outage or illegal or unauthorized use of or access to the information technology systems used by Seller or any of its Affiliates in connection with the Business (the “Business IT Assets”) which has caused any material disruption to the Business. The Business IT Assets are sufficient for the needs of, and operate and perform in all respects as required for the conduct and operation of the Business, including as to capacity and ability to process current and currently anticipated peak volumes in a timely manner. The Business IT Assets and the Sellers’ and its Affiliates’ related procedures and practices with respect to the Business are designed, implemented, operated and maintained in accordance with commercially reasonable standards and practices for businesses similar to the Business, including with respect to redundancy, reliability, scalability and security. Without limiting the foregoing, Seller and its Affiliates have (i) taken commercially reasonable steps and implemented industry standard safeguards that protect the Business and the Business IT Assets from unauthorized access and from any Malicious Code; and (ii) have in effect commercially reasonable disaster recovery plans and procedures to safeguard the security and the integrity of the Business IT Assets.

(b)             To Seller’s Knowledge, the Business IT Assets are free from Malicious Code. Seller and its Affiliates have implemented any and all security patches or upgrades that are generally available for the Business IT Assets.

Section 4.13      Data Protection.

(a)             Seller and its Subsidiaries, and to the Knowledge of the Seller, all third parties Processing Personal Information on behalf of, and/or sharing Personal Information with, Seller and its Subsidiaries (collectively, “Data Partners”), in each case, have, with respect to the Business, since January 1, 2022, materially complied with all applicable (i) Privacy Laws, (ii) publicly posted policies, notices, and/or statements of Seller and its Subsidiaries related to privacy, security or the Processing of Personal Information (each, a “Privacy Policy”), and (iii) contractual commitments related to privacy, security, or the Processing of Personal Information (collectively, the “Privacy Requirements”)).

(b)             Seller and its Subsidiaries have, since January 1, 2022, had contracts in place with all Data Partners which impose on such Data Partners obligations related to privacy, security, and the Processing of Personal Information that, at a minimum, comply with Privacy Requirements.

(c)             Since January 1, 2022, neither Seller nor any of its Affiliates have suffered any material data loss, business interruption, or other harm as a result of any Malicious Code intentionally designed to permit (i) unauthorized access to a computer or network; (ii) unauthorized disablement or erasure of Software, hardware or data; or (iii) any other similar type of unauthorized activities.

(d)             Seller and its Subsidiaries have, since January 1, 2022, (i) implemented, maintained and materially complied with technical, physical, and organizational measures, including a written information security program, that materially comply with Privacy Requirements and are designed to protect the Business’ Personal Information and confidential information against Security Incidents and (ii) periodically tested their written information security program by conducting security audits, penetration tests, and/or vulnerability scans, and the Seller Group has not identified any high or critical vulnerabilities that have not been fully remediated. Neither Seller nor any of its Subsidiaries, nor to the Knowledge of Seller, any Data Partner, has, since January 1, 2022, experienced any material Security Incidents.

(e)             In relation to any Security Incident and/or actual or alleged violation of a Privacy Requirement, neither Seller nor any of its Subsidiaries, nor to the Knowledge of the Seller, any Data Partner has (i) notified or been required to notify any Person, or (ii) received any notice, inquiry, request, claim, complaint, correspondence or other communication in writing from, or been the subject of any investigation or enforcement action by, any Person.

Section 4.14            Legal Proceedings; Governmental Orders.

(a)             Except as set forth on Section 4.14 of the Seller Disclosure Schedules, there is no pending or, to Seller’s Knowledge, threatened Proceeding, and since January 1, 2022, there has not been any Proceeding or, to the Knowledge of Seller, threatened Proceeding, in each case, that involves the Business, that involve any member of the Seller Group, any Transferred Entity Interest, any Transferred Entity, any Business Employees (in their capacity as such), or the Business Assets.

(b)             There is no Governmental Order to which any member of the Seller Group, any Business Employees (in their capacity as such), or any of the Business Assets, is subject or which restricts in any material respect the ability of such member of the Seller Group to conduct the Business. To the Knowledge of Seller, no Business Employee is subject to any Governmental Order that prohibits such Business Employee from engaging in or continuing any conduct, activity or practice relating to the Business in any material respect. To the Knowledge of Seller, no material investigation or enforcement action by any Governmental Authority is currently pending or threatened against any member of the Seller Group, or has been pending or threatened since January 1, 2022.

(c)             There are no (i) Governmental Orders pending, or to the Knowledge of Seller, threatened against any member of the Seller Group or any of its Subsidiaries, in each case, that challenges or may otherwise have the effect of interfering with, preventing, materially delaying or making illegal the Transactions, including the Equity Purchase, or (ii) Proceedings pending or, to the Knowledge of Seller, threatened against any member of the Seller Group, in each case, that challenges or may otherwise have the effect of interfering with, preventing, materially delaying or making illegal the Transactions, including the Equity Purchase.

(d)             There is no material Proceeding by any member of the Seller Group pending, or for which any member of the Seller Group has commenced preparations to initiate, against any other Person.

Section 4.15            Compliance with Laws; Permits; Regulatory Matters.

(a)             With respect to the ownership and use of the Business Assets and the operation of the Business, Seller and its Subsidiaries are, and since January 1, 2022, have at all times been, in compliance with, and to the Knowledge of Seller, none of Seller or any of its Subsidiaries are, and at no time has Seller or any of its Subsidiaries been, under investigation with respect to or threatened to be charged with or given any notice of any violation of, applicable Laws, Governmental Orders or material Permits except where such non-compliance would not reasonably be expected to result in material liability to the Business or the Transferred Entities. Neither Seller nor any of its Subsidiaries has received any written notice from any Governmental Authority to the effect that the operation of the Business or the ownership of the Business Assets is not in compliance with any applicable Law, Governmental Order or material Permit except for notifications from Governmental Authorities received by them in the ordinary course of business consistent with past practice with respect to non-compliance that is not material to the operation of the Business, the Transferred Entities or any Business Asset. With respect to the ownership and use of the Business Assets and the operation of the Business, no event has occurred, and no condition exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result directly or indirectly in a material violation of any applicable Law, Governmental Order or material Permit by Seller or any of its Subsidiaries and result in material liability to the Seller Group or materially limit any activities of the Business.

(b)             Section 4.15(b) of the Seller Disclosure Schedules lists all material Permits necessary for and related to the operation of the Business or owning and possessing the Business Assets. All such material Permits are held by Seller or one of its Subsidiaries and are valid and in full force and effect. Each of Seller and its Subsidiaries has complied in all material respects with all such material Permits, and none of the material Permits is subject to revocation, withdrawal, modification, suspension, cancellation or termination as a result of the execution of this Agreement or consummation of the Transaction. Neither Seller nor any of its Subsidiaries has received any written communication from any Governmental Authority threatening to revoke, withdraw, modify, suspend, cancel, rescind or terminate any material Permit. No Proceeding is pending or, to Seller’s Knowledge, threatened as of the date hereof regarding the suspension or revocation of any material Permits related to the Business or any Business Asset. Neither Seller nor any of its Subsidiaries is in material violation of the terms of any material Permit.

Section 4.16            Environmental Matters.

(a)             Except as would not reasonably be expected to be, individually or in the aggregate, material to the Seller Group:

(i)              no written notice, notification, demand, request for information, citation, summons or Governmental Order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding is pending or, to the Knowledge of Seller, is threatened by any Governmental Authority or other Person relating to the Business or the Business Assets and relating to or arising out of any Environmental Law;

(ii)             the Business is, and since January 1, 2022, has been, operated in material compliance with all Environmental Laws and all Environmental Permits; and

(iii)            to the Seller’s Knowledge, there are no Liabilities of the Transferred Entities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and, to the Knowledge of Seller, there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such Liability or obligation.

(b)             To Seller’s Knowledge, there has been no environmental investigation, study, audit, test, review or other analysis conducted in relation to the current or prior operation of the Business or any property or facility now or previously owned or leased by Seller or its Subsidiaries that has not been delivered to the Buyer.

(c)             Seller has delivered or otherwise made available for inspection to the Buyer true, complete and correct copies and results of any material environmental reports, studies, analyses in the possession of Seller or its Subsidiaries, pertaining to Hazardous Substances in, on, beneath or adjacent to any property currently owned, operated or leased by Seller or any of its Subsidiaries in the Business.

(d)             For purposes of this Section 4.16, the term “Seller” shall include any entity that is, in whole or in part, a predecessor of Seller.

Section 4.17            Employee Benefit Matters.

(a)             Section 4.17(a) of the Seller Disclosure Schedules includes a correct and complete list of each material Seller Benefit Plan related to any Business Employee and each Transferred Entity Benefit Plan. Seller has furnished or made available to the Buyer accurate and complete copies of all documents constituting each material Benefit Plan (and written descriptions of all material terms of any such Benefit Plan that is not in writing), including all amendments thereto and all related trust documents and other funding arrangements.

(b)             (i) Each Benefit Plan has been established, administered and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code) and applicable collective bargaining agreements, (ii) each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Seller’s Knowledge, nothing has occurred that would reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable.

(c)             Neither Seller nor any of its ERISA Affiliates has in the past six (6) years (i) incurred or reasonably expects to incur, any material Liability under Title IV of ERISA relating to any Benefit Plan (including any withdrawal liability), (ii) withdrawn from any Multiemployer Plan, (iii) engaged in any transaction which would give rise to any Liabilities under Section 4069 or Section 4212(c) of ERISA, (iv) has had any assets subject to a lien for unpaid contributions to any Benefit Plan subject to Title IV of ERISA or (v) has failed to pay premiums to the Pension Benefit Guaranty Corporation when due with respect to any Benefit Plan subject to Title IV of ERISA.

(d)             With respect to each Benefit Plan, (i) no such plan is or was within the past six (6) years a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (ii) no claim has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan, (iii) no such plan has failed to meet the minimum funding standards of Section 302 of ERISA or Section 412 of the Code and (iv) no such plan has maintained, sponsored, contributed to or had any obligation to contribute to any voluntary employees’ beneficiary association described under Section 501(c)(9) of the Code or any other welfare benefit fund described under Section 419 or 419A of the Code.

(e)             Other than as required under Section 601 et seq. of ERISA or other applicable Law or at the sole expense of the participant or the participant’s beneficiary, no Benefit Plan provides post-termination or retiree welfare benefits to any Business Employee for any reason.

(f)              (i) There is no pending or, to Seller’s Knowledge, threatened claim relating to a Business Employee’s participation or rights under a Benefit Plan (other than routine claims for benefits), and no fact or event exists that could give rise to any such claims, and (ii) to Seller’s Knowledge, no Benefit Plan is currently under audit, investigation or examination by any Governmental Authority.

(g)             The consummation of the Transactions will not, including pursuant to any Benefit Plan, (i) accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits, including any equity award, to any Business Employee, (ii) increase the amount of compensation or benefits due or payable to any Business Employee or (iii) trigger any other material obligation pursuant to any Transferred Entity Benefit Plan.

(h)             Each Transferred Entity Benefit Plan that is subject to Section 409A of the Code has been operated in material compliance with such section and all applicable regulatory guidance (including, notices, rulings and final regulations) with respect to participation by any Business Employee.

(i)              To Seller’s Knowledge, no Business Employee is in material violation of any term of any employment agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such Business Employee to be employed by Seller or any of its Affiliates because of the nature of the business conducted or presently proposed to be conducted by Seller and its Affiliates or to the use of Trade Secrets and Know-How or proprietary information of others.

Section 4.18            Employment Matters.

(a)             Seller has made available to the Buyer a list of all persons who are Business Employees as of the date hereof, which sets forth for each such individual the following: (i) employee identification number; (ii) title or position (including whether full or part time); (iii) hire date; (iv) except as prohibited by applicable Law, current annual base compensation rate; (v) except as prohibited by applicable Law, commission, bonus or other incentive-based compensation eligibility; (vi) principal location; (vii) status as exempt or non-exempt from the application of the state and federal wage and hour laws applicable to employees who do not occupy a managerial, administrative, professional or other exempt position; and (viii) indication of whether any Business Employee is on a work visa as of the date of this Agreement.

(b)             (i) No member of the Seller Group is party to or bound by any collective bargaining agreement with respect to the Business, (ii) the Business has not experienced any material strike, lockout, organized labor slowdown or work stoppage within the past three (3) years, (iii) no formal, written complaint against any member of the Seller Group is pending or, to Seller’s Knowledge, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar Governmental Authority by or on behalf of any Business Employee, and (iv) to Seller’s Knowledge, no organizational effort is presently being, or within the past three (3) years has been, made or threatened by or on behalf of any labor union with respect to the Business Employees.

(c)             Each member of the Seller Group is in compliance in all material respects with all applicable laws, statutes, rules, collective bargaining agreements and regulations respecting temporary workers, independent contractors and agents, including commercial agents and any service provider, including with regard to proper classification. There are no material liabilities, whether contingent or absolute, of any member of the Seller Group relating to the use of temporary workers, independent contractors and agents, including commercial agents and any service provider.

(d)             Each member of the Seller Group is in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Business Employees, including all such applicable Laws relating to collective bargaining, human rights, affirmative action and worker classification.

(e)             There has not been, since January 1, 2022, nor are there currently, any Proceedings concerning any financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct, discrimination/sexual harassment, whistleblowing or other misfeasance or malfeasance issues with respect to any Business Employees.

(f)              Since January 1, 2022, (i) there has not been any Proceeding relating to any act or allegation of sex-based discrimination, sexual harassment or sexual misconduct, in each case involving any Business Employee (in relation to his or her work at any member of the Seller Group), (ii) nor have there been any settlements relating to any Business Employee involving any such matters, nor (iii) to Seller’s Knowledge, no such Proceeding been threatened.

Section 4.19            Aviation Regulation Compliance.

(a)             Except as would not be material to the operation of the Business or the operation or ownership of the Business Assets, each of Seller and its Subsidiaries (i) is in compliance with all applicable Laws prescribed by the United States Department of Transportation (“DOT”), Federal Aviation Administration (“FAA”) or any foreign Governmental Authority exercising similar functions (such applicable Laws, collectively, the “Aviation Regulations”) and has fulfilled and performed all of its obligations with respect thereto, including all filings, notifications, payments and applications, (ii) has not, to the Knowledge of Seller, been subject to an investigation with respect to, violated, received notification of any asserted failure to comply with or made voluntary disclosures with respect to potential violations of Aviation Regulations in the past three (3) years, and (iii) has not been cited by the DOT, FAA or any foreign aviation Governmental Authority for any material discrepancies, failures to comply with Aviation Regulations or violations during inspections or audits in the past three (3) years.

(b)            Since January 1, 2022, no material written notice, notification, demand, request for information, citation, summons or Governmental Order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding is pending or, to the Knowledge of Seller, is threatened by any Governmental Authority or other Person relating to the Business or the Business Assets and relating to or arising out of any Aviation Regulation.

Section 4.20            Taxes.

(a)             Except with respect to the Seller Consolidated Group, (i) all material Tax Returns required to be filed by or on behalf of any Transferred Entity have been timely filed (taking into account available extensions), and, in each case, are complete and accurate in all material respects, and (ii) all material Taxes due and owing by the Transferred Entities (whether or not shown on any Tax Returns) have been timely paid.

(b)             All Taxes required to be withheld and remitted under applicable Law by any Transferred Entity have been withheld and remitted to the proper Tax Authority.

(c)             Except with respect to the Seller Consolidated Group, (i) all material deficiencies asserted, or assessments made, against any Transferred Entity have been fully paid and (ii) no Transferred Entity is a party to any audit, examination, claim or other proceeding by a Tax Authority with respect to the Business Assets, or the Business, and there are no pending audits, examinations, claims or other proceedings received in writing from any Tax Authority by a Transferred Entity with respect to Taxes.

(d)             No claim has been made in writing by any Tax Authority in a jurisdiction where any Transferred Entity does not file Tax Returns that any Transferred Entity is or may be subject to taxation in that jurisdiction, which claim has not been fully resolved. No Transferred Entity has a permanent establishment in a country other than the country of its organization.

(e)             There are no liens for Taxes on the Business Assets or the assets of any Transferred Entity (other than for Permitted Encumbrances).

(f)              No Transferred Entity has been a member of any affiliated, consolidated, combined or unitary group for income Tax purposes or has any liability for the Taxes of any Person as a transferee or successor, in each case, other than a member of a Seller Consolidated Group.

(g)             No Transferred Entity is, or has been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract, other than commercial agreements entered into in the ordinary course of business the principal subject of which is not Taxes or any customary agreements among a Transferred Entity and any member of the Seller Consolidated Group (provided, for the avoidance of doubt, any such agreements are terminated in accordance with Section 6.06(f) hereof).

(h)             No Transferred Entity has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency (other than automatic extensions of time to file Tax Returns).

(i)              No Transferred Entity has been a party to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2).

(j)              No Transferred Entity will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) beginning after the Closing Date as a result of (i) any installment sale or other transaction prior to the Closing, (ii) any accounting method change or a “closing agreement” as described in Section 7121 of the Code filed or made prior to the Closing or (iii) any deferred revenue or prepaid amount received prior to the Closing outside the ordinary course of business.

(k)             Within the two (2) years ending on the Closing Date, no Transferred Entity (or any predecessor thereof) has been a party to any transaction intended to qualify under Section 355 of the Code.

(l)              Except as set forth Section 4.20(l) of the Seller Disclosure Schedule, for U.S. federal and applicable state and local income Tax purposes, each Transferred Subsidiary is, and at all times since its formation has been, classified as a disregarded entity.

(m)            No Transferred Entity (i) is or has ever been a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or (ii) is treated as a U.S. corporation under Section 7874(b) of the Code.

(n)             The Transferred Entities have no material liability with respect to escheat and unclaimed property.

(o)             Notwithstanding anything to the contrary in this Agreement this Section 4.20, together with Section 4.07(u), Section 4.17 and Section 4.18, contains the exclusive representations and warranties of Seller with respect to Tax. Nothing in this Agreement shall be construed as providing a representation or warranty with respect to any Post-Closing Tax Period (other than the representations and warranties in Sections 4.20(f), (g) or (j)) or the existence, amount, expiration date, or limitations on (or availability of) following the Closing any Tax attribute of the Transferred Entities attributable to a Pre-Closing Tax Period.

Section 4.21            Related Party Transaction. Except as set forth in Section 4.21 of the Seller Disclosure Schedules and except for, employment relationships and compensation, benefits (including Benefits Plans) and travel advances in the ordinary course of business, no Related Person, other than in such Related Person’s capacity as a director, manager, officer, or employee of a member of the Seller Group: (a) has entered into any Contract involving (1) to the extent relating to the Business, any member of the Seller Group or (2) any Transferred Entity or any Business Assets, in each case of (1) and (2), that remains in effect; (b) directly or indirectly owns, or otherwise has any right, title, or interest in, to, or under, any property or right, tangible or intangible, that (1) is used by any member of the Seller Group in connection with the Business, (2) is used by any Transferred Entity or (3) is otherwise related to the Business; (c) is engaged, directly or indirectly, in any business that competes with the Business; (d) has any claim or right against any Transferred Entity (other than rights to receive compensation for services performed as a director, manager, officer, or employee of any Transferred Entity and other than rights to reimbursement for travel and other business expenses incurred in the ordinary course of business consistent with past practice); (e) owes any sum of money to any Transferred Entity or is owed any sum of money from any Transferred Entity (other than amounts owed for compensation or reimbursement pursuant to clause (d) above); or (f) provides services to any Transferred Entity (other than services performed as a director, manager, officer or employee of a Transferred Entity). In addition, to the Knowledge of Seller, no Related Person has an interest in any Person that competes with the Business in any market presently served by any member of the Seller Group in connection with the Business (except for ownership of less than one percent of the outstanding capital stock of any corporation that is publicly traded on any recognized stock exchange).

Section 4.22            Insurance. Section 4.22 of the Seller Disclosure Schedules contains a list of all currently in-force material third party insurance policies (other than Seller Benefit Plans) held by a Transferred Entity for the benefit of the Business (collectively, the “Insurance Policies”), together with the following information with respect to each such Insurance Policy: (a) insurer and (b) policy number. Seller has made available to the Buyer true, complete and correct copies of all Insurance Policies. All Insurance Policies maintained by the Transferred Entities are in full force and effect and all premiums due and payable thereon have been paid, and no Transferred Entity is in material breach of or material default under any Insurance Policy. Other than claims made in the ordinary course involving an amount not in excess of $50,000, there are no pending claims under any such Insurance Policies, including any claims for loss or damage to the assets or business of any Transferred Entity. There is no claim by any Transferred Entity pending under any of such Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies or in respect of which such underwriters have reserved their rights. No Transferred Entity has received any notice of termination, cancellation, denial of coverage, or reservation of rights with respect to any Insurance Policy maintained by such Transferred Entity or any material claim made pursuant to any Insurance Policy, and, to the Knowledge of Seller, any actual or threatened termination of, premium increase with respect to, or material alteration of coverage under any of such Insurance Policies. The consummation of the Transactions will not cause a cancellation or material reduction in the coverage of any Insurance Policy.

Section 4.23            Brokers. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of any Transferred Entity who may be entitled to any fee or commission from any Transferred Entity or any of its Subsidiaries in connection with the Transactions.

Section 4.24            Investment; Securities Laws.

(a)             To the extent any Buyer Shares are issued to Seller pursuant to the terms of this Agreement, Seller is acquiring such Buyer Shares with the present intention of holding such securities for its own account for investment purposes and not with a view to the resale or further distribution thereof in violation of any federal or state securities laws. Seller does not have any Contract, undertaking or arrangement with any Person to sell, transfer or grant participations to such Person with respect to the Buyer Shares in violation of any federal or state securities laws.

(b)             Seller understands that (i) the Buyer Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof or Rules 504, 505 or 506 promulgated under the Securities Act, (ii) the Buyer Shares have not been registered under any state securities laws by reason of their issuance in a transaction exempt from the registration requirements of applicable state securities laws and (iii) such Buyer Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or is exempt from such registration.

(c)             None of Seller, its Subsidiaries or any of their respective Representatives have received any general solicitation or general advertisement in connection with the receipt of any Buyer Shares or any investment in the Buyer.

Section 4.25            Accredited Investor. Seller is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act, with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the Buyer Shares. Seller has adequately analyzed and fully considered the risks of an investment in the Buyer Shares and determined that the Buyer Shares are a suitable investment for Seller and that Seller is able at this time and in the foreseeable future to bear the economic risk of a total loss of Seller’s investment in the Buyer.

Section 4.26             Sanctions and Export Controls; Critical Technologies. None of the Seller Parties, any Transferred Entity or any of their respective directors, officers, or, to the knowledge of the Seller Parties, any of their respective employees, agents or representatives (acting in such capacity): (a) is a Sanctioned Person; (b) is or since 24 April, 2019 has been in breach of any Sanctions and Export Controls; and (c) has since 24 April, 2019 engaged in any transaction or dealing with any Sanctioned Person or Sanctioned Territory in violation of applicable Sanctions and Export Controls. The Seller Group does not (i) produce, design, test, manufacture, fabricate, or develop “critical technologies” as that term is defined in 31 C.F.R. § 800.215, (ii) perform the functions as set forth in column 2 of Appendix A to 31 C.F.R. part 800 with respect to covered investment “critical infrastructure” or (iii) maintain or collect, directly or indirectly, “sensitive personal data” as that term is defined in 31 C.F.R. § 800.241; and, therefore, in turn, the Seller Group is not a “TID U.S. business” within the meaning of 31 C.F.R.§ 800.248.

Section 4.27            No Other Representations and Warranties. Except for the representations and warranties set forth in Article V or in the Buyer Closing Certificate, Seller, on behalf of itself and its Subsidiaries and Representatives, acknowledges and agrees that (a) neither the Buyer nor any other Person on behalf of the Buyer has made or is making any express or implied representation or warranty with respect to the Buyer or any of its Subsidiaries or any of their respective businesses, operations, condition (financial or otherwise), the pro forma financial information, cost estimates, financial or other projections, forecasts, estimates, budgets, plans or any other forward-looking statements of the Buyer or its Subsidiaries or any other matter or with respect to any other information, documents or other materials or management presentations provided to Seller or any of its Subsidiaries or Representatives and (b) any such other representations or warranties are expressly disclaimed, and none of Seller, any of its Subsidiaries or any Person on its behalf is entitled to rely on, or has relied on or is relying on, any such representation or warranty, if made.

Article V
REPRESENTATIONS AND WARRANTIES OF THE BUYER

Parent and the Buyer represent and warrant to Seller as follows:

Section 5.01            Organization. The Buyer is duly formed, validly existing and in good standing under the laws of Delaware.

Section 5.02            Authority.

(a)             Parent and the Buyer have all necessary power and authority to enter into this Agreement and the Ancillary Agreements to which they are a party, and to carry out their respective obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Parent and the Buyer of this Agreement and any Ancillary Agreement to which Parent or the Buyer are a party, as applicable, the performance by Parent and the Buyer of its obligations hereunder and thereunder and the consummation by Parent the Buyer of the Transactions have been duly authorized by all requisite corporate action on the part of Parent and the Buyer. This Agreement has been duly executed and delivered by Parent and the Buyer, and (assuming due authorization, execution and delivery by the Seller Parties) this Agreement constitutes a legal, valid and binding obligation of Parent and the Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a Proceeding at Law or in equity). When each Ancillary Agreement to which the Buyer is a party has been duly executed and delivered by the Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreement will constitute a legal and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a Proceeding at Law or in equity).

(b)             The Parent Board and the Buyer Board have approved this Agreement and the Transactions.

(c)             No vote of the holders of any class or series of Capital Stock of Parent is necessary to approve or adopt this Agreement or to otherwise consummate the Transactions.

Section 5.03            Governmental Authorization; Non-Contravention.

(a)             The execution, delivery and performance by Parent and the Buyer of this Agreement and the consummation by Parent and the Buyer of the Transactions require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities Laws and (ii) any actions or filings the absence of which would not be material to Parent or the Buyer or materially impair the ability of Parent or the Buyer to consummate the Transactions contemplated hereby.

(b)             The execution, delivery and performance by Parent and the Buyer of this Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of Parent or the Buyer, (ii) assuming compliance with the matters referred to in Section 5.03(a), contravene, conflict with or result in a violation or breach of any provision of any Governmental Order, material Permit applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03(a), require any consent or other action by any Person under, result in a breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would result in a breach of, or constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or the Buyer is entitled under any provision of any material contract of Parent or the Buyer, Governmental Order or material Permit or (iv) result in the creation or imposition of any Encumbrance on any asset of Parent or the Buyer, other than, in the cases of clauses (ii), (iii) or (iv), as would not reasonably be expected to be material to Parent or the Buyer or materially impair the ability of Parent or the Buyer to consummate the Transactions contemplated hereby.

Section 5.04            No Conflicts; Consents. The execution, delivery and performance by Parent and the Buyer of this Agreement and the Ancillary Agreements to which Parent or the Buyer are or will be a party, the consummation of the Transactions, and compliance by Parent and the Buyer with the terms hereof and thereof does not and will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of consent, termination, cancellation, modification or acceleration or any obligation under: (a) the Organizational Documents of Parent or the Buyer; (b) assuming that all consents, approvals and authorizations in Section 5.03 have been obtained and all filings described therein have been made, any Law or Governmental Order applicable to Parent or the Buyer; or (c) any material Contract to which Parent or the Buyer is a party or material Permit applicable to Parent or the Buyer other than, in each case of clauses (b) and (c), as would not reasonably be expected to prevent or materially delay the consummation of the Transactions.

Section 5.05            Valid Issuance. Parent has available for issuance the maximum number of Buyer Shares (including any Buyer Shares that may be issuable pursuant to the Achieved EBITDA Earn-Out Payment and the Retention Earn-Out Payment) issuable to Seller pursuant to the terms of this Agreement (assuming a Closing VWAP Reference Price, the EBITDA Earn-Out VWAP Reference Price, the Retention Earn-Out VWAP Reference Price or the Holdback Release VWAP Reference Price, as applicable, equal to the average of the daily volume-weighted average sales price per Buyer Share on NYSE, as such daily volume-weighted average sales price per share is reported by Bloomberg L.P., calculated to four decimal places and determined without regard to after-hours trading or any other trading outside the regular trading session trading hours, for each of the ten (10) consecutive trading days ending on and including the first trading day preceding the date of this Agreement, and a Closing Cash Percentage of 0%). The Buyer Shares have been duly authorized, and when issued, all such Buyer Shares will be validly issued, fully paid and nonassessable and will not be issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Organizational Documents of the Buyer, or any Contract to which the Buyer is a party or is otherwise bound, and will be free of any Encumbrances or restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities Laws and Encumbrances created by or imposed by Seller. As of the date hereof, Parent is (a) a “well-known seasoned issuer” (as defined by Rule 405 of the Securities Act), (b) eligible to file an “automatic shelf registration statement” (as defined by Rule 405 of the Securities Act) and (c) the Form S-3 filed by the Buyer with the SEC on October 24, 2024 (Registration No. 333-282809) is effective under the Securities Act.

Section 5.06            Litigation. As of the date hereof, there are no Proceedings pending or, to Parent’s or the Buyer’s knowledge, threatened against or involving Parent or its Affiliates which questions the validity of this Agreement or any of the Ancillary Agreement to which it is a party or which, if resolved against Parent or its Affiliates, will, or would reasonably be expected to prevent or materially delay Parent’s or the Buyer’s ability to consummate the Transactions.

Section 5.07            No Brokers. Other than those to be paid by Parent or the Buyer, neither Parent nor or any of its Affiliates has employed or incurred any Liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other similar amounts with respect to this Agreement, the Ancillary Agreements or the Transactions.

Section 5.08            No Other Representations and Warranties. Except for the representations and warranties set forth in Article IV and in the Seller Closing Certificate, each of Parent and the Buyer, on behalf of itself and its Subsidiaries and Representatives, acknowledges and agrees that (a) neither Seller nor any other Person on behalf of any of Seller has made or is making any express or implied representation or warranty with respect to Seller, any of its Subsidiaries, any of their respective Affiliates or any of their respective businesses, operations, condition (financial or otherwise), the pro forma financial information, cost estimates, financial or other projections, forecasts, estimates, budgets, plans or any other forward-looking statements of Seller or any other matter or with respect to any other information, documents or other materials or management presentations provided to the Buyer or any of its Subsidiaries or Representatives and (b) any such other representations or warranties are expressly disclaimed by Seller, and none of Parent, Buyer nor any Person on their behalf is entitled to rely on, or has relied on or is relying on, any such representation or warranty, if made.

Article VI
COVENANTS

Section 6.01            Conduct of the Business Prior to Closing.

(a)             Except (i) as set forth in Section 6.01(a) of the Seller Disclosure Schedules, (ii) as required by applicable Law, (iii) with the Buyer’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed) or (iv) as otherwise expressly required by the terms of this Agreement, the Asset Transfer Agreement or the Contribution and Conversion Agreement, during the period from the date hereof until the earlier of the valid termination of this Agreement pursuant to Article VIII and the Closing (such period being referred to herein as the “Interim Period”), the Seller Parties shall, and Seller shall procure that each of its Subsidiaries (and, to the extent Seller exercises control or can direct the conduct of FlyBlade (India) Private Limited with respect to the matters set forth in this Section 6.01(a), Seller shall procure that FlyBlade (India) Private Limited comply with this Section 6.01(a) to the fullest extent possible given such exercise of control or direction), (A) operate the Business in all material respects in the ordinary course of business consistent with past practice and (B) use their respective commercially reasonable efforts to maintain and preserve the Business and its goodwill, maintain the Business Assets in good operating condition, preserve and maintain all material Permits required for the conduct of the Business as currently conducted or the ownership and use of the Business Assets or the Transferred Entities, and preserve the Business’s material business relationships.

(b)             Without limitation of Section 6.01(a), except (i) as set forth in Section 6.01(b) of the Seller Disclosure Schedules, (ii) as required by applicable Law, (iii) with the Buyer’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed) or (iv) as expressly required by the terms of this Agreement, the Asset Transfer Agreement or the Contribution and Conversion Agreement, during the Interim Period, the Seller Parties shall not, and Seller shall procure that none of its Subsidiaries (and, to the extent Seller exercises control or can direct the conduct of FlyBlade (India) Private Limited with respect to the matters set forth in this Section 6.01(b), Seller shall procure that FlyBlade (India) Private Limited to the fullest extent possible given such exercise of control or direction, does not), do any of the following, in each case, with respect to the Business, any Business Employee, any Transferred Entity, the Purchased Equity or the Business Assets or if otherwise material to the Business or any Transferred Entity:

(i)              amend or modify the Organizational Documents of any Transferred Entity;

(ii)             except (x) as required by Applicable Law or the terms of this Agreement, (y) as expressly required by the terms of a Transferred Entity Benefit Plan in existence as of the date hereof or (z) for the grant or award (other than any award of Seller RSUs) for which the Seller shall be solely liable and obligated to pay in an aggregate amount not to exceed the Business Employee’s annual base salary (it being understood that this clause (z) does not permit an increase in base compensation or wages and does not permit the grant of Seller RSUs): (A) not grant to any Business Employee any increase in compensation or benefits, including severance or termination pay, (B) not adopt, enter into or amend or terminate any Transferred Entity Benefit Plan, (C) not accelerate the time of payment or vesting of any compensation or benefits of any Business Employee, (D) not grant any change of control, transaction or retention bonuses or similar payments or other incentive awards to any Business Employees, (E) directly or indirectly internally transfer or otherwise alter the duties and responsibilities of any employee of any of the Seller Entities in a manner that affects whether such employee is or is not classified as a Business Employee or (f) grant to any Business Employee any Seller RSU;

(iii)            terminate or hire any Business Employee whose annual base compensation exceeds $250,000 (other than for cause or to replace any Business Employee who resigns or whose employment is terminated for cause or due to his or her death or permanent disability);

(iv)            effectuate, engage in or provide notice of a “plant closing” or “mass layoff” as those terms are defined in a WARN Act, or effectuate, engage in or provide notice of any similar reduction in force or redundancy;

(v)            enter into or modify any Affiliate Arrangement (other than offer letters, employment agreements, individual consulting agreements, individual contracting or service agreements, indemnification agreements, employment-related restrictive covenant agreements and employment-related intellectual property assignment agreements, in each case, entered into in the ordinary course of business) or make any material payment or incur any liability pursuant to any such Affiliate Arrangement (other than as required thereunder as of the date hereof);

(vi)           declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any Capital Stock or other Securities of any Transferred Entity, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Capital Stock or other Securities of any Transferred Entity;

(vii)          with respect to any Security of the Transferred Entities, (A) issue, transfer, deliver, sell, pledge or otherwise encumber or authorize the issuance, transfer, delivery, sale or pledge of, any shares of any Capital Stock, stock options or other Securities, other than the issuance of any shares of common stock upon the exercise of stock options that are outstanding on the date of this Agreement in accordance with their terms as in effect as of the date of this Agreement or (B) amend any term of any Security (whether by merger, consolidation or otherwise) including an amendment to an option to provide for acceleration of vesting as a result of the Transactions or a termination of employment or service related to the Transactions;

(viii)         make any capital expenditures or incur any Liabilities in respect thereof, except for any budgeted capital expenditures and other unbudgeted capital expenditures not to exceed $100,000 individually or $200,000 in the aggregate;

(ix)            acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses;

(x)             sell, lease or otherwise transfer, or create or incur any Encumbrance (other than Permitted Encumbrances) on, any Business Assets (other than Owned Business Intellectual Property, which is the subject of Section 6.01(b)(xvi)) or any Capital Stock or other Securities of any member of the Seller Group including, for the avoidance of doubt, any Transferred Entity;

(xi)            make any payments to any Related Person (other than payments made pursuant to offer letters, employment agreements, separation agreements, individual consulting agreements, individual contracting agreements and option agreements entered into in the ordinary course of business consistent with past practice);

(xii)           (A) create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness or (B) make any loans, advances or capital contributions to, or investments in, any other Person except for advances and to Business Employees for travel and business expenses in the ordinary course of business consistent with past practice;

(xiii)          (A) delay or otherwise extend the time for payment of any Liabilities (including accounts payable) more than thirty (30) calendar days beyond their respective due dates or (B) accelerate the collection of any debts (including accounts receivable) sooner than their respective due dates;

(xiv)          (A) modify, amend, cancel, terminate, renew (other than in the ordinary course of business consistent with past practice), assign (other than as contemplated by the Asset Transfer Agreement), or grant any consent or waive any rights under any Material Contract (other than any Contract that is an Excluded Asset), (B) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement, or (C) otherwise waive, release or assign any material rights, claims or benefits of Seller or its Subsidiaries under a Material Contract (other than any Contract that is an Excluded Asset);

(xv)           fail to maintain, or allow to lapse or expire, or abandon, including by failure to pay the required fees in any jurisdiction, any Registered Business Intellectual Property or disclose or fail to maintain any material Trade Secrets and Know How included in the Business Intellectual Property to a third Person;

(xvi)          transfer, sell, lease, license, or subject to an Encumbrance (other than a Permitted Encumbrance) any Owned Business Intellectual Property;

(xvii)         take any action that could reasonably be expected to trigger the release of the source code of any Business Software or other proprietary Technology Relating to the Business to any third Person;

(xviii)        make any material adverse change to the security or operation of the owned Business IT Assets or any posted Privacy Policy applicable to the Business, except as required by Privacy Laws;

(xix)          change Seller’s or any Subsidiary’s methods of accounting or accounting practices, except as required by concurrent changes in GAAP as agreed to by Seller’s independent public accountants;

(xx)            commence, settle, or offer or propose to settle, (A) any Proceeding involving or against any Transferred Entity or (B) any Proceeding that relates to the Business, the Purchased Equity, the Business Assets, or the Transactions;

(xxi)          with respect solely to the Transferred Entities or any Business Assets (A) (A) other than as required by this Agreement or any Ancillary Agreement, make, change or revoke any material Tax election (other than any Tax election made in connection with filing Tax Returns in the ordinary course of business and consistent with past practice), (B) settle any claim, notice, audit report or assessment with a Tax Authority in respect of material Taxes, (C) change any annual Tax accounting period, (D) adopt or change any material method of Tax accounting, (E) file any amended material Tax Return, (F) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax (other than a commercial agreement entered into in the ordinary course of business the primary purpose of which is not Taxes), (G) surrender any right to claim a material Tax refund, or (H) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim, in each case of (A)-(H) other than with respect to any Seller Consolidated Group; provided, that this clause (xxi) is the sole clause under this Section 6.01 related to Tax matters;

(xxii)         form or acquire any Subsidiaries or acquire any equity interest or other interest in any other Person (other than pursuant to the Contribution and Conversion Agreement, the Asset Transfer Agreement or the Reorganization);

(xxiii)        enter into any new business line outside of Seller’s existing business lines as of the date of this Agreement;

(xxiv)        with respect to any Transferred Entity, liquidate, dissolve or effect a recapitalization, reclassification of Capital Stock or any other Security;

(xxv)        terminate without replacement or amend in a manner materially detrimental to the Business, the Business Assets or the Transferred Entities any material Permit, or permit to lapse or fail to use commercially reasonable efforts to maintain, reinstate or replace any material Permit required to the extent necessary to continue to operate the Business as currently conducted; or

(xxvi)        authorize or otherwise commit to take any of the actions above.

(c)             Nothing in this Section 6.01 is intended to give the Buyer or any of its Affiliates, directly or indirectly, the right to control or direct the operations of the Business prior to the Closing, and prior to the Closing, the Seller Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective Businesses.

Section 6.02            Reasonable Best Efforts.

(a)             Upon the terms and subject to the conditions set forth in this Agreement, Parent, the Buyer and Seller shall (and shall cause their respective Subsidiaries to) use their respective reasonable best efforts to (i) take (or cause to be taken) all actions, (ii) do (or cause to be done) all things and (iii) assist and cooperate with the other parties in doing (or causing to be done) all things, in each case as are reasonably necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Transactions, including by using reasonable best efforts to cause the conditions to the obligations of the other parties to effect the Transactions set forth in Article VII of this Agreement to be satisfied.

(b)             In furtherance and not in limitation of Section 6.02(a), as promptly as practicable after the execution of this Agreement, Parent, the Buyer and Seller shall (and shall cause their respective Subsidiaries to) (i) make all filings and give all notices that are or may be required to be made and given by such party in connection with the Transactions and (ii) use commercially reasonable efforts to obtain all Consents which are or may be required to be obtained (pursuant to any applicable Law, Contract, or otherwise) by such party in connection with the Transactions, including, in the case of both (i) and (ii), the Transaction Approvals. Each Party shall, upon request of another Party and to the extent permitted by applicable Law or applicable Contract, promptly deliver to such other party a copy of each such filing made, each such notice given and each such Consent obtained by it. The parties hereto may, as they deem advisable, designate any competitively sensitive materials provided to the other under this Section 6.02(b) as “outside legal counsel only.” Such materials and the information contained therein shall be given only to outside legal counsel of the recipient and will not be disclosed by such legal counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.

(c)             In the event that the DOT or any foreign Governmental Authority exercising similar functions determines that a material Permit will not remain in full force and effect as a result of the Transaction, Parent, the Buyer and Seller shall (and Seller shall cause its controlled Affiliates to) cooperate and use reasonable best efforts to obtain an amendment, replacement, or reissuance of such material Permit as necessary to reflect the Transaction subject only to such requirements and conditions that will not prevent or have a Material Adverse Effect on the conduct of Business as currently conducted from and after Closing.

Section 6.03            Employees and Employee Benefits.

(a)             Seller shall, and Seller shall cause its Subsidiaries to, take all commercially reasonable actions so that (i) each Business Employee is employed by a Transferred Entity as of the Closing Date and (ii) no employee of Seller or its Subsidiaries who is not a Business Employee is employed by a Transferred Entity as of the Closing Date. As of the Closing Date, Parent and the Buyer shall cause each Transferred Entity to continue to employ the Business Employees on the Closing Date. During the period (1) commencing on the Closing Date and (2) ending on the first anniversary of (or, for the Key Employees (as defined in Exhibit D), the date that is 18 months from) the Closing Date, Parent shall, and shall cause its Subsidiaries to, other than as set forth on Schedule 6.03(a), provide each Continuing Employee who remains employed with Parent or one of its Subsidiaries (including, without limitation, the Transferred Entities) with (x) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Transferred Entities immediately prior to the Closing Date and (y) target annual incentive compensation opportunities and target commission opportunities, as applicable, provided, that subject to the immediately following sentence, the form may be different (e.g., equity vs. cash), and target equity incentive opportunities that are no less favorable than the target annual incentive compensation and target commission opportunities, as applicable, and target equity incentive opportunities provided by the Transferred Entities immediately prior to the Closing Date. From and after the date hereof until the Closing Date, Parent, the Buyer and the Seller Parties shall cooperate in good faith regarding any communications to be distributed to any Business Employees relating to the Transactions or post-Closing terms of employment.

(b)             Except as otherwise provided in the Transition Services Agreement, effective as of the end of the calendar month during which the Closing occurs, the Continuing Employees shall cease active participation in the Seller Benefit Plans and Parent and the Buyer shall take commercially reasonable actions such that the Continuing Employees shall be eligible to commence participation in the applicable Benefit Plans of Parent and its Affiliates as of such date, and Seller shall remain liable for all eligible claims for benefits under the Seller Benefit Plans. For the avoidance of doubt, neither Parent nor the Buyer shall assume any Seller Benefit Plans or any Liabilities with respect to any Seller Benefit Plan, and the Seller shall remain exclusively responsible for the funding, operation, and termination of all Seller Benefit Plans, except as otherwise provided in the Transition Services Agreement.

(c)             Parent, the Buyer and the Seller Parties intend that, and subject to any applicable Law, shall take commercially reasonable actions so that, the Transactions should not constitute a separation, termination or severance of employment of any Business Employee, including for purposes of any Benefit Plan that provides for separation, termination or severance benefits and the WARN Act, and that each such employee will have continuous employment immediately before and immediately after the Closing. Parent and the Buyer shall be solely liable for all Liability in relation to compliance with the WARN Act triggered as a result of the “employment loss” (as such term is defined under the WARN Act) in connection with the Business, whether arising before, on or following the Closing, and will not take any action on or following the Closing to trigger Liability under the WARN Act with respect to any Person employed by the Seller Parties or their respective Subsidiaries who are not Business Employees. Seller shall be solely liable for all Liability in relation to compliance with the WARN Act for Seller Parties or their respective Subsidiaries.

(d)             This Section 6.03 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 6.03, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.03 (including any third-party beneficiary rights). Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The Parties acknowledge and agree that the terms set forth in this Section 6.03 shall not create any right in any Continuing Employee or any other Person to any continued employment with Parent or any of its Subsidiaries or compensation or benefits of any nature or kind whatsoever.

Section 6.04            Notifications; Disclosure. During the Interim Period, Seller shall notify the Buyer in writing as promptly as practicable upon becoming aware of:

(a)             any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions;

(b)             any notice or other communication from any Governmental Authority delivered in connection with the Transactions;

(c)             any Proceeding commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Business, any Business Asset or Transferred Entity or the Purchased Equity, or that relates to the consummation of the Transactions;

(d)             any material inaccuracy in or material breach of any representation, warranty or covenant contained in this Agreement; and

(e)             any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article VII impossible or unlikely.

No such notice given pursuant to this Section 6.04 shall be deemed to supplement or amend the Seller Disclosure Schedules for the purpose of (x) determining the accuracy of any of the representations and warranties made by Seller in this Agreement or (y) determining whether any condition set forth in Article VII has been satisfied.

Section 6.05            Access to Information. During the Interim Period, upon reasonable prior written notice, the Seller Parties shall, and shall cause their respective officers, directors, employees, agents, representatives, accountants and counsel to, (a) afford the Buyer and its authorized Representatives reasonable access during normal business hours to the offices, properties, records, Contracts, Tax Returns and appropriate officers and employees of the Business, and (b) furnish to the Buyer and its Representatives such financial and operating data and other information regarding the Business (or copies thereof) as the Buyer or its Representatives may from time to time reasonably request, in each case, as reasonably required in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted at the Buyer’s expense, during normal business hours, under the supervision of the Seller’s personnel and in such a manner as to not unreasonably interfere with the normal operations of Seller; provided, further, that with respect to any properties or other facilities of Seller (including the Transferred Entities), any such access shall not include access for the purpose of conducting any real property assessments, environmental analysis or other intrusive testing of any such properties, plants or other facilities. No investigation by the Buyer or other information received by the Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Seller Parties in this Agreement. Notwithstanding anything to the contrary in this Agreement, the Seller Parties shall not be required to disclose any information to the Buyer if such disclosure would, in Seller’s sole discretion, (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Laws or any directive or guideline issued by a Governmental Authority, fiduciary duty or Contract entered into prior to the date hereof; provided, however, that to the extent practicable and in accordance with such Law, duty or Contract, and in a manner that does not result in the waiver of any privilege, as applicable, the Seller Parties shall make commercially reasonable efforts, at the Buyer’s sole expense, to provide appropriate substitute arrangements for the disclosure of such information to the Buyer. The Buyer shall hold in confidence all information so obtained in accordance with the Confidentiality Agreement.

Section 6.06            Taxes.

(a)             Certain Tax Elections.

(i)              For U.S. federal and applicable state and local income Tax purposes, (A) without the prior written consent of Seller (not to be unreasonably conditioned, withheld or delayed), the Buyer shall not make an election under Section 338(g) of the Code with respect to the transactions contemplated by this Agreement; provided, that the Seller shall consider in good faith any request to make a Section 338(g) election with respect to any non-U.S. Transferred Entity (other than FlyBlade (India) Pvt. Ltd.) that is classified as a “controlled foreign corporation” for U.S. federal income Tax purposes; provided, further, that the parties agree that it would be unreasonable for Seller to withhold consent to any such requested Section 338(g) election if Buyer fully compensates Seller for any incremental Tax costs (including any utilization or loss of net operating losses or other Tax attributes) of Seller or any of its Affiliates resulting from such election, as determined by Seller in its good faith discretion, and (B) Seller and the Buyer intend to treat the transfer of the Purchased Equity by Seller to the Buyer as a taxable sale of the assets of the Transferred Subsidiary under Section 1001 of the Code. If the Parties agree to make any Section 338(g) election pursuant to the terms of this Section 6.06(a), they shall cooperate to make any necessary updates to this Agreement.

(ii)             To the extent permitted by applicable Law, the Parties shall elect pursuant to Treasury Regulation Section 1.245A-5(e)(3)(i) to close the taxable year of each non-U.S. Transferred Entity (other than FlyBlade (India) Pvt. Ltd.) that is classified as a “controlled foreign corporation” for U.S. federal income Tax purposes (except to the extent the Parties agree to make a Section 338(g) election pursuant to the terms of Section 6.06(a) with respect such non-U.S. Transferred Entity), and the Parties and their Affiliates shall cooperate as necessary to effect any such elections and use commercially reasonable efforts to provide each other with any information in respect thereof, including by Seller delivering to Buyer (upon request of Buyer) a copy of the statement attached to Seller’s (or its Affiliates’) U.S. federal income tax return for the taxable year that includes the Closing Date making any such elections.

(b)             Straddle Periods. To the extent permitted or required by applicable Law, the taxable year of the Transferred Entities that includes the Closing Date shall be treated as closing on (and including) the Closing Date. For purposes of this Agreement, in the case of any Straddle Period, (i) Property Taxes in respect of the Business Assets or the Transferred Entities allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and (ii) Taxes (other than Property Taxes) in respect of the Business Assets or the Transferred Entities allocable to the Pre-Closing Tax Period shall be computed as if the taxable period of each Transferred Entity ended as of the end of the day on the Closing Date (including for purposes of determining any income under Sections 951 or 951A of the Code).

(c)             Tax Returns.

(i)              Seller shall prepare or shall cause to be prepared all Tax Returns of the Transferred Entities that are due (taking into account extensions) on or prior to the Closing Date. All such Tax Returns shall be prepared in a manner consistent with the past practices of the Transferred Entities, except to the extent required by a change in applicable Law. Seller shall timely file or cause to be timely filed, and shall pay or cause to be paid, any Taxes shown as due on such Tax Returns, taking into account available extensions of filing periods.

(ii)             The Buyer shall prepare and timely file or cause to be prepared and timely filed all other Tax Returns with respect to the Transferred Entities; provided, however, that not later than twenty (20) days (or in the case of any non-income Tax Return, such shorter period as is reasonable taking into account the Tax period and the nature of the relevant Tax Return or other relevant circumstances) prior to the due date for the filing of such Tax Return by the Buyer, the Buyer shall provide Seller with a copy of the draft of any Tax Return relating to any taxable period (or portion thereof) ending on or before the Closing Date for Seller’s review; provided, further, that the Buyer shall incorporate all of Seller’s reasonable written comments on such Tax Return (to the extent supported by applicable Law at a “more likely than not” or higher level of comfort) provided at least five (5) days prior to the due date for filing such Tax Return and shall not file such Tax Return without the prior written consent of the Seller (not to be unreasonably withheld, conditioned or delayed).

(iii)            Notwithstanding anything else herein to the contrary, (A) the Seller shall prepare and timely file, or cause to be prepared and timely filed any Seller Consolidated Return and (B) the Buyer shall have no rights to review or comment on any Seller Consolidated Return.

(d)             Tax Contests.

(i)              If any Governmental Authority asserts a Tax Claim related to the Transferred Entities, then the Buyer, as applicable, shall promptly provide written notice thereof to Seller; provided, however, that the failure of the Buyer to give such prompt notice shall not relieve Seller of any of its obligations under this Agreement, except to the extent that Seller is materially prejudiced by such failure. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Governmental Authority.

(ii)             In the case of a Tax Claim of or with respect to any Transferred Entity for any taxable period ending on or before the Closing Date (for the sake of clarification, excluding any Straddle Period), Seller may elect to control such Tax Claim; provided, however, that (A) Seller shall keep the Buyer apprised of material developments with respect to, and shall respond to any reasonable written requests from the Buyer for information relating to, such Tax Claim, (B) Seller shall diligently defend such Tax Claim in good faith and allow Buyer (at its expense) to fully participate in the defense of such Tax Claim, and (C) Seller shall not settle, compromise or abandon any such Tax Claim without obtaining the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

(iii)            In the case of a Tax Claim of or with respect to any Transferred Entity described in Section 6.06(d)(ii) that Seller does not elect to control or any Tax Claim of or with respect to a Transferred Entity other than as described in Section 6.06(d)(ii), the Buyer shall control such Tax Claim; provided, however, that (A) the Buyer shall keep Seller apprised of material developments with respect to, and shall respond to any reasonable requests from Seller for information relating to, such Tax Claim, (B) the Buyer shall diligently defend such Tax Claim in good faith and allow Seller (at its expense) to fully participate in the defense of such Tax Claim, and (B) the Buyer shall not settle, compromise or abandon any such Tax Claim without obtaining the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(iv)           Notwithstanding anything in this Agreement to the contrary, (i) no member of the Seller Group shall have any obligation to provide (or provide access to) or take any action or position with respect to any Consolidated Tax Return and (ii) Seller shall have the exclusive right to control in all respects, and neither the Buyer nor any of its Subsidiaries shall be entitled to participate in, any Tax claim or other matter relating to, any Tax Return of any Seller Consolidated Group (including any Seller Consolidated Return).

(e)             Cooperation. Each party to this Agreement shall, and shall cause its Subsidiaries to, provide to the other party to this Agreement such cooperation (including access to personnel), documentation and information as either of them reasonably may request in (i) filing any Tax Return, amended Tax Return or claim for refund and (ii) conducting any Tax Claim. The party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other party.

(f)              Tax Sharing Agreements. On or before the Closing Date, the rights and obligations of each Transferred Entity pursuant to all Tax allocation, sharing, indemnification or other similar agreements or arrangements, if any, to which such any such Transferred Entity, on the one hand, and Seller or any of its other Subsidiaries, on the other hand, are parties, shall terminate, and neither Seller nor any of its Subsidiaries, on the one hand, nor any Transferred Entity, on the other hand, shall have any rights, liabilities or obligations thereunder after the Closing.

(g)             Tax Treatment of Payments. Seller, the Buyer, the Transferred Entities and their respective Affiliates shall treat any and all payments under this Section 6.06 as an adjustment to the Closing Purchase Price for Tax purposes to the extent permitted by Law.

(h)             Transfer Taxes. Seller and Buyer shall each bear fifty percent (50%) of all transfer, value added, documentary, sales, use, real property transfer, stamp, registration and other similar Taxes and all conveyance fees, recording charges and other fees and charges (including, as to any such Taxes, fees, or charges, any penalties and interest) incurred in connection with, arising out of or attributable to the Transactions contemplated by this Agreement (“Transfer Taxes”); provided, that, notwithstanding the foregoing, Seller shall bear all Transfer Taxes incurred in connection with, arising out of or attributable to the Contribution and Conversion Agreement, the Asset Transfer Agreement and the Reorganization. Notwithstanding anything herein to the contrary, Transfer Taxes shall exclude any Taxes based in whole or in part upon income, profits or gains (including any indirect income or capital gains Taxes).

(i)              Tax Refunds. The Seller shall be entitled to the amount of any refund (or credit in lieu of a refund) of Taxes of the Transferred Entities, or relating to the Business Assets, for any Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date, including any refund of employee retention credits under Section 3134 of the Code or analogous provision of state, local or non-U.S. Tax Law, which refund or credit is actually received or recognized by the Buyer or its Affiliates (including each Transferred Entity after the Closing) after the Closing, including as a reduction of Taxes payable by Buyer or its Affiliates (including each Transferred Entity after the Closing), net of any reasonable out-of-pocket costs and expenses incurred by Buyer or its Affiliates (including each Transferred Entity after the Closing) in connection with the receipt of such refund or any Taxes due thereon. The Buyer shall pay any such Tax refund or credit to the Seller within fifteen (15) days after receipt thereof (or in the case of a credit in lieu of a refund, after utilization thereof). A Tax refund with respect to a Straddle Period shall be allocated in accordance with Section 6.06(b). Notwithstanding the foregoing, the Seller shall not be entitled to any refund (or credit in lieu of a refund) that (i) is attributable to the carryback of a Tax attribute for a Post-Closing Tax Period or the application of losses, credits or other Tax attributes of any Affiliate of Buyer that is not a Transferred Entity or (ii) was taken into account as an asset in the calculation of Closing Net Working Capital or Closing Indebtedness, in each case as finally determined.

(j)              Post-Closing Actions. From and after the Closing, without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed), the Buyer shall not, and shall not cause or permit any of its Affiliates (including any Transferred Entity after the Closing) to, except as otherwise required by applicable Law), (i) make, change or revoke any Tax election (including any entity classification election pursuant to Treasury Regulations Section 301.7701-3) with respect to any Transferred Entity that has retroactive effect to any Pre-Closing Tax Period, (ii) amend or cause to be amended any Tax Return of or with respect to any Transferred Entity for a Pre-Closing Tax Period, (iii) initiate discussions or examinations with Tax Authorities regarding Taxes with respect to any Pre-Closing Tax Period or make any voluntary disclosures with respect to Taxes for any Pre-Closing Tax Period, (iv) waive or extend any statute of limitations for the assessment or collection of any Tax for a Pre-Closing Tax Period, or (v) take any other action with respect to Taxes for a Pre-Closing Tax Period that would reasonably be expected to increase the liability of the Seller or Seller Consolidated Group for Taxes or to reduce the amount payable to Seller pursuant to this Agreement.

Section 6.07            Confidentiality.

(a)             The Parties acknowledge and agree that they are bound by the Confidentiality Agreement.

(b)             The Parties agree that the Confidentiality Agreement shall terminate upon the Closing.

(c)             Following the Closing, Seller and its Subsidiaries will hold confidential all information Related to the Business and the Business Assets in their possession prior to the Closing Date and not disclose such information to any Third Party (other than to each other and their respective Representatives), without the prior written consent of the Buyer; provided, however, the foregoing shall not apply to (i) any use or disclosure of such information by Seller or its Subsidiaries (A) in connection with any services provided under the Ancillary Agreements or any other agreements between Seller or its Subsidiaries and the Buyer or its Subsidiaries expressly requiring the use or disclosure of such information to Third Parties, (B) disclosure required by any applicable Law (including applicable securities Law) and in connection with claims (including the defense of claims) and the enforcement of any right or remedy, in each case, relating to this Agreement or the Ancillary Agreements or the Transactions contemplated hereby and thereby, or (ii) any information (A) primarily pertaining to the Retained Business, the Excluded Assets, the Excluded Contracts, the Excluded Intellectual Property Rights or the Excluded Technology, or (B) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 6.07(c)).

(d)             Following the Closing, Parent, the Buyer and its Subsidiaries will hold confidential all information related to the Retained Business, the Excluded Assets, the Excluded Contracts, the Excluded Intellectual Property Rights and the Excluded Technology (in each case, other than the portion of any such information that Relates to the Business) in their possession prior to the Closing Date and not disclose such information to any Third Party (other than to each other and their respective Representatives), without the prior written consent of Seller; provided, however, the foregoing shall not apply to (i) any use or disclosure of such information by Parent, the Buyer or its Subsidiaries (A) in connection with any services provided under the Ancillary Agreements or any other agreements between Parent, the Buyer or its Subsidiaries and Seller or its Subsidiaries expressly requiring the use or disclosure of such information to Third Parties, (B) disclosure required by any applicable Law (including applicable securities Law) and in connection with claims (including the defense of claims) and the enforcement of any right or remedy, in each case, relating to this Agreement or the Ancillary Agreements or the Transactions contemplated hereby and thereby, or (ii) any information (A) Related to the Business or the Business Assets, or (B) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 6.07(d)).

Section 6.08            Exclusivity. From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except as set forth on Schedule 6.08, the Seller Parties shall not, and Seller shall cause each of its Subsidiaries and its and their respective Representatives not to, directly or indirectly, (a) solicit, initiate, facilitate, support, seek, induce, entertain or knowingly encourage, or take any action to solicit, initiate, facilitate, support, seek, induce, entertain or knowingly encourage any inquiries, announcements or communications relating to, or the making of any submission, proposal or offer that constitutes or that would reasonably be expected to lead to, an Acquisition Proposal, (b) enter into, participate in, maintain or continue any discussions or negotiations relating to, any Acquisition Proposal with any Person other than the Buyer or any of its Subsidiaries or their respective Representatives (it being understood that informing a Person of the existence of this Agreement after any such Person contacts a Seller Party or any of its Subsidiaries regarding an Acquisition Proposal and the restrictions set forth in this Section 6.08 shall not be a breach of this Section 6.08), (c) furnish to any Person other than the Buyer, any of its Subsidiaries or any of their respective Representatives any information that the Seller Parties reasonably expect would be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal, or take any other action regarding any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal or (d) accept any Acquisition Proposal or enter into any agreement, arrangement or understanding (whether written or oral) providing for the consummation of any transaction contemplated by any Acquisition Proposal or otherwise relating to any Acquisition Proposal. From and after the date hereof until the Closing Date or the valid termination of this Agreement in accordance with Article VIII, the Seller Parties shall, and Seller shall cause each of its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal. From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Seller shall provide the Buyer with: (i) a written description of any expression of interest, inquiry, proposal or offer relating to a possible Acquisition Proposal, or any request for information that would reasonably be expected to be used for the purposes of formulating any inquiry, proposal or offer regarding a possible Acquisition Proposal, that is received by any Seller Party or any of their respective Representatives from any Person (other than the Buyer or any of its Subsidiaries or its Representatives) after the date hereof, including in such description the identity of the Person from which such expression of interest, inquiry, proposal, offer or request for information was received (the “Other Interested Party”) and the material terms of such expression of interest, inquiry, proposal, offer or request for information; and (ii) a copy of each written communication and a complete summary of each other communication transmitted on behalf of the Other Interested Party or any of the Other Interested Party’s Representatives to any Seller Party, any of Seller Party’s Subsidiaries or any of their respective Representatives or transmitted on behalf of any Seller Party, any of Seller Party’s Subsidiaries or any of their respective Representatives to the Other Interested Party or any of the Other Interested Party’s Representatives.

Section 6.09            Public Announcements. The Parties agree that the initial press release to be issued with respect to the execution and delivery of this Agreement shall be in the form mutually agreed upon by the Buyer and Seller. None of the Parties shall, and each Party shall cause each of its controlled Affiliates and its and their respective Representatives not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the Transactions, without obtaining the prior written approval, which approval shall not be unreasonably withheld, delayed or conditioned, of (a) if such disclosing Party is the Buyer or any of its Affiliates prior to the Closing, Seller, (b) if such disclosing Party is the Buyer or any Transferred Entity following the Closing, Seller, and (c) if such disclosing Party is Seller or any of its Affiliates, the Buyer. Notwithstanding the foregoing or anything in this Agreement to the contrary, any Party and its Affiliates and its and their respective Representatives may issue any such press release or other public statement, in each case, without the prior written consent of, or notice to, any Person (i) if the statements contained therein with respect to this Agreement or the Transactions are otherwise consistent with previous press releases or other public statements made by any Party in compliance with this Section 6.09, or (ii) as required by applicable Law or the SEC, FINRA or other Governmental Authority (including any securities exchange on which securities of the Buyer or Seller, as applicable, are then traded) as such Party may reasonably determine without prior consultation with any Person; provided, that the Party proposing to issue any press release or similar public announcement or communication in compliance with any such disclosure obligations shall use commercially reasonable efforts to consult in good faith with the other Party before doing so.

Section 6.10            Shared Contracts.

(a)             The applicable Transferred Entity shall split and partially assign to Trinity or have replicated for the benefit of Trinity as of the Closing each Split Shared Contract which may be split and assigned in part to Trinity or replicated for the benefit of Trinity and the applicable Transferred Entity pursuant to its terms, without the consent of the counterparty thereto (each, an “Assignable Shared Contract”).

(b)             With respect to each Split Shared Contract that is not an Assignable Shared Contract (each, a “Non-Assignable Shared Contract”), Seller and its Subsidiaries shall use reasonable best efforts prior to the Closing Date to cause the counterparty to each such Non-Assignable Shared Contract to consent to the split and partial assignment or replication of such Non-Assignable Shared Contract to Trinity, or to otherwise enter into a new Contract with Trinity on substantially the same terms as exist under the applicable Split Shared Contract, in each case as of the Closing, such that (1) Trinity is the beneficiary of the rights and benefits and is responsible for the liabilities and obligations under such Shared Contract to the extent that they are related to the Retained Business; and (2) the Buyer or its respective Affiliate is the beneficiary of the rights and benefits and is responsible for the liabilities and obligations under such Shared Contract to the extent that they are related to the Business. For clarity, neither Buyer, Seller nor any of their respective Affiliates shall be required to (i) pay any transfer or other fee or incur any liability to split, assign or replicate any Split Shared Contract or (ii) enter into any split, assigned or replicated agreement with less favorable terms than such Split Shared Contract. As to any Non-Assignable Shared Contract for which the applicable Transferred Entity has not received consent of the counterparty thereto as of the Closing, (A) Seller agrees to continue to use reasonable best efforts following the Closing Date to obtain any required consent(s), and the Buyer agrees to reasonably cooperate in connection with same, (B) the Parties agree to reasonably cooperate in good faith to take such actions as are reasonably necessary to avoid any breach or violation by a Party as a result of any failure to obtain any required consent prior to the Closing and (C) Seller, on the one hand, and the Buyer or Transferred Subsidiary, on the other hand, shall enter into a mutually agreeable arrangement in respect of such Non-Assignable Shared Contract (including by way of amendment or addition of services to the Transition Services Agreement) under which (x) Trinity will, to the extent permitted by applicable Law, obtain the rights and benefits (including contractual rights) and assume and perform all obligations associated with such Non-Assignable Shared Contract that are applicable to the Retained Business and (y) the Non-Assignable Shared Contract will be held by the applicable Transferred Entity in trust for Trinity and all covenants and obligations thereunder related to the Retained Business will be performed by Trinity in the applicable Transferred Entity’s name. With respect to any such Shared Contract, each of Seller and the Buyer agree that: (A) neither Party shall have any liability to the other Party arising out of or relating to the failure to obtain any consent from any counterparty to such Shared Contract, provided, that the Parties comply with their obligations under this Section 6.10; and (B) no condition to Closing shall be deemed not satisfied as a result of the failure to obtain any such consent.

Section 6.11            Trademark Usage. From and after the Closing, Seller shall cease (and cause its Subsidiaries to cease) all use of any Marks with the word “Blade”, the “swoosh” logo and any other Marks included in the Owned Business Intellectual Property and any Marks confusingly similar thereto (collectively “Business Marks”), except as expressly permitted under the Transition Services Agreement.

Section 6.12            Directors’ and Officers’ Insurance. Prior to the Closing, the Transferred Subsidiary shall obtain and fully pay for a six-year “tail” directors’ and officers’ liability insurance policy (the “D&O Tail Policy”), covering claims arising from facts or events that occurred at or prior to the Closing and covering each current or former director or officer of each Transferred Entity and any person who becomes a director or officer of a Transferred Entity prior to the Closing (the “D&O Indemnified Parties” and each a “D&O Indemnified Party”) on terms with respect to coverage and amounts that are no less favorable than those terms in effect with respect to Seller’s and its Subsidiaries’ directors’ and officers’ liability policies covering the D&O Indemnified Parties in effect as of the date hereof. The Buyer shall not terminate, or cause any Transferred Entity to terminate, such policy and shall cause all obligations of the applicable Transferred Entity thereunder to be honored by such Transferred Entity. The fees, costs and expenses incurred in connection with such “tail” policy shall be a Transaction Expense.

Section 6.13            Wrong Pockets; Remittances.

(a)             If and to the extent that it is determined after Closing that (x) Buyer or any Transferred Entity or any of their respective Affiliates has received payment of funds exclusively related to an Excluded Asset or the Retained Business, or (y) legal title to or beneficial or other interest in all or part of any Excluded Asset has not been transferred to Trinity pursuant to the Asset Transfer Agreement, then, in each case, Buyer shall provide notice to Seller of receipt of such payment or retention of such asset as promptly as practicable in accordance with Section 10.02. Promptly upon the reasonable written request of Seller, Buyer will (i) execute all such agreements, deeds or other documents as may be necessary for the purposes of transferring such assets (or part thereof) or the relevant interests in them to Seller or its designated assignee, (ii) use commercially reasonable efforts to complete all such further acts or things as Seller may reasonably request in order to transfer such assets or the relevant interests in them to Seller or its designated assignee, (iii) hold the asset (or part thereof), or relevant interest in the asset, in trust for Seller (to the extent permitted by applicable Law) until such time as the transfer is validly effected to vest the asset (or part thereof) or relevant interest in the asset back to Seller or its designated assignee and (iv) in the case of payment of funds with respect to the Excluded Assets, promptly forward or transfer or cause to be promptly forwarded or transferred such payments of funds or to Seller for no additional consideration and will account to Seller for all such receipts. Following the Closing, if the Buyer receives any email, mail or packages constituting or arising out of the Excluded Assets, the Buyer shall promptly deliver such email, mail or packages, or portion of such email, mail or packages that constitutes or arises out of the Excluded Assets, to Seller.

(b)             If and to the extent that it is determined after Closing that (x) Seller or any of its Affiliates have received payment of funds Related to the Business or (y) legal title to or beneficial or other interest in all or part of any Business Assets or Transferred Entity Interests were not owned by the Buyer or a Transferred Entity at Closing, Seller shall provide notice to the Buyer of receipt of such payment or asset as promptly as practicable in accordance with Section 10.02. Promptly upon the reasonable written request of the Buyer, Seller will (i) execute all such agreements, deeds or other documents as may be necessary for the purposes of transferring such assets (or part thereof) or the relevant interests in them to the Buyer or a Transferred Entity designated by the Buyer, (ii) use commercially reasonable efforts to complete all such further acts or things as the Buyer may reasonably request in order to transfer such assets or the relevant interests in them to the Buyer or such designated Transferred Entity, (iii) hold the asset (or part thereof), or relevant interest in the asset, in trust for the Buyer (to the extent permitted by applicable Law) until such time as the transfer is validly effected to vest the asset (or part thereof) or relevant interest in the asset to the Buyer or such designated Transferred Entity and (iv) in the case of payment of funds with respect to the Business Assets, promptly forward or transfer or cause to be promptly forwarded or transferred such payments of funds or to the Buyer for no additional consideration and will account to Buyer for all such receipts. Following the Closing, if Seller receives any email, mail or packages constituting or arising out of the Business Assets or the Business, Seller shall promptly deliver such email, mail or packages, or portion of such email, mail or packages that constitutes or arises out of the Business Assets or the Business, to the Buyer.

(c)             This Section 6.13 (i) shall not modify, expand or limit the scope of the Business, the Transferred Entities, the Business Assets, the Retained Business, the Transition Services Agreement or any Ancillary Agreement, and (ii) with respect to any Shared Contracts, is superseded by the terms of Section 6.10 (Shared Contracts).

Section 6.14            Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Subsidiaries to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required or desirable to carry out completely the provisions hereof and give effect to the Transactions. Upon the terms and subject to the conditions hereof, each of the Parties shall use its respective commercially reasonable efforts to (a) take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable to consummate the Transactions as promptly as practicable and (b) obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings.

Section 6.15           Bulk Sale Laws. The Buyer hereby agrees to waive any compliance by the Seller Parties with respect to the provisions of the “bulk sales”, “bulk transfer” or similar Laws of any state or other jurisdiction in connection with the sale of the Business Assets and the Purchased Equity and the other Transactions contemplated hereby.

Section 6.16            NYSE Listing. In the event the Buyer elects to pay all or any portion of the Closing Purchase Price, Achieved EBITDA Earn-Out Payment (if any) or Retention Earn-Out Payment (if any) in Buyer Shares, prior to issuing such Buyer Shares, Parent will submit a Supplemental Listing Application to NYSE with respect to such Buyer Shares and will use reasonable best efforts to cause such shares to be approved for listing before the date of issuance.

Section 6.17            Affiliate Arrangements. On or prior to the Closing Date, Seller will, and will cause all other members of the Seller Group to, cause all Affiliate Arrangements set forth on Section 6.17(a) of the Seller Disclosure Schedules to be settled (irrespective of the terms of payment), terminated and canceled without any further Liability to, or obligation of, the Transferred Entities from and after the Closing (excluding obligations that are set forth on Section 6.17(b) of the Seller Disclosure Schedules, solely to the extent such provisions set forth on Section 6.17(b) of the Seller Disclosure Schedules expressly survive the termination of any such Affiliate Arrangement pursuant to the written terms of such Affiliate Arrangement). Seller will provide evidence of such termination and cancellation, in form and substance reasonably acceptable to the Buyer, prior to the Closing.

Section 6.18            Intercompany Accounts. Prior to the Closing, in consultation with the Buyer, Seller will, and will cause all other members of the Seller Group to, use commercially reasonable efforts to cooperate in good faith with the Buyer with respect to the settlement in full and/or termination of all Intercompany Accounts as of the Closing.

Section 6.19            Payoff Letters. No later than five (5) Business Days prior to the Closing, Seller shall provide to the Buyer a draft of, with respect to any item of Covered Indebtedness, a payoff letter from the lender (or any agent for such lender(s)) of such item of Covered Indebtedness (each, a “Payoff Letter”), which shall include: (i) an agreement by such lender (or any agent therefor) that, upon payment of the amount payable to such lender (or any agent therefor) specified therein (such amount to include any early termination fees or prepayment premiums payable to such lender (or any agent therefor) as a result of the consummation of the Transactions), (A) all outstanding obligations of the applicable member of the Seller Group arising under or related to the applicable Covered Indebtedness shall be repaid, discharged, and extinguished in full (other than contingent indemnification obligations in respect of which a claim has not yet been made), (B) all Encumbrances securing such Covered Indebtedness shall be released, (C) the lender (or any agent therefor) shall take all actions reasonably requested by the applicable member of the Seller Group or its designees to evidence and, if applicable, record such discharge and release as promptly as practicable, and (D) the lender (or any agent therefor) shall return to the applicable member of the Seller Group all collateral securing the applicable Indebtedness in such lender’s or agent’s possession or control; (ii) the amount required to be paid to the lender (or any agent therefor) of such Covered Indebtedness in order to satisfy in full such Covered Indebtedness, and wire transfer instructions for such lender (or any agent therefor); and (iii) provision for delivery at the Closing of any collateral releases, collateral access agreement terminations, mortgage releases, Intellectual Property Rights releases, physical collateral deliveries, and other related termination and/or release items in connection therewith which the Seller Group or its designees are authorized to file (to the extent applicable) immediately following such lender’s (or such agent’s) receipt of the applicable payoff amount set forth in the Payoff Letter.

Section 6.20            Data Room Information. Within three (3) Business Days of the execution of this Agreement, Seller shall deliver to the Buyer an electronic copy, whether by thumb drive or other electronic means, of all documents and information contained in the VDR as of no later than 12:01 a.m. Pacific time on the date that is two (2) Business Days prior to the time of execution of this Agreement.

Section 6.21            Registration Rights. The Buyer and Seller agree to take the actions and to be subject to the provisions set forth on Schedule 6.21, the entirety of which is incorporated herein by reference.

Section 6.22            Reserved.

Section 6.23            Preservation of Books and Records. Subject to applicable Law, for a period of seven (7) years from the Closing Date:

(a)             Buyer shall not, and shall cause its respective Subsidiaries not to, dispose of or destroy any of the books and records of the Transferred Entities in its possession as of the Closing and which primarily relate to the Business as conducted in the three-year period prior to the Closing (the “Business Books and Records”) without first offering to turn over possession thereof to Seller by written notice to Seller at least thirty (30) Business Days prior to the proposed date of such disposition or destruction. Seller shall not and shall cause its respective controlled Subsidiaries not to destroy any of the books and records of the Transferred Entities relating to periods prior to the Closing without first offering to turn over possession thereof to the Buyer by written notice to the Buyer at least thirty (30) days prior to the proposed date of such disposition or destruction (and where the Buyer requires possession thereof, to use reasonable best efforts to deliver them to the Buyer within thirty (30) days of the date that the Buyer notified Seller of its requirement).

(b)             Seller may request access to the Business Books and Records in the Buyer’s possession on reasonable notice and at reasonable times, and Seller shall have the right, at its own expense, to review and make copies of any such Business Books and Records; provided, that such requests and access to Business Books and Records must (i) be in connection with Tax matters (including financial and Tax audits and Tax contests), (ii) be at Seller’s sole cost and expense and (iii) in Buyer’s sole reasonable discretion, not involve the disclosure of any information if such disclosure would reasonably be expected to result in the violation of any applicable confidentiality restrictions, the loss of attorney client, work product or other privilege or the violation of applicable Law. Any such access or copying shall be had or done in such a manner so as not to unduly interfere with the normal conduct of Buyer’s business.

Section 6.24           Pre-Closing Actions. During the interim period, Seller will, and will cause each of its Subsidiaries to, take the actions contemplated by the Contribution and Conversion Agreement and Asset Transfer Agreement (such actions and transactions, the “Reorganization”).

Section 6.25            Intellectual Property. Effective as of the Closing and subject to the terms and conditions of this Agreement, Buyer, on behalf of itself and the Transferred Entities, hereby grants to Seller and its Affiliates, a worldwide, perpetual, irrevocable, royalty-free, fully paid-up, non-sublicensable, non-transferable (except to an acquirer in connection with an acquisition of the Retained Business), non-exclusive license to all rights in confidential, non-public or proprietary technical information and other know-how and any analogous rights included in the Owned Business Intellectual Property as of the Closing (“Business Know-How Rights”) that were used in the Retained Business during the twelve (12) month period prior to the Closing Date, for use in the operation of the Retained Business as conducted as of the Closing Date, solely to the extent and in the manner in which such Business Know-How Rights were used in the Retained Business as of the Closing Date or at any time during the twelve (12) month period prior to the Closing Date. For clarity, the foregoing license does not (x) require Buyer nor any of the Transferred Entities to transfer any tangible embodiments of the Business Know-How Rights or Records or other documentation (or copies thereof) relating to the Business Know-How Rights; and (y) permit Seller nor any of its Affiliates to retain any Records or other documentation (or copies thereof) relating to the Business Know-How Rights, except as otherwise expressly permitted by this Agreement. The Business Know-How Rights are considered the confidential information of Buyer and its Affiliates and are subject to the protections set forth in Section 6.07.

Article VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF PARTIES

Section 7.01            Conditions to Each Party’s Obligation. The respective obligations of each Party to effect the Transactions are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by each of Seller and the Buyer) at or prior to the Closing, of the following conditions:

(a)             Governmental Approvals. All notices to, filings with and Consents of Governmental Authorities set forth on Schedule 7.01(a), that are required to be made or obtained under any applicable Law in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions shall have been made or obtained and be in full force and effect.

(b)             No Injunction; No Legal Prohibition. No temporary restraining order, preliminary or permanent injunction or other Governmental Order issued by any Governmental Authority of competent jurisdiction shall be in effect which restrains, enjoins or otherwise prohibits the consummation of the Transactions on the terms contemplated herein, and no applicable Law shall have been enacted or be deemed applicable to the Transactions that makes illegal, or restrains, enjoins or otherwise prohibits, the consummation of the Transactions.

Section 7.02            Conditions to Obligation of the Buyer. The obligations of the Buyer to consummate the Transactions are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the Buyer), at or prior to the Closing, of each of the following conditions:

(a)             Representations and Warranties. Each of (i) the representations and warranties of Seller in Section 4.01(a) (Organization and Qualification; Transferred Entities), Section 4.02 (Capital Stock and Indebtedness), Section 4.03 (Authority), Section 4.23 (Brokers) and Section 4.26 (No Other Representations and Warranties) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except for representations that speak as of a particular date, which shall be true and correct in all respects as of such date), except for de minimis inaccuracies, (ii) the representations and warranties of Seller in Section 4.06 (No Undisclosed Liabilities), Section 4.09 (Sufficiency and Title of Business Assets) and Section 4.20 (Taxes) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except for representations that speak as of a particular date, which shall be true and correct in all material respects as of such date), in each case of this clause (ii), without giving effect to any Material Adverse Effect or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties, and (iii) each of the other representations and warranties made by Seller in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except for representations and warranties that speak as of a particular date, which shall be true and correct as of such date), except where the failure to be so true and correct (without giving effect to any Material Adverse Effect or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties) would not, individually or in the aggregate, have or reasonably be expected to have, a Material Adverse Effect.

(b)            Covenants. Each of the covenants that either of the Seller Parties is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c)            Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

(d)            Deliveries. The Buyer shall have received all of the items and documents set forth in Section 3.02(a) and each such item and document shall be in full force and effect as of the Closing.

(e)            Litigation. There shall not be pending or threatened any Proceeding by or before a Governmental Authority that (i) seeks to prevent the consummation of the Transactions on the terms, and conferring upon the Buyer and the Transferred Subsidiary all of their respective rights and benefits, contemplated in this Agreement and the Asset Transfer Agreement or (ii) seeks the award of Losses payable by, or any other remedy against, the Buyer or any Transferred Entity (other than Losses that would not have, and would not reasonably be expected to have, a material adverse effect on the Buyer or any Transferred Entity) if the Transactions are consummated.

(f)            Employees. As of immediately prior to the Closing, (A) each of the Key Employees and (B) at least ninety percent (90%) of the other Business Employees (excluding, in the case of this clause (B), (i) interns and (ii) part-time or hourly seasonal/temporary workers whose employment would reasonably be expected to have been terminated prior to the Closing based on the historical past practices of Seller since January 1, 2022), in each case of (A) and (B), shall remain employed or engaged (as applicable) by a Transferred Entity and shall not have expressed any overt intention to terminate his or her employment with such Transferred Entity immediately following the Closing.

(g)            Pre-Closing Actions. Each of the actions and obligations that Seller or any other Person is required to comply with, or to perform, as set forth in the Contribution and Conversion Agreement and the Asset Transfer Agreement, shall have been complied with and taken and the Reorganization shall have been consummated.

Section 7.03         Conditions to Obligation of the Seller Parties. The obligations of the Seller Parties to consummate the Transactions shall be subject to the fulfillment or written waiver (to the extent permitted by Law) by the Buyer at or prior to the Closing, of each of the following conditions:

(a)            Representations and Warranties. Each of the representations and warranties made by the Buyer in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except for representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date), without giving effect to any materiality qualifications contained in such representations and warranties.

(b)            Covenants. Each of the covenants and obligations that the Buyer is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c)            Deliveries. Seller shall have received all of the items and documents set forth in Section 3.02(b) and each such item and document shall be in full force and effect as of the Closing.

(d)            Pre-Closing Actions. Each of the actions and obligations that Seller or any other Person is required to comply with, or to perform, as set forth in the Contribution and Conversion Agreement, shall have been complied with and taken; provided, that Seller may not rely on the failure of the condition set forth in this Section 7.03(d) to be satisfied if such failure was caused by Seller’s or any of its Affiliate’s failure to use the required level of efforts to cause the Closing to occur pursuant to Section 6.02.

Article VIII
TERMINATION

Section 8.01         Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing only as follows:

(a)            by mutual written agreement of Seller and the Buyer;

(b)            by either Seller or the Buyer, if the Closing shall not have occurred by 11:59 p.m. Pacific time, on December 1, 2025, (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b) shall not be available to any party whose action or failure to act (which action or failure to act constitutes a breach by such party) has been the primary cause of the failure of the Closing to have occurred prior to the End Date;

(c)            by either Seller or the Buyer, if a Governmental Authority of competent jurisdiction shall have enacted any applicable Law that is in effect or issued any Governmental Order which has become final and non-appealable and which, in either case, restrains, enjoins or otherwise prohibits the Transactions; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(c) shall not be available to any party whose action or failure to act (which action or failure to act constitutes a breach by such party) has been the primary cause of the issuance of such Governmental Order.

(d)            by the Buyer if it is not then in material breach of its obligations of this Agreement such that the conditions set forth in Section 7.01 or Section 7.03 would not be satisfied, and (i) any representation or warranty of Seller contained in this Agreement shall be inaccurate such that the condition set forth in Section 7.02(a) of this Agreement would not be satisfied, or (ii) any of the covenants or obligations of the Seller Parties contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 7.02(b) of this Agreement would not be satisfied; provided, however, that if an inaccuracy or breach is curable by Seller during the thirty (30)-day period after the Buyer notifies Seller in writing of the existence of such inaccuracy or breach (the “Seller Cure Period”), then the Buyer may not terminate this Agreement under this Section 8.01(d) as a result of such inaccuracy or breach prior to the expiration of the Seller Cure Period;

(e)            by Seller if it is not then in material breach of its obligations of this Agreement such that the conditions set forth in Section 7.01 or Section 7.02 would not be satisfied if (i) any representation or warranty of the Buyer contained in this Agreement shall be inaccurate such that the condition set forth in Section 7.03(a) would not be satisfied, or (ii) any of the covenants or obligations of the Buyer contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 7.03(b) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by the Buyer during the thirty (30)-day period after Seller notifies the Buyer in writing of the existence of such inaccuracy or breach (the “Buyer Cure Period”), then Seller may not terminate this Agreement under this Section 8.01(e) as a result of such inaccuracy or breach prior to the expiration of the Buyer Cure Period;

(f)             by the Buyer if the Contribution and Conversion Agreement or the Asset Transfer Agreement is terminated; or

(g)            the Party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give a notice of such termination to the other Party setting forth a brief description of the basis on which, and the provision of this Section 8.01 pursuant to which, such party is terminating this Agreement.

Section 8.02         Effect of Termination. If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect without liability of any Party (or any Representative of such Party) to any other Party hereto; provided, that: (a) the Parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 6.07 and Article X, which shall survive any termination of this Agreement, (b) no Party shall be relieved from any Liability resulting from Fraud or Willful Breach that occurs prior to such termination of this Agreement (which, for the avoidance of doubt, will be deemed to include any failure by Seller or the Buyer to consummate the Closing if it is required to do so hereunder and any failure of Seller to consummate the Reorganization) and (c) if an award of damages is sought against the Buyer for any alleged Willful Breach of this Agreement by the Buyer occurring prior to the Closing, any such award of damages shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by the Seller Parties, which benefit of the bargain (i.e., expectancy damages) shall be recoverable by the Seller Parties.

Article IX
INDEMNIFICATION

Section 9.01         Survival.

(a)            (i) The Fundamental Representations shall survive the Closing and expire on the date that is six (6) years from the Closing Date (the “FR Expiration Date”) and (ii) the representations and warranties made by Seller in all other sections of Article IV and in the Seller Closing Certificate shall survive the Closing and expire on the date that is eighteen (18) months from the Closing Date (the “General Expiration Date”). Notwithstanding the foregoing, if at any time prior to the FR Expiration Date or General Expiration Date, as applicable, the Buyer properly and timely delivers to Seller a written notice alleging the existence of an inaccuracy in or a breach of any of such representation or warranty and asserting a Claim for recovery under Section 9.03 based on such alleged inaccuracy or breach, then the Claim asserted in such notice shall survive solely with respect to such Claim and only until such time as such Claim is fully and finally resolved.

(b)            All representations and warranties made by the Buyer shall terminate and expire as of the Closing, and any Liability of the Buyer with respect to such representations and warranties shall thereupon cease; provided, however, that the foregoing shall not be deemed to limit the acknowledgement and agreement of the Buyer set forth in Section 5.08, which shall survive the Closing.

(c)            The covenants and other agreements of the parties hereto contained in this Agreement, or in any certificate or other writing delivered pursuant hereto or in connection herewith, shall not survive the Closing (and shall expire and be of no further force or effect from and after the Closing), except to the extent that such covenants and agreements by their terms are to be performed in whole or in part at or after the Closing, which covenants shall survive in accordance with their terms.

(d)            Notwithstanding anything to the contrary set forth in Section 9.01(a), in the event of Fraud by a Party of any representation or warranty made by a Party in this Agreement or the Seller Closing Certificate or the Buyer Closing Certificate (as applicable), such representation or warranty, solely as to such claim for Fraud hereunder, shall survive the Closing until sixty (60) days after the date on which all statutes of limitation applicable to such claims (as the same may be extended or waived) shall have expired.

(e)            Seller has agreed that the Buyer Indemnitees’ rights to indemnification, compensation and reimbursement contained in this Article IX relating to the representations, warranties, covenants and obligations of Seller are part of the basis of the bargain contemplated by this Agreement, and such representations, warranties, covenants and obligations, and the rights and remedies that may be exercised by the Buyer Indemnitees with respect thereto, shall not be waived, limited or otherwise affected by or as a result of (and the Buyer Indemnitees shall be deemed to have relied upon such representations, warranties, covenants or obligations notwithstanding) any information furnished to or any knowledge on the part of any of the Buyer Indemnitees or any of their Representatives (regardless of whether obtained through any investigation by any Buyer Indemnitee or any Representative of any Buyer Indemnitee or through disclosure by Seller or any other Person, and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement) or by reason of the fact that an Buyer Indemnitee or any of its Representatives knew or should have known that any representation or warranty is or might be inaccurate or untrue.

Section 9.02         Indemnity Holdback.

(a)            Subject to the limitations of this Article IX, the Indemnity Holdback Amount shall constitute partial security for the benefit of the Buyer (on behalf of itself or any other Buyer Indemnitee) with respect to any Losses for which the Buyer is entitled to indemnification under this Article IX.

(b)            No later than five (5) calendar days prior to the General Expiration Date, the Buyer will deliver to Seller written notice (the “Holdback Consideration Election Notice”), setting forth (i) the Holdback Cash Percentage and (ii) the Holdback Stock Percentage which together with the Holdback Cash Percentage shall equal one hundred percent (100%).

(c)            To the extent the Holdback Stock Percentage in the Holdback Consideration Election Notice is not zero, no earlier than the first trading day preceding the General Expiration Date, the Buyer will deliver to Seller written notice (the “Holdback VWAP Reference Price Notice”), setting forth a calculation of the Holdback Release VWAP Reference Price.

(d)            No later than ten Business Days following the General Expiration Date, the Buyer will (i) pay (or cause to be paid) to Seller, by wire transfer of immediately available funds to the account or accounts designated in writing by Seller to the Buyer, an amount in cash equal to the product of (A) the Indemnity Holdback Amount multiplied by (B) the Holdback Cash Percentage and (ii) issue (or cause to be issued) to Seller a number of Buyer Shares (rounded down to the nearest whole share) equal to the quotient of (A) the product obtained by multiplying (1) the Indemnity Holdback Amount by (2) the Holdback Stock Percentage divided by (B) the Holdback Release VWAP Reference Price; provided, that the aggregate amount of the Indemnity Holdback Amount distributed to Seller pursuant to this Section 9.01(d) shall be calculated net of the portion of the then-remaining Indemnity Holdback Amount that is determined, in the good faith, reasonable judgment of Buyer, to be necessary to satisfy all unsatisfied or disputed Claims for indemnification specified in any Officer’s Claim Certificate properly delivered to Seller prior to the General Expiration Date in accordance with this Article IX. Any portion of the Indemnity Holdback Amount withheld following the General Expiration Date with respect to a pending but unresolved claim for indemnification that is not awarded to the Buyer (on behalf of itself or any other Buyer Indemnitee) shall, upon the resolution of such claim, be released to Seller in accordance with the preceding procedures.

(e)            For the avoidance of doubt, the Buyer Shares withheld from Seller in respect of the Indemnity Holdback Amount shall not be issued and outstanding shares of the capital stock of the Buyer, and Seller shall not be entitled to exercise voting or any other rights, receive dividends, or sell, assign, pledge, transfer, subject to an Encumbrance, or otherwise encumber any right, with respect to any such Buyer Shares, in each case, until such time, if any, as such Buyer Shares are issued.

Section 9.03         Indemnification.

(a)            From and after the Closing, Seller (the “Seller Indemnitor”) shall hold harmless and indemnify each of the Buyer Indemnitees from and against, and shall compensate and reimburse each of the Buyer Indemnitees for, any Losses (the “Buyer Losses”) which are suffered or incurred by any of the Buyer Indemnitees or to which any of the Buyer Indemnitees may otherwise become subject (regardless of whether or not such Losses relate to any third-party claim) and which arise from or as a result of, or are connected with:

(i)           any inaccuracy in or breach of any representation or warranty of (A) Seller or any of its Subsidiaries contained in this Agreement, the Contribution and Conversion Agreement or the Asset Transfer Agreement as of the date of this Agreement or as if such representation or warranty had been made on and as of the Closing Date (or with respect to representations and warranties of Seller or such Subsidiary that address matters only as of a particular time, any inaccuracy in or breach of such representation or warranty of Seller or such Subsidiary as of such time) (subject to Section 9.04(g) and the Materiality Scrape Exclusions) or (B) Seller contained in the Seller Closing Certificate;

(ii)          any breach of any covenant, obligation or agreement of Seller or any of its Subsidiaries contained in this Agreement that is required to be performed at or prior to Closing;

(iii)         the Retained Business, any Excluded Asset, any Excluded Contract, any Transferred Liability or the Reorganization;

(iv)         any Closing Indebtedness or Closing Unpaid Transaction Expenses, to the extent not accounted for in the final determination of the Closing Adjusted Purchase Price;

(v)         regardless of the disclosure of any matter set forth in the Seller Disclosure Schedules, any claim or right asserted or held by any Person who is or at any time was an officer or manager or member of the board of directors or managers (or similar body) of any Transferred Entity, against Buyer, any Affiliate of Buyer (including any Transferred Entity) or any other Person involving a right or entitlement to indemnification or reimbursement of expenses under the certificates of incorporation and bylaws and other similar Organizational Documents or under any indemnification agreement or similar Contract with respect to any act or omission on the part of such Person relating to this Agreement or the Transactions that arose, occurred or existed at or prior to the Closing in their capacity as an officer, manager or member of the board of directors or managers (or similar body) of any Transferred Entity;

(vi)         (A) any Taxes any Transferred Entity with respect to any Pre-Closing Tax Period; provided, that in the case of any Taxes with respect to a Straddle Period, Taxes shall be allocated to the Pre-Closing Tax Period in accordance with Section 6.06(b), (B) Taxes of Seller or any of its Affiliates (excluding the Transferred Entities) for any Tax period (including any indirect income or capital gains Taxes of Seller or any of its Affiliates (excluding the Transferred Entities) incurred in connection with the Transactions contemplated by this Agreement) or (C) Taxes for which a Transferred Entity (or any predecessor thereof) is held liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date; provided, that nothing in this Agreement shall be construed as providing an indemnity with respect to (i) any Post-Closing Tax Period (other than pursuant to the foregoing clause (B) or as a result of the breach of the representations and warranties in Section 4.20(f), (g), (j) or (l)) or (ii) the existence, amount, expiration date, or limitations on (or availability of) following the Closing any Tax attribute of the Transferred Entities attributable to a Pre-Closing Tax Period; or

(vii)        any Fraud by or on behalf of Seller or any of its Affiliates.

(b)            From and after the Closing, Buyer (the “Buyer Indemnitor”) shall hold harmless and indemnify the Seller Indemnitees from and against, and shall compensate and reimburse the Seller Indemnitees for, any Losses (the “Seller Losses”) which are suffered or incurred by any of the Seller Indemnitees or to which any of the Seller Indemnitees may otherwise become subject (regardless of whether or not such Losses relate to any third-party claim) and which (i) arise from or as a result of, or are connected with the operation of the Business, the Transferred Assets, the Transferred Entities or the Assumed Liabilities following the Closing (or any Fraud by Buyer in relation to the foregoing) and (ii) do not arise from or relate to (A) any event, circumstance, or condition occurring or existing before the Closing, (B) any failure by Seller to perform any obligations under any provision of this Agreement or any Ancillary Agreement or (C) the Retained Business, any Excluded Asset, any Excluded Contract, any Transferred Liability and any failure to consummate the Reorganization. Notwithstanding anything to the contrary in this Agreement or otherwise, Seller Losses shall not include, and Buyer shall have no indemnification obligation with respect to, any Liability of Seller under this Article IX.

Section 9.04         Limitations.

(a)            Subject to Section 9.04(c), Seller shall not be required to make any indemnification payment pursuant to Section 9.03(a)(i)(A) for any inaccuracy in or breach of any of the representations and warranties of Seller or its Subsidiaries contained in this Agreement, in the Contribution and Conversion Agreement or in the Asset Transfer Agreement until such time as the total amount of all Losses (including the Losses arising from such inaccuracy or breach and all other Losses arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Buyer Indemnitees as a result of any inaccuracy in or breach of any of the representations and warranties of Seller or its Subsidiaries in this Agreement or the Asset Transfer Agreement or to which any one or more of the Buyer Indemnitees has or have otherwise become subject as a result of any inaccuracy in or breach of any of the representations and warranties of Seller or its Subsidiaries in this Agreement, in the Contribution and Conversion Agreement or in the Asset Transfer Agreement, exceeds $500,000 (the “Deductible”) in the aggregate (it being understood that if the total amount of such Losses exceeds the Deductible, then the Buyer Indemnitees shall be entitled to be indemnified against and compensated and reimbursed only for such Losses that are in excess of the Deductible). No Losses shall be included in determining whether the Deductible has been reached unless, in the Buyer’s first Officer’s Claim Certificate seeking indemnification for such Losses in excess of the Deductible, a reasonably detailed accounting of such Losses is provided.

(b)            The maximum liability of Seller for indemnification Claims under Section 9.03(a)(i)(A) shall not exceed the Initial Indemnity Holdback Amount. Recovery by a Buyer Indemnitee for Losses pursuant to Section 9.03(a)(i)(A) prior to the General Expiration Date shall (subject to Buyer’s Set Off Right) first be satisfied by reduction of the Indemnity Holdback Amount, as provided in Section 9.05. To the extent the Indemnity Holdback Amount is reduced with respect to claims for indemnification, compensation or reimbursement for which the maximum liability of Seller is not equal to the Initial Indemnity Holdback Amount pursuant to this Section 9.04(b), any such reduction of the Indemnity Holdback Amount shall not reduce the amount that the Buyer Indemnitees may recover with respect to claims for indemnification, compensation or reimbursement that are subject to the limitation set forth in this Section 9.04(b).

(c)            The limitations set forth in Section 9.04(a) and the first and second sentence of Section 9.04(b) shall not apply to any Claim for indemnification to the extent such Claim arises from or is a result of or directly or indirectly connected with, any breach of a Fundamental Representation or any Fraud by Seller or any of its Subsidiaries or Representatives (regardless of whether such actions have been authorized).

(d)            Notwithstanding anything to the contrary in this Agreement in no event shall: (i) Seller be liable to any Indemnitees for Losses under this Article IX in excess of the sum of (x) the Closing Adjusted Purchase Price plus (y) the amount of any Retention Earn-Out Payment or Achieved Earn-Out Payment that becomes payable pursuant to Exhibit B or Exhibit D; provided, however, that the limitations set forth in this Section 9.04(d) shall not apply in the case of Fraud by Seller or any of its Subsidiaries, in which event Seller shall be liable to the Buyer Indemnitees for the full amount of Losses resulting from, arising out of or related to such Fraud; and (ii) the Buyer Indemnitor be liable to the Seller Indemnitees for Losses under this Article IX in an amount in excess of the sum of (x) the Closing Adjusted Purchase Price plus (y) the amount of any Retention Earn-Out Payment or Achieved Earn-Out Payment that becomes payable pursuant to Exhibit B or Exhibit D.

(e)            The amount of any Losses that any Indemnitee may be entitled to recover shall be reduced by (i) the amount of any third-party insurance proceeds actually recovered by such Indemnitee from any third-party insurance carrier (net of any increase in insurance premiums, costs of collections, deductible, retroactive or other premium adjustment, reimbursement obligation or other costs directly related to the insurance claim (together, “Insurance Costs”)) and (ii) the amount of any indemnity or contribution actually recovered by any Indemnitees from any third party (including as a result of any contractual indemnification or contribution provisions), net of any reasonable costs incurred in connection with recovering any such amounts. If the Indemnitees receive any such amounts under applicable insurance policies, third-party indemnification or contribution payments subsequent to its receipt of an indemnification payment by the Seller Indemnitor or Buyer Indemnitor, as applicable, then any excess Losses actually collected (net of costs and expenses of such recovery and Insurance Costs) shall be reasonably promptly reimbursed to the Seller Indemnitor or Buyer Indemnitor, as applicable, and in accordance with the release procedures set forth in Section 9.04.

(f)            Absent Fraud, the indemnification provisions contained in this Article IX are the sole and exclusive remedy following the Closing as to all Losses (and any other damages, claims or causes of action of any kind or nature) any Indemnitee may incur arising from or relating to this Agreement, the Equity Purchase or the Transactions contemplated hereby (it being understood that nothing in this Section 9.04(f) or elsewhere in this Agreement shall affect the parties’ rights to specific performance or other equitable remedies with respect to the covenants referred to in this Agreement or to be performed after the Closing or any rights or remedies arising out of claims the Parties may have under any Ancillary Agreement). Notwithstanding anything to the contrary set forth in this Agreement, the Indemnity Holdback Amount may be reduced by the amount of any Losses which are suffered or incurred by any of the Buyer Indemnitees or to which any of the Buyer Indemnitees may otherwise become subject (regardless of whether or not such Losses relate to any third-party claim) and which arise from or as a result of, or are connected with any Fraud by Seller or any of its Subsidiaries (regardless of whether such actions have been authorized) with respect to any representation or warranty made by Seller or its Subsidiaries in this Agreement, the Asset Transfer Agreement or the Seller Closing Certificate.

(g)            Notwithstanding anything to the contrary contained herein, for all purposes of Article IX, each representation or warranty of Seller or any of its Subsidiaries contained in this Agreement, in the Asset Transfer Agreement or any statement or certificate delivered by Seller pursuant to this Agreement shall be read without regard and without giving effect to any Material Adverse Effect or other materiality qualification contained or incorporated directly or indirectly in such representation or warranty including for the purposes of determining the amount of Losses indemnifiable hereunder and whether a representation or warranty has been breached or is inaccurate; provided, that (i) the word “Material” contained in the defined terms “Material Contract,” and (ii) the Material Adverse Effect qualifier contained in Section 4.07(a) of this Agreement will be not be disregarded (the “Materiality Scrape Exclusions”).

Section 9.05         Claims and Procedures.

(a)            If either Seller or the Buyer, as applicable (a “Claiming Party”) determines in good faith that any such party or one or more of its respective Indemnitees has a bona fide claim for indemnification pursuant to this Article IX (a “Claim”), such Claiming Party may deliver to the applicable Indemnitor a certificate signed by any officer of such Claiming Party (any certificate delivered in accordance with the provisions of this Section 9.05(a) an “Officer’s Claim Certificate”):

(i)           stating that an Indemnitee has a Claim for indemnification pursuant to this Article IX and expressly identifying the provisions of this Agreement upon which such claim for indemnification is made in reasonable detail (including the specific representations, warranties and/or covenants that are alleged to be inaccurate or alleged to have been breached);

(ii)          containing a good faith non-binding, preliminary estimate of the amount to which such Indemnitee claims to be entitled to receive, which shall be the amount of Losses such Indemnitee claims to have actually incurred or suffered or could reasonably be expected to incur or suffer;

(iii)         specifying in reasonable detail (based upon the information then possessed by the Claiming Party) the material facts known to the Indemnitee giving rise to such Claim; and

(iv)        providing copies or reasonably detailed summaries of any material documents reflecting or evidencing the basis for such claim (in each case, to the extent then known and in the control of the Claiming Party); provided, that no party shall have any obligation to provide any such materials if doing so would, in the reasonable good-faith discretion of such party, result in the loss of any attorney-client privilege, attorney work product privilege or any other legal privilege.

(b)            No delay in providing such Officer’s Claim Certificate shall affect an Indemnitee’s rights hereunder, unless (and then only to the extent that) the Indemnitor, is actually and materially prejudiced thereby, and then only to the extent of such prejudice.

(c)            If the Indemnitor in good faith objects to any Claim made by the Claiming Party in any Officer’s Claim Certificate, then the Indemnitor shall deliver a written notice (a “Claim Dispute Notice”) to the Claiming Party during the thirty (30)-day period commencing upon receipt by the Indemnitor of the Officer’s Claim Certificate. The Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any Claim made by the Claiming Party in the Officer’s Claim Certificate. If the Indemnitor does not deliver a Claim Dispute Notice to the Claiming Party prior to the expiration of such thirty (30)-day period, then (i) each Claim for indemnification set forth in such Officer’s Claim Certificate shall be deemed to have been conclusively determined in the Claiming Party’s favor for purposes of this Article IX on the terms set forth in the Officer’s Claim Certificate, and (ii) subject to the Buyer’s Set Off Right, if such Officer’s Claim Certificate is with respect to a Buyer Indemnitee Claim and the then-remaining Indemnity Holdback Amount is greater than zero, (x) the Indemnity Holdback Amount shall be reduced by an amount equal to the lesser of the amount of the then-remaining Indemnity Holdback Amount and the amount of Losses set forth in such Officer’s Claim Certificate and (y) Seller shall promptly pay, or cause to be paid, to the Buyer, by wire transfer of immediately available funds to the account or accounts designated in writing by the Buyer, the amount of any such Losses not recovered by the reduction of the Indemnity Holdback Amount (if any) and (iii) subject to the Buyer’s Set Off Right, in all other circumstances the Indemnitor shall promptly pay, or cause to be paid, to the Claiming Party, by wire transfer of immediately available funds to the account or accounts designated in writing by such Claiming Party, an amount in cash equal to the Losses set forth in such Officer’s Claim Certificate in accordance with and subject to the limitations of this Section 9.05(e).

(d)            If the Indemnitor delivers a Claim Dispute Notice, then the Claiming Party and the Indemnitor shall attempt in good faith to resolve any such objections raised by the Indemnitor in such Claim Dispute Notice. If the Claiming Party and the Indemnitor agree to a resolution of such objection, then (i) a memorandum setting forth the matters conclusively determined by such parties shall be prepared and signed by both parties, and (ii) subject to the Buyer’s Set Off Right, if such memorandum provides for payment of Losses in respect of a Buyer Indemnitee Claim and the then-remaining Indemnity Holdback Amount is greater than zero, then (x) the Indemnity Holdback Amount shall be reduced by an amount equal to the lesser of the amount of the then-remaining Indemnity Holdback Amount and the amount of Losses payable to the Buyer as set forth in such memorandum and (y) Seller shall promptly pay, or cause to be paid, to the Buyer, by wire transfer of immediately available funds to the account or accounts designated in writing by the Buyer, the amount of any such Losses not recovered by the reduction of the Indemnity Holdback Amount (if any) and (iii) subject to the Buyer’s Set Off Right, in all other circumstances the Indemnitor shall promptly pay, or cause to be paid, to the Claiming Party, by wire transfer of immediately available funds to the account or accounts designated in writing by such Claiming Party, an amount in cash equal to the Losses payable to the Claiming Party (if any) as set forth in such memorandum in accordance with and subject to the limitations of this Section 9.05.

(e)            If no such resolution can be reached during the forty-five (45)-day period following a Claiming Party’s receipt of a given Claim Dispute Notice, then upon the expiration of such forty-five (45)-day period, either Buyer or Seller may bring suit to resolve the objection in accordance with Section 10.11. The final, nonappealable order, decision or ruling of a court of competent jurisdiction in accordance with Section 10.11 as to the validity and amount of any claim in such Officer’s Claim Certificate shall be binding and conclusive upon Buyer and Seller, and (i) with respect to a Buyer Indemnitee Claim that is resolved in favor of a Buyer Indemnitee, subject to the Buyer’s Set Off Right, (x) the Indemnity Holdback Amount shall be reduced by an amount equal to the lesser of the amount then-remaining in the Indemnity Holdback Amount and the amount of Losses set forth in such Officer’s Claim Certificate and (y) Seller shall promptly pay, or cause to be paid, to Buyer, by wire transfer of immediately available funds to the account or accounts designated in writing by Buyer, the amount of any such Losses not recovered from the reduction of the Indemnity Holdback Amount (if any) and (iii) subject to the Buyer’s Set Off Right, in all other circumstances the applicable Indemnitor shall promptly pay, or cause to be paid, to the applicable Indemnitee, by wire transfer of immediately available funds to the account or accounts designated in writing by such Indemnitee, an amount in cash equal to the Losses payable to such Indemnitee (if any) as set forth in such written decision in accordance with and subject to the limitations of this Section 9.05.

(f)            Notwithstanding anything in this Agreement to the contrary (but, for the avoidance of doubt, without limitation of Buyer’s rights otherwise available under this Section 9.05) following such time as the Buyer Indemnitees are entitled to indemnification for Buyer Losses on the basis of an undisputed claim or claim resolved in the Buyer Indemnitee’s favor, Buyer may, but shall not be obligated to, set off against any Retention Earn-Out Payment or Achieved Earn-Out Payment that becomes payable pursuant to Exhibit B or Exhibit D, such amounts with respect to which the Buyer Indemnitees are entitled to indemnification pursuant to this Article IX, applying such set off amounts against the Retention Earn-Out Payment or Achieved Earn-Out Payment, as applicable, in satisfaction, to the extent of such set off, of such owed Buyer Losses. Buyer’s set off right under this Section 9.05(f) is referred to as the “Set Off Right”.

Section 9.06         Third Party Claims.

(a)            In the event of the assertion of any claim or the commencement by any Person of any Proceeding against a Buyer Indemnitee with respect to which Seller may become obligated to hold harmless, indemnify, compensate or reimburse any Buyer Indemnitee pursuant to this Article IX (each, a “Seller Third-Party Claim”), the Buyer will, promptly after receipt of notice of any such Seller Third-Party Claim (and, in any event, in the time period contemplated by Section 9.05(a)), notify Seller of the commencement thereof (such notice, a “Buyer Third-Party Claim Notice”); provided, however, that any failure on the part of the Buyer to so notify Seller shall not limit any of the obligations of Seller under this Article IX (except to the extent such failure actually and materially prejudices the defense of such Proceeding). The Seller shall have the right to proceed with, and to control, at its sole cost and expense, the defense of such Seller Third-Party Claim on its own (with counsel of national standing reasonably satisfactory to the Buyer (and Simpson Thacher & Bartlett LLP shall be deemed satisfactory to the Buyer)); provided, that (i) as a condition precedent to Seller’s right to proceed with, and to control, the defense of such Seller Third-Party Claim, the Seller must (A) within fifteen (15) days after a Buyer Indemnitee has given notice of such Seller Third-Party Claim, notify the Buyer that Seller is electing to proceed with, and to control, the defense of such Seller Third-Party Claim, (B) such notice must include reasonably satisfactory evidence that Seller has sufficient resources to defend such Seller Third-Party Claim and (C) the Seller must irrevocably agree in writing with the Buyer to indemnify the Buyer Indemnitees from and against the entirety of any Losses (without any reservation of rights or other limitations (including the limitation set forth in Section 9.04(b) with respect to the Initial Indemnity Holdback Amount), other than as set forth in Section 9.04(a) and solely to the extent that such Losses are subject to the Deductible set forth therein) that the Buyer Indemnitees may suffer or incur or to which the Buyer Indemnitees may otherwise become subject and which arise from or as a result of or are connected with such Seller Third-Party Claim and (ii) Seller may not assume control of the defense of, or conduct the defense of, any Seller Third-Party Claim (A) involving any criminal proceeding, action, indictment, allegation or investigation or seeking to impose any criminal penalty, fine or other sanction, (B) made by any Governmental Authority or to which any Governmental Authority is a named party, (C) in which relief other than monetary Losses is sought, including any injunctive or other equitable relief, (D) which, if adversely determined, would reasonably be expected, in the good faith judgment of the Buyer, to establish a precedent, custom or practice materially adverse to the continuing business interests or prospects of any Buyer Indemnitee or its Affiliates, (E) involving any proceeding, action, claim, indictment, allegation or investigation relating to worker classification, vicarious liability, joint employment, product liability, understandings with any labor or trade union, works council, representative body or similar organization, or the scope, validity or enforceability of arbitration provisions or terms of service, end user license agreements or similar arrangements, (F) involving any Proceeding, action, claim, indictment, allegation or investigation relating to Taxes or (G) that could, in the good faith judgment of Buyer, reasonably be expected to result in Losses in excess of the maximum liability of the Seller Indemnitors under this Article IX. If Seller proceeds with the defense of any such Seller Third-Party Claim, the Buyer and its counsel (at the Buyer’s sole expense) may participate in (but not control the conduct of) the defense of such Seller Third-Party Claim in a manner that would not result in the loss of any attorney-client privilege, attorney work product privilege or any other legal privilege. If Seller so proceeds with the defense of any such Seller Third-Party Claim, the Buyer shall make available to Seller any documents and materials in the Buyer’s possession or control that may be reasonably necessary to the defense of such Seller Third-Party Claim. Seller will give the Buyer written notice of the Seller’s intention to settle any such Seller Third-Party Claim at least ten (10) days prior to the settlement of any such Seller Third-Party Claim (the “Seller Third-Party Claim Settlement Notice Period”). Seller shall not settle any Seller Third-Party Claim without the consent of the Buyer (which shall not be unreasonably withheld, conditioned or delayed); provided, however, that Seller shall be permitted to settle a Seller Third-Party Claim without the prior written consent of the Buyer if all of the following are true: (1) Losses are recovered solely from the reduction of the Indemnity Holdback Amount or otherwise satisfied in full substantially concurrently with such settlement; (2) Seller has given the Buyer notice in accordance with the foregoing sentence; (3) no non-monetary, injunctive or other equitable relief would be imposed against any Buyer Indemnitee or any of its Affiliates; (4) there is no finding or admission of wrongdoing, any violation of applicable Law or any violation of the rights of any party by any Buyer Indemnitee or any of its Affiliates and (5) the settlement includes (x) an express, unconditional and unqualified release from any and all Liability of the Buyer Indemnitees and their Affiliates in respect of such Seller Third-Party Claim and (y) all parties to such settlement are expressly bound in writing to keep the terms of the settlement confidential. With respect to any Seller Third-Party Claim for which (I) the Seller has not elected to assume and conduct the defense against such Seller Third-Party Claim pursuant to this Section 9.06(a) or (II) the Seller does not have the right to assume and conduct the defense against such Seller Third-Party Claim pursuant to this Section 9.06(a), the Buyer shall have the right, at its election, to proceed with, and to control, the defense of such Seller Third-Party Claim on its own; provided, however, that the Seller (at its sole expense) may participate in (but not control the conduct of) the defense of such Seller Third-Party Claim. The Buyer will not consent to the entry of any judgment or enter into any settlement or compromise of any Seller Third-Party Claim without the prior consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed.

(b)            In the event of the assertion of any claim or the commencement by any Person of any Proceeding against a Seller Indemnitee with respect to which a Buyer Indemnitor may become obligated to hold harmless, indemnify, compensate or reimburse any Seller Indemnitee pursuant to this Article IX (each, a “Buyer Third-Party Claim”), Seller will promptly after receipt of notice of any such Buyer Third-Party Claim (and, in any event, in the time period contemplated by Section 9.05(a)), notify the Buyer in writing of the commencement thereof (such notice, a “Buyer Third-Party Claim Notice”); provided, however, that any failure on the part of the Seller to notify the Buyer shall not limit any of the obligations of the Buyer under this Article IX (except to the extent such failure actually and materially prejudices the defense of such Proceeding). The Buyer shall have the right, at its election, to proceed with, and to control, the defense of such Buyer Third-Party Claim on its own; provided, that (i) as a condition precedent to the Buyer’s right to proceed with, and to control, the defense of such Buyer Third-Party Claim, the Buyer must (A) notify Seller that the Buyer is electing to proceed with, and to control, the defense of such Buyer Third-Party Claim and (B) such notice must include reasonably satisfactory evidence that the Buyer has sufficient resources to defend such Buyer Third-Party Claim and (ii) the Buyer may not assume control of the defense of, or conduct the defense of, any Buyer Third-Party Claim (A) involving any criminal proceeding, action, indictment, allegation or investigation or seeking to impose any criminal penalty, fine or other sanction, (B) made by any Governmental Authority or to which any Governmental Authority is a named party in which relief other than monetary Losses is sought, (C) in which injunctive relief or specific performance is sought or (D) involving any Proceeding, action, claim, indictment, allegation or investigation relating to Taxes. If the Buyer proceeds with the defense of any such Buyer Third-Party Claim, Seller and its counsel (at Seller’s sole expense) may participate in (but not control the conduct of) the defense of such Buyer Third-Party Claim in a manner that would not result in the loss of any attorney-client privilege, attorney work product privilege or any other legal privilege. If the Buyer so proceeds with the defense of any such Buyer Third-Party Claim, Seller shall make available to the Buyer any documents and materials in Seller’s possession or control that may be reasonably necessary to the defense of such Buyer Third-Party Claim. The Buyer will give Seller written notice of the Buyer’s intention to settle any such Buyer Third-Party Claim at least ten (10) days prior to the settlement of any such Buyer Third-Party Claim (the “Buyer Third-Party Claim Settlement Notice Period”). The Buyer shall not settle any Buyer Third-Party Claim without the prior written consent of the Seller, which shall not be unreasonably withheld, conditioned or delayed); provided, however, that the Buyer shall be permitted to settle a Buyer Third-Party Claim without the prior written consent of Seller if all of the following are true: (i) the Buyer has given Seller notice in accordance with the foregoing sentence; (ii) the settlement does not impose any restrictions on the operations of the business of Seller or its Affiliates; (iii) the settlement does not contain any admission of liability or wrongdoing by Seller or its Affiliates and (iv) the settlement includes an unqualified release from all liability of Seller and its Affiliates in respect of such Buyer Third-Party Claim. Notwithstanding the foregoing, in no event shall any settlement without the express consent of Seller be dispositive of whether such Buyer Third-Party Claim represented an indemnifiable matter hereunder in the first place or determinative of the existence or amount of Losses relating to such matter for which any Seller Indemnitee shall be entitled to indemnification hereunder; provided, further, for the avoidance of doubt, that in the event that Seller consented to any such settlement, Seller shall have no power or authority to object to such claim and the payment of Losses in respect thereof.

(c)            Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Base Purchase Price for Tax purposes, unless otherwise required by Law.

(d)            Notwithstanding the foregoing, (i) Section 6.06(d) of this Agreement, and not this Section 9.06, shall govern the defense of any Tax Claim.

Article X
MISCELLANEOUS

Section 10.01       Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02       Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand, (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by e-mail (with confirmation of transmission or no error message generated) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid; provided, that any notices and other communications delivered pursuant to the foregoing clauses (a), (b) and (d) shall also be sent by email. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller, NewCo or, prior to the Closing, the Transferred Subsidiary:

c/o Blade Air Mobility, Inc.

31 Hudson Yards, 14th Floor

New York, NY 10001

Attention: Melissa Tomkiel; Legal Department

E-mail: melissa@blade.com; legal@blade.com

with a copy to (which shall not constitute actual or constructive notice):

Simpson Thacher & Bartlett LLP
2475 Hanover Street
Palo Alto, CA 94304
Attention: William B. Brentani; Mark Myott
E-mail: wbrentani@stblaw.com; mark.myott@stblaw.com

If to Parent or the Buyer or, following the Closing, the Transferred Subsidiary:

c/o Joby Aviation, Inc.

Legal Department

333 Encinal Street, Santa Cruz, CA 95060

Email: legal@jobyaviation.com

with a copy to (which shall not constitute actual or constructive notice):

Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Attention: Tad Freese; Bret Stancil
E-Mail: tad.freese@lw.com; bret.stancil@lw.com

Section 10.03       Interpretation.

(a)            The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)            The table of contents and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to the Articles, Sections, Exhibits and Schedules of or to this Agreement unless otherwise specified.

(c)            All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d)            Whenever the context may require, any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires and where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e)            Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

(f)             The word “or” is used in the inclusive sense of “and/or.” The use of the words “or,” “any” and “either” shall not be exclusive.

(g)            The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(h)            The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(i)             Reference to “$” and “dollars” are to the currency of the United States of America.

(j)             When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(k)            A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation.

(l)             Each of the Buyer and Seller acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the Transactions. Accordingly, any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement. No parole evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernable from a reading of this Agreement without consideration of any extrinsic evidence. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of this Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content).

(m)           The parties hereto agree that any reference in a particular Section of the Seller Disclosure Schedules shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of Seller that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties (or covenants, as applicable) of Seller that are contained in any other Section of this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to an individual who has read that reference and such representations and warranties. Without limiting the foregoing, for convenience of reference, Seller has in certain instances included cross-references to other Sections of the Seller Disclosure Schedules. The inclusion of such references does not mean that in those instances where a cross-reference is not included, any disclosure contained therein is not disclosed or incorporated into any other sections of the Seller Disclosure Schedules. With respect to any representation and warranty made by Seller in Article IV of this Agreement with respect to events, changes, developments, effects, conditions, facts, circumstances, matters or occurrences of or relating to a Transferred Entity, other than the Excepted Representations, the Parties agree that such representations and warranties as related to events, changes, developments, effects, conditions, facts, circumstances, matters or occurrences of FlyBlade (India) Private Limited are made to Seller’s Knowledge. For purposes of this Agreement, Excepted Representations means: (w) the representations and warranties made by Seller in the penultimate sentence of Section 4.02(a); (x) the representations and warranties made by Seller in the last sentence in Section 4.02(a); (y) the representations and warranties made by Seller in Section 4.20(m) and (z) any representation or warranty of Seller (i) the purpose of which is to address Contracts by and between FlyBlade (India) Private Limited and any other member of the Seller Group or any Liability owing by a Transferred Entity (other than FlyBlade (India) Private Limited) in respect of FlyBlade (India) Private Limited) or (ii) for which Seller has made a disclosure with respect to FlyBlade (India) Private Limited on the Seller Disclosure Schedules. Without limitation of Section 6.01(a) or Section 6.01(b), with respect to any covenant set forth in Article VI, Seller or any of its controlled Affiliates or Buyer or any of its controlled Affiliates, as applicable, shall only be required to comply with such covenants with respect to FlyBlade (India) Private Limited to the extent that it can cause or direct FlyBlade (India) Private Limited to take, or not to take, the actions required, or prohibited, by any such covenant.

(n)            Any statement in this Agreement to the effect that any information, document or other material has been “furnished,” “delivered” or “made available” to the Buyer or any of its Representatives means that such information, document or other material was posted to the electronic data room hosted by or on behalf of Seller at https://app.global.datasite.com/en/platform/diligence/682ce718499c5c7668d40d53/documents/content/index in connection with the Transactions contemplated hereby (the “VDR”) no later than 12:01 a.m. Pacific time on the date that is two (2) Business days prior to the time of execution of this Agreement and has been made available on a continuous basis by or on behalf of Seller for review therein by the Buyer and its Representatives since such time.

Section 10.04       Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05       Severability. If any term or provision of this Agreement is held invalid, illegal or unenforceable by a court of a competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06       Entire Agreement. This Agreement (including the Seller Disclosure Schedules), the Confidentiality Agreement and the Ancillary Agreements constitute the entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.

Section 10.07       Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, including any successor or acquirer of a Party, each of which shall assume the obligations of such Party hereunder. None of the Parties may assign their rights or obligations hereunder (by operation of Law or otherwise) without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed. Any attempted assignment in violation of this Section 10.07 shall be void. Notwithstanding the foregoing, the Buyer may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, (i) at any time, to one or more of its Affiliates and (ii) after the Closing, to any Person, provided, that (A) such transfer or assignment shall not relieve the Buyer of its obligations under this Agreement, and (B) the Buyer may not make such assignment without Seller’s prior written consent (not to be unreasonably withheld) if such assignment would increase any Tax Liability of the Seller.

Section 10.08       No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09       Amendment and Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10       Specific Performance; Remedies. The Parties agree that irreparable damage, for which monetary damages (even if available) may not be an adequate remedy, may occur if any Party does not perform any provision of this Agreement in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the Parties agree that the Parties shall be entitled to seek an injunction, specific performance or other form of equitable relief to prevent breaches of this Agreement, without the necessity of proving actual damages or posting any bond or other security, and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which the Parties may be entitled hereunder or at Law or equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or form of equitable relief on the basis that any other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity.

Section 10.11       Governing Law; Venue; Waiver of Jury Trial.

(a)            This Agreement and any claim arising from or relating to this Agreement, the negotiation, execution and performance of this Agreement, the Transactions, any relief or remedies sought by any Parties, and the rights and obligations of the Parties hereunder shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the conflicts of Law provisions thereof that would cause the Laws of any other jurisdiction to apply.

(b)            Each of the Parties irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, the United States District Court for the District of Delaware) in any action arising out of or relating to this Agreement or any of the matters contemplated hereby. Each of the Parties irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection it may now or hereafter have to the laying of venue of any action arising out of or relating to this Agreement in any such court. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action in any such court. Each of the Parties agrees not to bring any action arising out of or relating to this Agreement or any of the matters contemplated hereby other than in any such court. Each Party agrees that service of process upon such Party in any such action shall be effective if notice is given in accordance with Section 10.02.

(c)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE ANCILLARY AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS Section 10.11.

Section 10.12       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more such counterparts have been signed by each Party and delivered (by facsimile, e-mail or other means of electronic transmission) by the other Parties.

Section 10.13       Guarantee by Parent. Parent hereby guarantees to Seller the due and punctual payment and full and timely performance of the obligations the Buyer under this Agreement, in each case, if and as required to be paid and performed pursuant thereto (the “Guaranteed Obligations”). Parent’s guaranty pursuant to this Section 10.13 (this “Guaranty”) shall, to the fullest extent permitted under applicable Law, be absolute, irrevocable and unconditional irrespective of: (a) the addition or substitution of any Person now or hereafter primarily or secondarily liable for the Guaranteed Obligations; (b) any change in the existence, structure or ownership of Parent; or (c) any waiver, amendment or modification of this Agreement, or change in the time, manner, place or terms of payment of the Guaranteed Obligations. Parent acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishment of the Buyer’s obligations or liabilities, whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee. This Guaranty shall be binding upon Parent to the same extent as if Parent were at all times primarily obligated on the Guaranteed Obligations. For the avoidance of doubt, Parent shall be entitled to all defenses against this Guaranty that would be available to the Buyer under this Agreement with respect to the Guaranteed Obligations and nothing herein shall limit or prohibit Parent from asserting such defenses. This Guaranty will terminate upon, and Parent shall have no further liability or obligation under this Section 10.13, upon the earliest of (i) payment and performance in full of the Guaranteed Obligations by the Buyer pursuant to and in accordance with this Agreement and (ii) any Seller Indemnitor seeking to impose liability upon Parent in excess of Guaranteed Obligations, or otherwise challenging any limit on the liability of Parent or the Buyer under this Agreement or making any claim arising under, or in connection with, this Guaranty (other than a claim for payment and performance of the Guaranteed Obligations) (in the event of any of the actions described in this clause (ii), the obligations and liabilities of Parent under this Section 10.13 shall terminate ab initio and be null and void).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

Blade Air Mobility, Inc.

By:	/s/ Melissa M. Tomkiel
Name:	Melissa M. Tomkiel
Title:	President and General Counsel

NEWCO:

Trinity Medical Intermediate II, Inc.

By:	/s/ Melissa M. Tomkiel
Name:	Melissa M. Tomkiel
Title:	President and Secretary

TRANSFERRED SUBSIDIARY:

Blade Urban Air Mobility, Inc.

By:	/s/ Melissa M. Tomkiel
Name:	Melissa M. Tomkiel
Title:	Authorized Signatory

[Signature Page to Equity Purchase Agreement]

PARENT:

Joby Aviation, Inc.

By:	/s/ JoeBen Bevirt
Name:	JoeBen Bevirt
Title:	Chief Executive Officer

BUYER:

Joby Aero, Inc.

By:	/s/ JoeBen Bevirt
Name:	JoeBen Bevirt
Title:	President and Chief Executive Officer

EXHIBIT B

EBITDA Earn-Out

This Exhibit B sets forth the specific terms and conditions to be used in determining whether and to what extent a contingent earn-out payment will be made to Seller pursuant to this Agreement. Any such payment is contingent on the full satisfaction of the conditions set forth in this Exhibit B and there is no certainty that any payment will be made at any time hereunder.

Part I. Definitions

Defined terms used in this Exhibit B and not otherwise defined herein or in this Agreement shall have the meanings indicated below:

“Achieved EBITDA Earn-Out Payment” means the Cash EBITDA Earn-Out Payment and the Equity EBITDA Earn-Out Shares payable to Seller pursuant to clause (b) of Part III of this Exhibit B.

“Achieved EBITDA Earn-Out Value” means:

(a)          if Adjusted EBITDA for the Measurement Period is equal to or less than the Lower Threshold Amount, an amount equal to $0.00;

(b)          if Adjusted EBITDA for the Measurement Period is equal to or greater than the Upper Threshold Amount, an amount equal to the sum of (i) $17,500,000 less (ii) any EBITDA Set Off Amount; and

(c)          if Adjusted EBITDA for the Measurement Period is greater than the Lower Threshold Amount, but less than the Upper Threshold Amount, an amount determined by linear interpolation from such amounts, rounded to the nearest $500.00 and less any EBITDA Set Off Amount.

By way of example, and for illustrative purposes only, if Adjusted EBITDA for the Measurement Period is equal to the Illustrative Figure, the Achieved EBITDA Earn-Out Value will be $13,562,500.

“Actual EBITDA” means an amount equal to actual EBITDA of the Business during the Measurement Period.

“Adjusted EBITDA” means Actual EBITDA plus the Weather Adjustment less Capex. Unless otherwise set forth herein, amounts payable by either Party or their respective Affiliates to the other Party or its Affiliates for Transition Services shall be excluded from the calculation of Adjusted EBITDA, other than (i) net payments made by Seller or any of its Affiliates in respect of a new Transition Service or the extension of the term or scope of any Transition Service and/or (ii) any amount in respect of Transition Services that is included in the calculation of Indebtedness as set forth in the Agreement, which, in each case of the foregoing clauses (i) and (ii), shall increase the Adjusted EBITDA. The Parties further agree that: (a) (x) all costs related to IT and Comms will be set at the Specified IT and Comms Amount for purposes of calculating Actual EBITDA and (y) the aggregate amount of costs related to Sales & Marketing (media costs) shall not exceed the Maximum Sales and Marketing Amount for purposes of calculating Actual EBITDA; (b) in the event that the Business begins to operate after the Closing Date in any geographical market in which the Business did not have any operations at any time during the twelve (12) month period ending on the Closing Date (each, a “New Market”), then, solely to the extent arising out of the operations of the Business in a New Market, the calculation of Actual EBITDA shall exclude the following: (x) any revenue attributable to the operation of the Business in such New Market and (y) any direct operator fees, landing fees, compensation of on-site personnel or marketing fees; and (c) to the extent that, during the Measurement Period, Buyer and its Subsidiaries (including the Transferred Entities) pay Continuing Employees cash in lieu of equity with respect to commission opportunities as permitted in clause (y) of Section 6.03(a) of the Agreement, such cash amounts will increase Adjusted EBITDA for purposes of calculating the Achieved EBITDA Earn-Out Payment.

Exhibit B-1

“Aggregate Cancelled Flight Profit Adjustment” means the sum of all Cancelled Flight Profit Amounts.

“Cancelled Flight” means a short distance flight that is scheduled to be operated by the Business during the Measurement Period (a) which is cancelled by the respective part 135 operator due to weather conditions, as verified by a designee of the Buyer’s operations team and (b) with respect to which revenue is not recognized by the Buyer Group.

“Cancelled Flight Number” means a number calculated as the difference of (a) the number of Cancelled Flights in the Measurement Period minus (b) the number of Cancelled Flights during calendar year 2024.

“Cancelled Flight Profit Amount” means, with respect to a Cancelled Flight, an amount equal to the average Per Flight Gross Profit recognized by the Business for all completed short distance flights of the same route and in the same month of such Cancelled Flight.

“Capex” means capital expenditures of the Business during the Measurement Period.

“Cash EBITDA Earn-Out Payment” means an amount in cash equal to the difference of (a) the Achieved EBITDA Earn-Out Value minus (b) the Equity EBITDA Earn-Out Amount.

“Earnout Accounting Principles” means the policies, conventions, methodologies and procedures used in Seller’s reporting of Adjusted EBITDA as defined in Seller’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025. Adjusted EBITDA will be net of the specified unallocated expenses shown in the illustrative calculation of EBITDA set forth in Annex I to this Exhibit B. For the avoidance of doubt, the actual values used in the calculation of Adjusted EBITDA may differ from the illustrative calculation of EBITDA set forth in Annex I depending on the actual revenue or costs the Business incurs.

“EBITDA” means earnings before interest expense, income taxes, depreciation and amortization, determined in accordance with the Earnout Accounting Principles.

Exhibit B-2

“EBITDA Set Off Amount” means, as of any relevant date of determination, an amount in cash equal to the aggregate Losses for which Buyer has elected to exercise the Set Off Right in accordance with Section 9.05(f) and that have not previously been applied in satisfaction of Buyer’s obligation to pay the Retention Earn-Out Payment or Achieved Earn-Out Payment.

“Equity EBITDA Earn-Out Amount” means (a) in the event the Buyer timely delivers a Buyer EBITDA Earn-Out Allocation Statement, an amount equal to the product of (i) the Equity Percentage set forth therein multiplied by (ii) the Achieved EBITDA Earn-Out Value and (b) in the event Buyer does not timely deliver a Buyer EBITDA Earn-Out Statement, an amount equal to $0.

“Equity EBITDA Earn-Out Shares” means a number of Buyer Shares (rounded down to the nearest whole share) equal to the quotient of (a) the Equity EBITDA Earn-Out Amount divided by (b) the EBITDA Earn-Out VWAP Reference Price.

“Illustrative Figure” has the meaning assigned to it on Annex III to this Exhibit B.

“Lower Threshold Amount” has the meaning assigned to it on Annex III to this Exhibit B.

“Maximum Sales and Marketing Amount” has the meaning assigned to it on Annex III to this Exhibit B.

“Measurement Period” means the period beginning on the first day of the first fiscal month of the Transferred Subsidiary beginning on or following the Closing Date and ending on the first anniversary of such date.

“Per Flight Gross Profit” means the average Flight Profit per completed flight, burdened by credit card processing fees per flight for the relevant route and month, to be prepared based on the route categories and methodology contained in "Product P&L Actuals 2024" set forth in Annex II to this Exhibit B, which will remain consistent with Seller’s reporting of Flight Profit as defined in Seller’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, except for the additional burden of credit card fees. For the purposes of this adjustment, credit card fees per flight will be estimated based on the actual credit card fees paid as a percentage of total flight revenue for the relevant month.

“Specified IT and Comms Amount” has the meaning assigned to it on Annex III to this Exhibit B.

“Transition Services” means services provided to the Buyer, Seller or their respective Affiliates pursuant to the Transition Services Agreement.

“Upper Threshold Amount” has the meaning assigned to it on Annex III to this Exhibit B.

“Weather Adjustment” means (a) in the event the Cancelled Flight Number is positive, an amount equal to lesser of (x) the Weather Adjustment Amount and (y) the Aggregate Cancelled Flight Profit Amount, and (b) in the event the Cancelled Flight Number is zero or a negative number, $0.00.

Exhibit B-3

“Weather Adjustment Amount” has the meaning assigned to it on Annex III to this Exhibit B.

Part II. Calculation of Achieved EBITDA Earn-Out Value

(a)            Preparation of the Preliminary EBITDA Earn-Out Statement. The Buyer may prepare and deliver to Seller quarterly EBITDA calculations, which will be for informational and discussion purposes only. Within 90 days following the expiration of the Measurement Period, the Buyer will prepare and deliver to Seller a preliminary statement (the “Preliminary EBITDA Earn-Out Statement”) setting forth in reasonable detail the Buyer’s good faith calculation of (i) Actual EBITDA, (ii) Adjusted EBITDA and (iii) the Achieved EBITDA Earn-Out Value. The Preliminary Earn-Out Statement will (x) be derived from the books and records of the Transferred Entities, (y) be prepared in accordance with the provisions of this Exhibit B, and (z) include reasonable supporting detail to evidence the calculations of the amounts contained therein.

(b)            Review of Preliminary EBITDA Earn-Out Statement.

(i)          During the period commencing upon receipt by Seller of the Preliminary EBITDA Earn-Out Statement and expiring at 5:00 p.m. (Pacific time) on the date that is sixty (60) days thereafter (the “Earn-Out Review Period”), the Buyer shall provide Seller and any accountants and advisors engaged by Seller with reasonable access, during normal business hours and upon reasonable advance notice, to the books and records of the Transferred Entities used to prepare the Preliminary EBITDA Earn-Out Statement solely for the purposes of (A) enabling Seller and its accountants or advisors to independently calculate, and to review the Buyer’s calculation of, Actual EBITDA, Adjusted EBITDA and the Achieved EBITDA Earn-Out Value set forth in the Preliminary EBITDA Earn-Out Statement, and (B) identifying any dispute related to the Buyer’s calculation of Actual EBITDA, Adjusted EBITDA or the Achieved EBITDA Earn-Out Value set forth in the Preliminary EBITDA Earn-Out Statement.

(ii)          If Seller disputes the calculation of Actual EBITDA, Adjusted EBITDA or the Achieved EBITDA Earn-Out Value set forth in the Preliminary EBITDA Earn-Out Statement, then Seller may deliver a written notice (a “Earn-Out Notice of Disagreement”) to the Buyer prior to the expiration of the Earn-Out Review Period. The Earn-Out Notice of Disagreement shall set forth, in reasonable detail, the principal basis for the dispute of any such calculation set forth in the Preliminary EBITDA Earn-Out Statement and Seller’s determination of Actual EBITDA, Adjusted EBITDA or the Achieved EBITDA Earn-Out Value, as applicable.

(iii)         If Seller does not deliver an Earn-Out Notice of Disagreement to the Buyer prior to the expiration of the Earn-Out Review Period, the Actual EBITDA, Adjusted EBITDA and the Achieved EBITDA Earn-Out Value set forth in the Preliminary EBITDA Earn-Out Statement shall be deemed final and binding on the Buyer and Seller as the Actual EBITDA, Adjusted EBITDA and the Achieved EBITDA Earn-Out Value for all purposes of the Agreement.

Exhibit B-4

(c)            Meeting to Resolve Proposed Adjustments. If Seller delivers an Earn-Out Notice of Disagreement prior to the expiration of the Earn-Out Review Period in accordance with this Exhibit B, then the Buyer and Seller shall meet, confer in good faith, and exchange additional relevant information reasonably requested by the other Party regarding the computation of Actual EBITDA, Adjusted EBITDA and the Achieved EBITDA Earn-Out Value for a period of twenty (20) days following the delivery of the Earn-Out Notice of Disagreement to the Buyer. In the event the Buyer and Seller resolve any differences as to Actual EBITDA, Adjusted EBITDA and the Achieved EBITDA Earn-Out Value (the “Agreed Earn-Out Modifications”), Actual EBITDA, Adjusted EBITDA and the Achieved EBITDA Earn-Out Value set forth in the Preliminary EBITDA Earn-Out Statement, as adjusted by the Agreed Earn-Out Modifications, shall be final and binding as the Actual EBITDA, Adjusted EBITDA and the Achieved EBITDA Earn-Out Value for all purposes of the Agreement.

(d)            Resolution by Accounting Referee. If Seller and the Buyer are unable to reach agreement on the calculation of Actual EBITDA, Adjusted EBITDA and the Achieved EBITDA Earn-Out Value within the 20-day period following the delivery of the Earn-Out Notice of Disagreement to the Buyer, then either Seller or the Buyer may submit any remaining disputed adjustments that were included in the Earn-Out Notice of Disagreement to the Designated Accounting Firm and the dispute resolution procedures set forth in Section 2.04(d) of the Agreement shall be used, mutatis mutandis, to resolve such remaining disputes. The Designated Accounting Firm’s determination and calculation of Actual EBITDA, Adjusted EBITDA and the Achieved EBITDA Earn-Out Value will be conclusive and binding upon the Parties (absent mathematical errors by the Designated Accounting Firm) for all purposes of this Agreement and may be entered and enforced in any court of competent jurisdiction as an arbitral award.

Part III. Buyer EBITDA Earn-Out Allocation Statement; Payment of the Achieved EBITDA Earn-Out Payment

(a)            Buyer Earn-Out EBITDA Allocation Statement. No later than five (5) days prior to the expiration of the Measurement Period, the Buyer may deliver to Seller a written statement (the “Buyer EBITDA Earn-Out Allocation Statement”) pursuant to which the Buyer may elect to satisfy all or a portion of any Achieved EBITDA Earn-Out Value that becomes payable to Seller pursuant to this Exhibit B by the issuance of Buyer Shares. To the extent the Buyer elects to deliver a Buyer EBITDA Earn-Out Allocation Statement, such statement will be signed by an authorized officer of the Buyer and shall set out the portion (expressed as a percentage) of any Achieved EBITDA Earn-Out Value that becomes payable to Seller that the Buyer elects to satisfy by the issuance of Buyer Shares (such percentage, the “Equity Percentage”). Following the timely delivery of a duly executed Buyer EBITDA Earn-Out Allocation Statement, the Buyer’s election and the Equity Percentage included therein shall be binding for all purposes of this Exhibit B and the Agreement and irrevocable without Seller’s written consent.

(b)            Payment of the Achieved EBITDA Earn-Out Value. If, following the final determination of Actual EBITDA, Adjusted EBITDA and the Achieved EBITDA Earn-Out Value in accordance with Part II of this Exhibit B, the Achieved EBITDA Earn-Out Value is greater than $0, then the Parent will promptly, and in any event within five (5) Business Days following such final determination (i) pay (or cause to be paid) to Seller, by wire transfer of immediately available funds to the account or accounts designated in writing by Seller to the Buyer, an amount in cash equal to the Cash EBITDA Earn-Out Payment, if any, and (ii) issue (or cause to be issued) to Seller, a number of Buyer Shares equal to the Equity EBITDA Earn-Out Shares, if any, as applicable and as determined in accordance with this Exhibit B.

Exhibit B-5

Part IV. Earn-Out Covenants

(a)            Post-Closing Actions. From and after the Closing and continuing until the expiration of the Measurement Period, the Buyer will, and will cause the Transferred Entities to: (i) maintain separate books and records for the Transferred Entities (or each of them) as reasonably necessary to for the calculation of Actual EBITDA, Adjusted EBITDA or the Achieved EBITDA Earn-Out Value (it being understood and agreed that the Buyer shall be permitted to integrate the books and records of the Transferred Entities into the existing systems maintained by the Buyer and its Affiliates for maintaining their own books and records, provided, that such integration does not adversely impact the Buyer’s ability to calculate Actual EBITDA, Adjusted EBITDA and the Achieved EBITDA Earn-Out Value and provide reasonable supporting detail for such calculations) and (ii) refrain from taking any action with the intent of impeding, reducing or circumventing the achievement of the Achieved EBITDA Earn-Out Payment or payment of the Achieved EBITDA Earn-Out Payment; provided, that subject solely to and without limitation of, the foregoing, the Parties understand and agree that the Buyer will have full management and operational authority to direct the businesses of the Transferred Entities following the Closing with respect to all matters, may at any time change the operations of the businesses of the Transferred Entities and may take any and all other actions (or fail to take any action) that the Buyer, in its judgment, shall deem advisable or in its best interest.

Part V. Additional EBITDA Earn-Out Matters

(a)            Seller’s right to the Achieved EBITDA Earn-Out Value is personal to Seller and shall not be transferable for any reason other than with the prior written consent of the Buyer. Any attempted transfer of Seller’s right to the Achieved EBITDA Earn-Out Value (other than with the Buyer’s prior written consent) shall be null and void and shall not be recognized by the Buyer or any of its Affiliates.

(b)            The Parties understand and agree that: (i) any amount that becomes payable to Seller pursuant to this Exhibit B, and Seller’s right to any such amounts, are an integral part of the aggregate consideration payable by the Buyer in connection with the Transactions and constitute consideration paid for the Purchased Equity; (ii) Seller’s right to receive any such amount that may become payable pursuant to this Exhibit B will not be represented by any form of certificate, is solely a contractual right, is not a security for purposes of any federal or state securities Laws and does not constitute an equity or ownership interest in the Parent or any of its Subsidiaries (including, for the avoidance of doubt, the Transferred Entities); (iii) neither Seller nor any other Person shall have any rights as a security holder of the Parent or any of its Subsidiaries (including, for the avoidance of doubt, the Transferred Entities) as a result of Seller’s right to receive any amounts that may become payable pursuant to this Exhibit B; (iv) nothing herein shall be deemed to be a guarantee by the Buyer that the operation of the businesses of the Transferred Entities following the Closing will result in any Actual EBITDA, Adjusted EBITDA or the payment of any Achieved EBITDA Earn-Out Payment; (v) the Achieved EBITDA Earn-Out Value is speculative and is subject to numerous uncertainties outside of the control of the Buyer; and (vi) the express provisions of this Exhibit B shall govern the contractual relationship of the Parties with respect to the Achieved EBITDA Earn-Out Value and no fiduciary or other similar duty or implied covenants, agreements and/or obligations with respect to the Achieved EBITDA Earn-Out Value will be owed to Seller or any other Person.

(c)            Notwithstanding anything to the contrary in this Exhibit B or in the Agreement, in no event shall the Buyer be required to pay the Achieved EBITDA Earn-Out Value on more than one occasion.

Exhibit B-6

Annex I

Illustrative EBITDA Calculation

[OMITTED]

Annex II

Product P&L 2024 Actuals

[OMITTED]

Annex III

Certain Definitions

[OMITTED]

EXHIBIT D

Retention Earn-Out

This Exhibit D sets forth the specific terms and conditions to be used in determining whether and to what extent a contingent earn-out payment will be made to Seller pursuant to this Agreement. Any such payment is contingent on the full satisfaction of the conditions set forth in this Exhibit D and there is no certainty that any payment will be made at any time hereunder.

Part I. Definitions

Defined terms used in this Exhibit D and not otherwise defined herein or in this Agreement shall have the meanings indicated below:

“Achieved Retention Earn-Out Value” means an amount equal to (a) $17,500,000 less (b) the Retention Earn-Out Adjustment Amount.

“Cause” means the occurrence of any of the following: (a) an act of deliberate dishonesty made by the Subject Employee in connection with the Subject Employee’s responsibilities as an employee of the Buyer; (b) the Subject Employee’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement, deliberate dishonesty or any other act of moral turpitude, or a material violation of federal or state law by the Subject Employee that the Buyer reasonably determines has had or will have a material detrimental effect on the Buyer’s reputation or business; (c) the Subject Employee’s gross or willful negligence or misconduct; (d) the Subject Employee’s willful and material unauthorized use or disclosure of any proprietary information or trade secrets of the Buyer or any other party to whom the Subject Employee owes an obligation of nondisclosure as a result of the Subject Employee’s relationship with the Buyer; (e) the Subject Employee’s willful breach of any material obligations under any written agreement or covenant with the Buyer, which, if capable of being cured, has not been fully and permanently remedied to the Buyer’s reasonable satisfaction within 30 business days after receiving written notice from the Company; (f) the Subject Employee’s continued substantial failure to perform the Subject Employee’s duties as an employee (other than as a result of the Subject Employee’s physical or mental incapacity) after the Subject Employee has received a written demand for performance that specifically sets forth the factual basis for the determination that the Subject Employee has not substantially performed the Subject Employee’s duties and has failed to cure such non-performance to the Buyer’s reasonable satisfaction within 30 business days after receiving such notice; (g) the Subject Employee’s breach of fiduciary duty to the Company; or (h) the Subject Employee’s deliberate disregard of the rules or policies of the Company, or breach of an employment or other agreement with the Company, which, if capable of being cured, has not been fully and permanently remedied to the Buyer’s reasonable satisfaction within 30 business days after receiving written notice from the Company. For purposes of this definition, no act or failure to act shall be considered willful unless it is done in bad faith and without reasonable intent that the act or failure to act was in the best interest of the Buyer or required by law. Any act, or failure to act, based upon authority or instructions given to the Subject Employee pursuant to a direct instruction from the Buyer’s chief executive officer or based on the advice of counsel for the Buyer will be conclusively presumed to be done or omitted to be done by the Subject Employee in good faith and in the best interest of the Buyer.

Exhibit D-1

“Cash Retention Earn-Out Payment” means an amount in cash equal to the difference of (a) the Achieved Retention Earn-Out Value minus (b) the Equity Retention Earn-Out Amount.

“CEO” has the meaning set forth on Annex I.

“CEO Adjustment Amount” means (a) if the CEO ceases to be employed by the Buyer or any of its Subsidiaries on or prior to the Retention Measurement Date other than as a result of the termination of the CEO by the Buyer without Cause or resignation by the CEO for Good Reason, the CEO Adjustment Figure and (b) otherwise, $0.

“CEO Adjustment Figure” has the meaning set forth on Annex II.

“Equity Retention Earn-Out Amount” means (a) in the event the Buyer timely delivers a Buyer Retention Earn-Out Allocation Statement, an amount equal to the product of (i) the Retention Equity Percentage set forth therein multiplied by (ii) the Achieved Retention Earn-Out Value and (b) in the event Buyer does not timely deliver a Buyer Retention Earn-Out Allocation Statement, an amount equal to $0.

“Equity Retention Earn-Out Shares” means a number of Buyer Shares (rounded down to the nearest whole share) equal to the quotient of (a) the Equity Retention Earn-Out Amount divided by (b) the Retention Earn-Out VWAP Reference Price.

“First Qualifying Key Employee” means the first Key Employee who ceases to be employed by the Buyer or any of its Subsidiaries on or prior to the Retention Measurement Date other than as a result of the termination of such Key Employee by Buyer without Cause or resignation by such Key Employee for Good Reason.

“Good Reason” means the occurrence of one or more of the following without the Subject Employee’s consent: (a) a material reduction in the Subject Employee’s base compensation, (b) any reduction in the Subject Employee’s base compensation prior to the date that is eighteen (18) months following the Closing, (c) a material reduction in the Subject Employee’s duties and responsibilities as they relate to the Business, (d) the Buyer’s material breach of any material obligations under any written agreement with the Subject Employee or (e) a relocation of the principal place at which the Subject Employee must perform services by more than 30 miles. In order to establish Good Reason, the Subject Employee must provide the Buyer with notice of the event giving rise to Good Reason within 30 days of the occurrence of such event, the event shall remain uncured 30 days thereafter and the Subject Employee must actually terminate services within 30 days following the end of such cure period.

“Key Employee” has the meaning set forth on Annex I.

“Key Employee Adjustment Amount” means (a) if all Key Employees remain employed by the Buyer or any of its Subsidiaries on the Retention Measurement Date, $0, (b) if all Key Employees remain employed by the Buyer or any of its Subsidiaries on the Retention Measurement Date other than one or both Qualifying Key Employees, $0.00, and (c) if neither Qualifying Key Employee remains employed by the Buyer or any of its Subsidiaries on or prior to the Retention Measurement Date, an amount equal to the product of (i) the Key Employee Adjustment Figure multiplied by (ii) the number of Key Employees (other than Qualifying Key Employees) who have ceased to be employed by the Buyer or any of its Subsidiaries on or prior to the Retention Measurement Date other than as a result of the termination of such Key Employee by Buyer without Cause or resignation by such Key Employee for Good Reason.

Exhibit D-2

“Key Employee Adjustment Figure” has the meaning set forth on Annex II.

“Qualifying Key Employee” means the First Qualifying Key Employee and the Second Qualifying Key Employee.

“Retention Earn-Out Adjustment Amount” means an amount equal to the sum of (a) the CEO Adjustment Amount plus (b) the Key Employee Adjustment Amount plus (c) the Specified Employee Adjustment Amount plus (d) the Transition Services Adjustment Amount.

“Retention Earn-Out Payment” means the Cash Retention Earn-Out Payment and the Equity Retention Earn-Out Shares payable to Seller pursuant to clause (b) of Part III of this Exhibit D.

“Retention Measurement Date” means the date that is eighteen (18) months following the Closing Date.

“Second Qualifying Key Employee” means the second Key Employee who ceases to be employed by the Buyer or any of its Subsidiaries on or prior to the Retention Measurement Date other than as a result of the termination of such Key Employee by Buyer without Cause or resignation by such Key Employee for Good Reason.

“Specified Employee” has the meaning set forth on Annex I.

“Specified Employee Adjustment Amount” means with respect to each Specified Employee who ceases to be employed by the Buyer or any of its Subsidiaries on or prior to the Retention Measurement Date other than as a result of the termination of such Specified Employee by Buyer without Cause or resignation by such Specified Employee for Good Reason, the Specified Employee Adjustment Figure.

“Specified Employee Adjustment Figure” has the meaning set forth on Annex II.

“Subject Employee” means a Key Employee, Specified Employee or the CEO, as applicable.

“Transition Services Adjustment Amount” means (a) in the event that Seller and its Affiliates are not in material compliance with their obligations under the terms of the Transition Services Agreement as of the Retention Measurement Date as determined in the Buyer’s good faith and reasonable discretion after complying with the dispute resolution provisions and other terms of the Transition Services Agreement, the TSA Adjustment Figure and (b) if Seller and its Affiliates are in material compliance with such obligations as of the Retention Measurement Date as determined in the Buyer’s good faith and reasonable discretion after complying with the dispute resolution provisions and other terms of the Transition Services Agreement, $0.

Exhibit D-3

“TSA Adjustment Figure” has the meaning set forth on Annex II.

Part II. Calculation of Achieved Retention Earn-Out Value; Buyer Retention Earn-Out Allocation Statement; Payment of the Achieved Retention Earn-Out Payment

(a)            Preparation of the Retention Earn-Out Statement. Within ten (10) days of the Retention Measurement Date, the Buyer will prepare and deliver to Seller a statement (the “Retention Earn-Out Statement”) (i) indicating for the CEO, each Specified Employee and each Key Employee, whether such Person remained employed by the Buyer or one of its Subsidiaries as of the Retention Measurement Date, (ii) indicating whether Seller and its Affiliates have fully performed and complied with their obligations under the Transition Services Agreement and (iii) setting forth the Buyer’s calculation of the Achieved Retention Earn-Out Value.

(b)            Buyer Earn-Out Retention Allocation Statement. No later than five (5) days prior to the Retention Measurement Date, the Buyer may deliver to Seller a written statement (the “Buyer Retention Earn-Out Allocation Statement”) pursuant to which the Buyer may elect to satisfy all or a portion of any Achieved Retention Earn-Out Value that becomes payable to Seller pursuant to this Exhibit D by the issuance of Buyer Shares. To the extent the Buyer elects to deliver a Buyer Retention Earn-Out Allocation Statement, such statement will be signed by an authorized officer of the Buyer and shall set out the portion (expressed as a percentage) of any Achieved Retention Earn-Out Value that becomes payable to Seller that the Buyer elects to satisfy by the issuance of Buyer Shares (such percentage, the “Retention Equity Percentage”). Following the timely delivery of a duly executed Buyer Retention Earn-Out Allocation Statement, the Buyer’s election and the Retention Equity Percentage included therein shall be binding for all purposes of this Exhibit D and the Agreement and irrevocable without Seller’s written consent.

(c)            Payment of the Achieved Retention Earn-Out Value. If the Achieved Retention Earn-Out Value is greater than $0, then Parent will promptly, and in any event within fifteen (15) Business Days following such final determination (i) pay (or cause to be paid) to Seller, by wire transfer of immediately available funds to the account or accounts designated in writing by Seller to the Buyer, an amount in cash equal to the Cash Retention Earn-Out Payment, if any, and (ii) issue (or cause to be issued) to Seller, a number of Buyer Shares equal to the Equity Retention Earn-Out Shares, if any, as applicable and as determined in accordance with this Exhibit D.

Part III. Additional Retention Earn-Out Matters

(a)            Seller’s right to the Achieved Retention Earn-Out Value is personal to Seller and shall not be transferable for any reason other than with the prior written consent of the Buyer. Any attempted transfer of Seller’s right to the Achieved Retention Earn-Out Value (other than with the Buyer’s prior written consent) shall be null and void and shall not be recognized by the Buyer or any of its Affiliates.

Exhibit D-4

(b)            The Parties understand and agree that: (i) any amount that becomes payable to Seller pursuant to this Exhibit D, and Seller’s right to any such amounts, are an integral part of the aggregate consideration payable by the Buyer in connection with the Transactions and constitute consideration paid for the Purchased Equity; (ii) Seller’s right to receive any such amount that may become payable pursuant to this Exhibit D will not be represented by any form of certificate, is solely a contractual right, is not a security for purposes of any federal or state securities Laws and does not constitute an equity or ownership interest in Parent or any of its Subsidiaries (including, for the avoidance of doubt, the Transferred Entities); (iii) neither Seller nor any other Person shall have any rights as a security holder of Parent or any of its Subsidiaries (including, for the avoidance of doubt, the Transferred Entities) as a result of Seller’s right to receive any amounts that may become payable pursuant to this Exhibit D; (iv) nothing herein shall be deemed to be a guarantee by the Buyer that the operation of the businesses of the Transferred Entities following the Closing will result in the payment of any Achieved Retention Earn-Out Payment; (v) the Achieved Retention Earn-Out Value is speculative and is subject to numerous uncertainties outside of the control of the Buyer; and (vi) the express provisions of this Exhibit D shall govern the contractual relationship of the Parties with respect to the Achieved Retention Earn-Out Value and no fiduciary or other similar duty or implied covenants, agreements and/or obligations with respect to the Achieved Retention Earn-Out Value will be owed to Seller or any other Person.

(c)            Notwithstanding anything to the contrary in this Exhibit D or in the Agreement, in no event shall the Buyer be required to pay the Achieved Retention Earn-Out Value on more than one occasion.

Exhibit D-5

Annex I

List of Certain Employees

[OMITTED]

Annex II

Certain Definitions

[OMITTED]

EXHIBIT I

FORM OF Restrictive Covenant AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT, dated as of [●], 2025 (this “Agreement”), is entered into by and between Joby Aviation, Inc., a Delaware corporation (the “Parent”), and Blade Air Mobility, Inc., a Delaware corporation (“Seller”, and, together with the Parent, the “Parties” and each individually a “Party”).

W I T N E S S E T H:

WHEREAS, the Parent, the Buyer and Seller are party to that certain Equity Purchase Agreement, dated as of August 1, 2025 (the “Purchase Agreement”), pursuant to which Seller will, on the terms and subject to the conditions set forth therein, sell, transfer, convey and deliver to the Buyer the Purchased Equity and the Buyer will accept and purchase the Purchased Equity and thereby acquire all the outstanding membership interests of the Transferred Subsidiary and the Business;

WHEREAS, the Parent and Seller mutually desire that the goodwill of the Business be acquired by the Buyer as part of the Equity Purchase and the other transactions contemplated by the Purchase Agreement and acknowledge that the Buyer’s failure to acquire the goodwill of the Business in accordance with the terms of, and subject to the conditions set forth in, the Purchase Agreement would have the effect of reducing the value of the Transferred Subsidiary and the Business;

WHEREAS, this Agreement is necessary to protect the Buyer’s legitimate interests as the acquirer of the Purchased Equity, and Seller understands and acknowledges that the execution and delivery of this Agreement by Seller is a material inducement of the Parent’s willingness to enter into the Purchase Agreement and is a material condition to the Parent consummating the transactions contemplated by the Purchase Agreement, including the Equity Purchase; and

WHEREAS, as a condition and material inducement to the Parent’s execution of the Purchase Agreement and consummation of the transactions contemplated thereby, including the Equity Purchase, and to preserve the value of the Business and assets being acquired by the Buyer pursuant to the Purchase Agreement, the Purchase Agreement contemplates, among other things, that Seller enter into this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.              Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement. In addition, when used herein, the following capitalized terms shall have the following meanings:

Exhibit I-1

(a)            “Competing Business” means each of the Jet Charter Business and the Short Distance Business.

(b)            “Covered Person” means any customer or client of the Business as of the Closing Date.

(c)            “Jet Charter Business” means the business of marketing pursuant to paid advertising in digital or print mediums for full fixed wing aircraft charters or offering, selling, promoting, marketing, planning, booking, brokering, coordinating or arranging seats available for purchase on a fixed wing aircraft (which shall exclude planes capable of landing and takeoff over water, which are referred to herein as “Sea Planes”), in each case, as conducted by the Business as of the Closing Date; provided that, for the avoidance of doubt, the “Jet Charter Business” shall expressly exclude (i) the Retained Business (including, for the avoidance of doubt, the transportation of medical staff, organs, patients and patient families in the course of operating the medical transport business of the Retained Business), (ii) the business of facilitating or providing air transportation for any purpose other than the transportation of passengers (including, without limitation, for medical evacuations, transporting cargo, combatting fires, surveillance, news gathering or any other similar purpose), and (iii) the business of selling aircraft capacity to other Persons or businesses engaged in the aviation industry, including marketing through an online marketplace or similar platform maintained or operated by a B2B technology company (including, for the avoidance of doubt, Avinode TripManager) or through a traditional aircraft leasing arrangement; provided, that during the term set forth in Section 2(b), Parent, with respect to the Business, shall receive a ten (10%) percent discount with respect to jet charter seats marketed directly by Seller or any of its controlled Affiliates through an online marketplace or similar platform maintained or operated by a B2B technology company (including, for the avoidance of doubt, Avinode TripManager), and (iv) ownership or use of, or rights or benefits arising under or relating to, the Excluded Assets, the Excluded Contracts, the Excluded Intellectual Property Rights and the Excluded Technology.

(d)            “Parent Group” means the Parent and any of its Subsidiaries or controlled Affiliates (including, after the Closing, the Transferred Subsidiary and its Subsidiaries).

(e)            “Short Distance Business” means the business of operating, offering, selling, promoting, marketing, planning, booking, brokering, coordinating and arranging for the air transportation of passengers using Sea Planes, helicopters or electric vertical takeoff and landing (“eVTOL”) aircrafts, in each case, as conducted by the Business as of the Closing Date; provided that, for the avoidance of doubt, the “Short Distance Business” shall exclude (i) the Retained Business (including, for the avoidance of doubt, the carriage or transportation of medical staff, organs, patients and patient families in the course of operating the medical transport business of the Retained Business), (ii) the business of facilitating or providing air transportation for any purpose other than the transportation of passengers (including, without limitation, for medical evacuations, combatting fires, surveillance, news gathering or any other similar purpose), and (iii) ownership or use of, or rights or benefits arising under or relating to, the Excluded Assets, the Excluded Contracts, the Excluded Intellectual Property Rights and the Excluded Technology.

(f)            “Significant Transaction” means any transaction or a series of related transactions, whether structured as a merger, sale of equity securities, sale of assets, recapitalization or otherwise, pursuant to which any Person(s) (each, a “Significant Investor”) (i) directly or indirectly acquire shares of capital stock of Seller that represent more than 50% of the equity interests of Seller, (ii) acquire or obtain, directly or indirectly, the power or right to direct or cause the direction of management or policies of Seller or its Subsidiaries or the Retained Business (whether through ownership of equity securities, by contract or otherwise) or (iii) directly or indirectly acquire all or substantially all of the assets of the Retained Business or Seller and its Subsidiaries on a consolidated basis.

Exhibit I-2

(g)            “Specified Employee” means any individual who is a Business Employee and employed by a Transferred Entity as of immediately prior to the Closing.

(h)            “Territory” means (i) the United States, (ii) the Principality of Monaco, (iii) the city of Nice, the commune of Saint-Tropez and the Provence-Alpes-Côte d'Azur in France, (iv) each and every state, province, city or other political subdivision throughout the world in which Seller or its Affiliates conducts the Business as of the Closing Date and (v) upon thirty (30) days’ prior written notice to Seller, any other country in which the Business begins to operate after the Closing Date.

2.              Noncompetition and Nonsolicitation Obligations of Seller.

(a)            During the period commencing on the Closing Date and ending on the eighth (8th) anniversary of the Closing Date, Seller will not, without the prior written consent of the Parent, and Seller will cause its controlled Affiliates not to: (i) engage, participate in or acquire or hold any interest in any Short Distance Business in the Territory; or (ii) be or become a member, stockholder, equityholder, owner, affiliate, salesperson, co-owner, investment partner, trustee, promoter, agent, representative, supplier, contractor, consultant, advisor or manager of or to, or participate in or facilitate the financing, operation, management or control of, any Person or business that engages or participates in a Short Distance Business in the Territory, in each case, subject to Section 2(c).

(b)            During the period commencing on the Closing Date and ending on the third (3rd) anniversary of the Closing Date, Seller will not, without the prior written consent of the Parent, and Seller will cause its controlled Affiliates not to: (i) engage or participate in or acquire or hold any interest in any Jet Charter Business in the Territory; or (ii) be or become a member, stockholder, equityholder, owner, affiliate, salesperson, co-owner, investment partner, trustee, promoter, agent, representative, supplier, contractor, consultant, advisor or manager of or to, or participate in or facilitate the financing, operation, management or control of, any Person or business that engages or participates in a Jet Charter Business in the Territory, in each case, subject to Section 2(c).

Exhibit I-3

(c)            Notwithstanding anything to the contrary, nothing in this Section 2 shall prohibit or restrict Seller or any of its controlled Affiliates from, directly or indirectly, (i) performing its obligations or taking any action permitted under the Purchase Agreement or any Ancillary Agreement, (ii) owning as a passive investment less than five percent (5%) of the outstanding shares of the capital stock of a publicly-traded company that is engaged in a Competing Business, (iii) owning as a passive investment an equity interest in a private debt or equity investment fund or vehicle (and any corresponding indirect interest in any portfolio company (as such term is customarily understood in the private equity industry) or investment of any such private debt or equity investment fund or vehicle) in which Seller does not have the ability to control or materially influence investment decisions or exercise any managerial control over such fund, (iv) acquiring or investing in (whether in any transaction or a series of related transactions, structured in any manner, including as a merger, sale of equity securities, sale of assets, recapitalization or otherwise) any Person or business that is engaged or participates in a Jet Charter Business and will continue to engage or participate in a Jet Charter Business after the consummation of such acquisition or investment; provided, that (x) such Person or business is not engaged or participating in a Short Distance Business, (y) the net revenue generated by Seller and its Subsidiaries, on a consolidated basis, in respect of the Jet Charter Business of such Person or business would not reasonably be expected to account for more than 20% of the aggregate net revenue of Seller and its Subsidiaries, on a consolidated basis, and (z) during the portion of the term set forth in Section 2(b) that remains after the date that is three (3) months after the consummation of such acquisition or investment, the acquired Person or business will not engage or participate in the Jet Charter Business, or (iv) engaging or participating in any business (including, for the avoidance of doubt, the Retained Business) other than the Competing Businesses. For the avoidance of doubt, nothing in this Agreement, including in this Section 2, shall (A) restrict, limit or prohibit the ability of Seller or any of its controlled Affiliates to transfer, sell, acquire, lease (whether as lessor or lessee) or sublease (whether as sublessor or sublessee) any aircraft to or from any Person or (B) restrict or limit, or be binding upon, any direct or indirect third-party acquiror or investor of the Retained Business (or any Affiliate, investment vehicle or portfolio company (as such term is customarily understood in the private equity industry) of any such acquiror or investor); provided, however, Seller and its controlled Affiliates shall remain subject to the obligations set forth in this Section 2 in accordance with the terms hereof.

(d)            During the period commencing on the Closing Date and ending on the third (3rd) anniversary of the Closing Date, Seller will not, without the prior written consent of the Parent, directly or indirectly, and Seller will cause its controlled Affiliates not to:

(i)            encourage, induce, attempt to induce, recruit or solicit any Specified Employee to leave his or her employment with any member of the Parent Group; provided, however, that nothing contained herein shall prohibit or restrict Seller or any of its controlled Affiliates from, directly or indirectly, placing general advertisements or conducting any other form of general solicitation (including via search firm engagements) that may be targeted to a particular geographic or technical area but that is not specifically targeted directly or indirectly towards Specified Employees;

(ii)            solicit business from any Covered Person, in each case, for the purpose of interfering with the relationship between such Covered Person and the Business by providing goods, products or services with respect to, or on behalf of, a Competing Business in the Territory (it being understood that the placement of general advertisements that may be targeted to a particular geographic or technical area, but which are not targeted directly towards a Covered Person, shall not be prohibited or restricted under, or deemed to be a breach of, this Section 2(d)(ii)); or

(iii)           encourage, induce, attempt to induce or solicit any Covered Person to cease doing business with any of the Transferred Entities (including the Transferred Subsidiary);

Exhibit I-4

provided, that, except as expressly set forth in Section 2(d)(ii) or Section 2(d)(iii), nothing in this Section 2(d) shall prohibit, restrict or otherwise limit the ability of the Retained Business or Seller or any of its controlled Affiliates from doing business with any Covered Person.

3.              Injunctive Relief; Availability of Other Remedies.

(a)            Each Party acknowledges that (i) the provisions in Section 2 are reasonable and necessary to protect the legitimate interests of the Parent and Seller, respectively, and (ii) any violation of Section 2 may result in irreparable injury to the Parent or Seller, as applicable, the exact amount of which may be difficult to ascertain, and that the remedies at law for any such violation may not be reasonable or provide adequate compensation to such Party for such a violation. Accordingly, each Party agrees that if such Party violates the provisions of Section 2, as applicable, in addition to any other remedy which may be available at law or in equity, the other Party shall be entitled to seek specific performance and injunctive relief, without posting a bond or other security, and without the necessity of proving the inadequacy of the available remedies at law.

(b)            The rights and remedies of each Party under this Agreement are not exclusive of or limited by any other rights or remedies that it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of each Party under this Agreement, and the obligations and liabilities of each Party under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, under laws relating to misappropriation of trade secrets, under other laws and common law requirements and under all applicable rules and regulations, in each case, solely to the extent applicable and subject to the terms and provisions set forth in the Purchase Agreement and the Ancillary Agreements.

(c)            Notwithstanding anything to the contrary in this Agreement, if the Purchase Agreement is terminated in accordance with its terms prior to the Closing, then this Agreement shall automatically and immediately terminate in full and be of no further force or effect.

4.              Severability; Judicial Modification.

(a)            The covenants and obligations of each Party set forth in this Agreement shall be construed as independent of any other covenant or obligation set forth in this Agreement. If any term or provision of this Agreement is held invalid, illegal or unenforceable by a court of a competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

(b)            If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable, in each case, to come as close as possible to expressing and giving effect to the original intention of the Parties with respect to the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to negotiate in good faith to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the original intent of the Parties with respect to the economic, business and other purposes of such invalid or unenforceable term.

Exhibit I-5

5.             Miscellaneous.

(a)            Adequacy of Consideration. Each Party acknowledges and agrees that the Parties’ entry into, and consummation of the transactions contemplated under, the Purchase Agreement provide for adequate consideration for the Parties to enter into this Agreement.

(b)            Entire Agreement. This Agreement and the Purchase Agreement and Ancillary Agreements embody the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties, or between any of them, with respect to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth in this Agreement, the Purchase Agreement or any of the other Ancillary Agreements.

(c)            Successors and Assigns; Third-Party Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, including any successor or acquirer of a Party, each of which shall assume the obligations of such Party hereunder, except as set forth in Section 2(e). None of the Parties may assign their respective rights or obligations hereunder (by operation of Law or otherwise) without the prior written consent of the other Party. Any attempted assignment in violation of this Section 5(c) shall be void. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(d)            Interpretation. Section 10.03 of the Purchase Agreement is incorporated herein by reference mutatis mutandis.

(e)            Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(i)            This Agreement and any claim arising from or relating to this Agreement, the transactions contemplated by this Agreement, any relief or remedies sought by any Parties, and the rights and obligations of the Parties hereunder shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the conflicts of Law provisions thereof that would cause the Laws of any other jurisdiction to apply.

(ii)            Each of the Parties irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, the United States District Court for the District of Delaware) in any action arising out of or relating to this Agreement or any of the matters contemplated hereby. Each of the Parties irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection it may now or hereafter have to the laying of venue of any action arising out of or relating to this Agreement in any such court. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action in any such court. Each of the Parties agrees not to bring any action arising out of or relating to this Agreement or any of the matters contemplated hereby other than in any such court. Each Party agrees that service of process upon such Party in any such action shall be effective if notice is given in accordance with Section 5(h).

Exhibit I-6

(iii)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 5(E).

(f)            Amendment and Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(g)            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more such counterparts have been signed by each Party and delivered (by facsimile, e-mail or other means of electronic transmission) by the other Parties.

(h)            Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered by hand, (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (iii) on the date sent by e-mail (with confirmation of transmission or no error message generated) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (iv) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid; provided, that any notices and other communications delivered pursuant to the foregoing clauses (i), (ii) and (iv) shall also be sent by e-mail. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 5(h)):

Exhibit I-7

if to Seller, to:

Blade Air Mobility, Inc.

31 Hudson Yards, 14th Floor

New York, NY 10001

Attention: Melissa Tomkiel; Legal Department

E-mail: melissa@blade.com; legal@blade.com

with a copy to:

Simpson Thacher & Bartlett LLP
2475 Hanover Street
Palo Alto, CA 94304
Attention: William B. Brentani; Mark Myott; Matthew Fisher
E-mail: wbrentani@stblaw.com; mark.myott@stblaw.com;

matthew.fisher@stblaw.com

if to the Parent, to:

Joby Aviation

333 Encinal Street

Santa Cruz, CA 95060

Attn: Legal Dept.

with a copy to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention:

E Mail:

[Remainder of Page Intentionally Left Blank]

Exhibit I-8

IN WITNESS WHEREOF, the Parties hereto have duly executed this Restrictive Covenant Agreement, effective as of the date first written above.

SELLER

BLADE AIR MOBILITY, INC.

By:

Name:

Title:

Signature Page to Restrictive Covenant Agreement

IN WITNESS WHEREOF, the Parties hereto have duly executed this Restrictive Covenant Agreement, effective as of the date first written above.

PARENT

JOBY AVIATION, INC.

By:

Name:

Title:

Signature Page to Restrictive Covenant Agreement

EXHIBIT K

FORM OF COMMERCIAL AGREEMENT

This COMMERCIAL AGREEMENT (this “Agreement”), dated as of [●], 2025 (the “Effective Date”), is entered into by and among (i) [●] (“Joby”), (ii) solely for purposes of Article IV, [●] (“Parent”) and (iii) [●] (“Seller”, and, together with Joby and Parent, the “Parties” and each individually a “Party”).

RECITALS

WHEREAS, reference is hereby made to that certain Equity Purchase Agreement, dated as of August 1, 2025, by and among Seller, Joby and each of the other parties thereto (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Purchase Agreement”); and

WHEREAS, in connection with, and immediately following the consummation of, the transactions contemplated by the Purchase Agreement, the Parties desire that certain services will be provided between the Seller Group and the Joby Group in accordance with the terms set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:

Section 1.1             Definitions. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Purchase Agreement. In addition, when used herein, the following capitalized terms shall have the following meanings:

(a)            “Applicable Payment Amount” has the meaning set forth on Annex I.

(b)            “Competing Service Provider” means any Person (other than the members of the Seller Group and any Affiliate of any member of the Seller Group) that engages in or provides Medical Transport Services.

(c)            “Customer Request” has the meaning set forth on Annex I.

(d)            “Excluded Operator” has the meaning set forth on Annex I.

(e)            “eVTOL Business” means the business of offering, selling, promoting, marketing, planning, booking, brokering, coordinating, operating or arranging the air transportation of passengers using electric vertical takeoff and landing (“eVTOL”) aircrafts, as may be conducted by the Joby Group from time to time after the date hereof.

Exhibit K-1

(f)            “Gross Profit Amount” means, with respect to a Medical Transport Service provided by or on behalf of a member of the Joby Group, the gross profit recognized by the Seller Group or the Retained Business from such Medical Transport Service, which shall be equal to the sum of (x) the then-current hourly rate charged by the Seller Group for the helicopter transportation of the applicable Seller customer, multiplied by the helicopter flight time actually billed to such customer in connection with such flight, minus (y) all Operation Costs.

(g)            “Joby Group” means, collectively, Joby and each of its controlled Affiliates.

(h)            “Medical Transport Service” means a helicopter flight arranged for the specific purpose of transporting any human organs, including those accompanied by medical professionals, in the Territory, in each case, in accordance with applicable Laws.

(i)            “Non-Participation Event” has the meaning set forth on Annex I.

(j)            “Notice Deadline” has the meaning set forth on Annex I.

(k)            “Operation Costs” means, with respect to a Medical Transport Service, all helicopter charter costs, all landing fees (whether such landing fees are billed by Joby, a third-party helicopter operator or directly by the infrastructure operator) and all other costs billed by third parties (excluding, for the avoidance of doubt, Joby and its Affiliates) and directly related to such Medical Transport Service (including, without limitation, fuel, crew costs, dispatch fees, navigation and ATC fees).

(l)            “Qualified Medical Transport Service Operator” means any Person that operates an aircraft in connection with the provision of any Medical Transport Service; provided that such Person (x) complies with the Qualified Medical Transport Requirements and (y) is legally permitted to provide such Medical Transport Service.

(m)            “Qualified Medical Transport Requirements” has the meaning set forth on Annex I.

(n)            “Service Notice Upper Limit” has the meaning set forth on Annex I.

(o)            “Service Prover Exceptions” has the meaning set forth on Annex I.

(p)            “Specified Period” has the meaning set forth on Annex I.

(q)            “Term” has the meaning set forth on Annex I.

(r)            “Territory” means (i) initially, any subdivision, state or region of the United States in which the Retained Business operates utilizing helicopters as of the Closing and (ii) upon thirty (30) days’ prior written notice to Seller at any date hereafter, any other subdivision, state or region of the United States in which the Business operates utilizing helicopters for Medical Transport Service after the Closing Date.

(s)            “Waiver Rights” has the meaning set forth on Annex I.

Exhibit K-2

ARTICLE II

Medical Transport Services

Section 2.1      During the Term, other than as permitted by this Article II, Seller shall not, and shall cause its controlled Affiliates not to, engage any Competing Service Provider for or in respect of, procure from or contract with any Competing Service Provider for or in respect of, the provision of a Medical Transport Service. Notwithstanding the foregoing, nothing in this Section 2.1 shall restrict or limit the ability of Seller or any of its controlled Affiliates to negotiate or contract with any operator or provider of helicopters (other than the Excluded Operator or, upon prior written notice to Seller, another dedicated provider of helicopters that provides Medical Transport Services), subject to compliance with Section 2.2 for the procurement of a specific trip.

Section 2.2      Prior to engagement in or procurement or provision of, or entry into a contract for the engagement, procurement or provision of, any individual Medical Transport Service (i.e., a specific flight), directly or indirectly, by or on behalf of any member of the Seller Group during the Term, Seller will deliver written notice (the “Service Notice”) to Joby and, subject to Section 2.6, any service provider designated by Joby in writing to act on its behalf at least ten (10) days in advance of the delivery of any such Service Notice (any such designated service provider, a “Service Designee”) setting forth (a) (i) a reasonably detailed description of the applicable Medical Transport Service, (ii) the contemplated air transportation route, including the designated pick-up location and designated drop-off location, (iii) the proposed pick-up time, (iv) the total number of passengers, (v) any applicable payment terms, including when any payment shall become due and payable and (vi) the hourly rate to be charged to the Seller customer for such transportation and Seller’s good faith estimate of the amount described in clause (x) of the definition of “Gross Profit Amount” based thereon and (b) an offer for the Joby Group to provide, or cause to be provided, the Medical Transport Service described in such Service Notice (the “Noticed Service”) in exchange for a cash payment equal to the Applicable Payment Amount for such Noticed Service (the foregoing items (a) and (b), the “Noticed Terms”).

Section 2.3      Upon the receipt of a Service Notice, Joby shall have the right, but not the obligation, to deliver (or to cause a Service Designee to deliver) to Seller a written (including via email) notice that contains the information required to be included therein pursuant to this Section 2.3 (a “Service Election Notice”) no later than the Notice Deadline. Such Service Election Notice shall include (i) a binding and irrevocable commitment on the part of Joby to use commercially reasonable efforts to perform, or cause to be performed, in all material respects the Noticed Service on the Noticed Terms and (ii) Joby’s calculation of the applicable Gross Profit Amount for such Noticed Service based upon Joby’s good faith estimate of each cost, expense and fee described in clause (y) of the definition of “Gross Profit Amount” and the Noticed Terms. Following the delivery of any such Service Election Notice, (A) Joby shall be required to provide, or cause to be provided (including via such Service Designee acting on its behalf), the Noticed Service in all material respects on the Noticed Terms and on such other terms as may be agreed in a writing executed by the Parties from time to time (together with the Noticed Terms and the terms required to be provided under Section 2.6, the “Service Terms”) and (B) Seller shall be obligated to pay, or cause to be paid, to Joby (A) all Operation Costs for such Medical Transport Service and (B) the Applicable Payment Amount for such Medical Transport Service. Subject to Seller’s Waiver Rights, any failure by Joby to deliver a Service Election Notice at or prior to the applicable Notice Deadline for a Service Notice shall constitute a waiver of Joby’s rights under this Article II with respect to the Noticed Service described in such Service Notice, but shall not affect Joby’s rights with respect to any future Service Notice.

Exhibit K-3

Section 2.4             Notwithstanding anything to the contrary in this Article II, Seller shall:

(a) not be required to deliver a Service Notice to Joby or any other Person or to take any actions pursuant to this Article II in connection with the provision of any Medical Transport Service if, at or immediately prior to such time when Seller seeks to arrange or provide or cause to be arranged or provided such Medical Transport Service: (i) on five (5) or more occasions in any three (3) month period, Joby has willfully and materially breached the Service Terms applicable to Medical Transport Services for which Joby has delivered a Service Election Notice, which (x) did not occur in the first ninety (90) days following the Closing, (y) have been noticed to Joby in a writing delivered by Seller not more than 30 days following each applicable Medical Transport Service and (z) were not the result of natural disasters or any pandemic, epidemic or any material worsening of such conditions, weather conditions (including hurricanes, tornadoes, floods, earthquakes and other weather-related events), cyberattacks or other force majeure events; (ii) a Service Notice Upper Limit Event has occurred; (iii)  a Non-Participation Event has occurred; (iv) a Governmental Authority of competent jurisdiction shall have enacted any applicable Law that is in effect or issued any Governmental Order which has become final and non-appealable and which, in either case, restrains, enjoins or otherwise prohibits delivery of such Service Notice pursuant to this Article II or the performance of such Medical Transport Service by Joby; or (v) a Customer Request has been received; provided, however, that in the event that Seller determines to refrain from delivering a Service Notice in reliance on clauses (i), (ii), (iii), (iv) or (v) above, Seller shall provide Joby with written notice thereof, which shall include a specific reference to such clause or clauses on which Seller is relying, promptly following such determination (and in no event less than two (2) Business Days following such determination); and

(b) be permitted to rely on the Service Provider Exceptions.

Section 2.5             In respect of any Medical Transport Service provided by or on behalf of Joby pursuant to a Service Election Notice, any amount required to be paid to by Seller to any Person in respect thereof shall be paid in accordance with the Service Terms.

Section 2.6             Joby shall not, and shall not permit any of the other members of the Joby Group or any other Person to, operate an aircraft on behalf of a member of the Joby Group in connection with the provision of any Medical Transport Service pursuant to this Article II, in each case, unless (a) with respect to any member of the Joby Group, the Joby Group shall (i) hold harmless and indemnify the Seller Indemnitees from and against, and shall compensate and reimburse the Seller Indemnitees for, any Losses which are suffered or incurred by any of the Seller Indemnitees or to which any of the Seller Indemnitees may otherwise become subject (regardless of whether or not such Losses relate to any third-party claim) and which arise from or as a result of, or in connection with, such member’s or its pilots’, personnel’s, employee’s, contractors’, agents’ or representatives’ negligence, willful misconduct or material breach in the provision of a Medical Transport Flight, and (ii) name the Seller Indemnitees as additional insureds under any applicable aircraft liability or applicable related insurance policies maintained by the Joby Group in respect of the provision of Medical Transport Flights, cause the Seller Indemnitees to be covered up to the maximum applicable limits of each such policy and cause a certificate of insurance for each such coverage to be issued to Seller, and/or (b) with respect to any other Person operating an aircraft on behalf of a member of the Joby Group hereunder, such Person is a Qualified Medical Transport Service Operator.

Exhibit K-4

Section 2.7             Seller may (a) terminate its obligations under Section 2.1 in the event of a serious incident occurring during or in respect of a Medical Transport Service provided by Joby pursuant to this Agreement which results in a fatality or mass casualty event and is finally determined, by the applicable regulatory agency of competent jurisdiction, to have been caused by negligence or willful misconduct on the part of Joby, and/or (b) upon written notice to Joby, request that the Joby Group not engage an operator that has been involved in a serious incident which results in a fatality or mass casualty event, and, from and after the delivery of such written notice, Joby shall not, and shall not permit any of the other members of the Joby Group to, engage such operator (or any of its Affiliates) to provide any services on behalf of any member of the Joby Group hereunder.

ARTICLE III

eVTOL Transactions

Section 3.1             eVTOL Business. Joby will use commercially reasonable efforts to notify Seller in writing prior to introducing an operational eVTOL Business in any geographic region in the U.S. Upon such written notice, the Parties shall reasonably cooperate with each other and negotiate in good faith to amend this Agreement or enter into one or more new commercial agreements providing Joby with a right of first refusal to provide the Retained Business air transportation using eVTOL aircraft for the specific purpose of transporting any human organs, including those accompanied by medical professionals, in any such geographic region provided that the economic and commercial terms and operational capabilities of the Joby Group are the same or better than those offered by other aircraft operators for aircrafts with similar capabilities, including conventionally powered aircrafts, which right will be structured to give the Seller Group volume-based service priority.

Section 3.2             eVTOL Transactions. In the event that any member of the Seller Group intends to, directly or indirectly, (i) lease or purchase or offer to lease or purchase any eVTOL aircraft, or (ii) enter into any contract or agreement for the purpose of effecting the transactions contemplated in the foregoing clause (i) (such transactions, “eVTOL Transactions”), and solely to the extent that Joby has an eVTOL aircraft available for sale or lease (as applicable) which is suitable for Seller’s purpose, Seller and Joby shall, for the Specified Period, negotiate in good faith and on an exclusive basis for the entry into an agreement providing for such eVTOL Transaction on economic and commercial terms and for operational capabilities of such aircraft are the same or better than those offered by other aircraft operators for aircrafts with similar capabilities, including conventionally powered aircrafts.

Exhibit K-5

ARTICLE IV

Non-Solicitation

Section 4.1            During the Term, Parent will not, without the prior written consent of Seller, and Parent will cause its controlled Affiliates (including, after the Closing, the Transferred Entities) not to:

(a)           encourage, induce, attempt to induce or solicit business from any customer or client of the Retained Business as of the Closing Date (collectively, the “Covered Customers”), in each case, for the purpose of interfering with the relationship between any such Covered Customer, on the one hand, and the Retained Business, on the other hand, by providing goods, products or services with respect to, or on behalf of, any business that competes with the Retained Business (it being understood that the placement of general advertisements that may be targeted to a particular geographic or technical area, but which are not targeted directly towards a Covered Customer, shall not be prohibited or restricted under, or deemed to be a breach of, this Section 4.1(a)); or

(b)           encourage, induce, attempt to induce or solicit any Covered Customer to cease doing business with the Retained Business or Seller or any of its Affiliates.

provided, that, except as expressly set forth in Section 4.1(a) or Section 4.1(b), nothing in this Agreement shall prohibit, restrict or otherwise limit the ability of Parent or any of its controlled Affiliates from doing business with any Covered Customer.

Section 4.2             Notwithstanding anything to the contrary, nothing in this Section 4 shall prohibit or restrict Parent or any of its controlled Affiliates from, directly or indirectly, (i) performing its obligations under the Purchase Agreement or any Ancillary Agreement, (ii) owning as a passive investment less than five percent (5%) of the outstanding shares of the capital stock of a publicly-traded company that competes with the Retained Business, or (iii) owning as a passive investment an equity interest in a private debt or equity investment fund or vehicle (or any portfolio company (as such term is customarily understood in the private equity industry) or investment of any such fund or vehicle) in which neither Joby nor any of its Affiliates has the ability to control or materially influence investment decisions or exercise any managerial control over such fund, vehicle, portfolio company or investment.

ARTICLE V

Miscellaneous

Section 5.1             Entire Agreement. This Agreement embodies the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the Parties, or between any of them, with respect to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth in this Agreement.

Exhibit K-6

Section 5.2             Successors and Assigns; Third-Party Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, including any successor or acquirer of a Party, each of which shall assume the obligations of such Party hereunder. None of the Parties may assign its rights or obligations hereunder (by operation of Law or otherwise) without the prior written consent of the other Parties; provided, for the avoidance of doubt, that the Joby Group may engage one or more subcontractors to perform any Medical Transport Service for which it becomes engaged pursuant to this Agreement, in each case, subject to the terms and conditions set forth in Article II. Any attempted assignment in violation of this Section 5.2 shall be void. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 5.3           Interpretation. Section 10.03 of the Purchase Agreement is incorporated herein by reference mutatis mutandis.

Section 5.4           Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement and any claim arising from or relating to this Agreement, the transactions contemplated by this Agreement, any relief or remedies sought by any Parties, and the rights and obligations of the Parties hereunder shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the conflicts of Law provisions thereof that would cause the Laws of any other jurisdiction to apply.

(b)           Each of the Parties irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, the United States District Court for the District of Delaware) in any action arising out of or relating to this Agreement or any of the matters contemplated hereby. Each of the Parties irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection it may now or hereafter have to the laying of venue of any action arising out of or relating to this Agreement in any such court. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action in any such court. Each of the Parties agrees not to bring any action arising out of or relating to this Agreement or any of the matters contemplated hereby other than in any such court. Each Party agrees that service of process upon such Party in any such action shall be effective if notice is given in accordance with Section 5.4(f).

(c)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 5.4(C).

Exhibit K-7

(d)           Amendment and Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(e)            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more such counterparts have been signed by each Party and delivered (by facsimile, e-mail or other means of electronic transmission) by the other Parties.

(f)            Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered by hand, (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (iii) on the date sent by e-mail (with confirmation of transmission or no error message generated) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (iv) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid; provided, that any notices and other communications delivered pursuant to the foregoing clauses (i), (ii) and (iv) shall also be sent by e-mail. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 5.4(f)):

if to Seller, to:

Blade Air Mobility, Inc.

31 Hudson Yards, 14th Floor

New York, NY 10001

Attention: Melissa Tomkiel; Legal Department

E-mail: melissa@blade.com; legal@blade.com

Exhibit K-8

with a copy to:

Simpson Thacher & Bartlett LLP
2475 Hanover Street
Palo Alto, CA 94304
Attention: William B. Brentani; Mark Myott; Matthew Fisher
E-mail: wbrentani@stblaw.com; mark.myott@stblaw.com;

matthew.fisher@stblaw.com

if to Joby, to:

Joby Aviation

333 Encinal Street

Santa Cruz, CA 95060

Attn: Legal Dept.

with a copy to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention:

E-mail:

[Remainder of Page Intentionally Left Blank]

Exhibit K-9

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the date first written above by their respective officers thereunder duly authorized.

Exhibit K-10

Annex I

Certain Definitions

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